Exhibit 3

Ministero dell'Economia e delle Finanze

ECONOMIC AND FINANCIAL DOCUMENT 2013

Section III **National Reform Programme**

Abridged version

Submitted by Prime Minister

Mario Monti

and Minister of the Economy and Finance

Vittorio Grilli

in agreement with the Minister for European Affairs

Enzo Moavero Milanesi

Adopted by the Cabinet on 10 April 2013

The Economic and Financial Document (EFD) is a key step of the economic-financial and budget planning cycle. It represents an opportunity to look to the past, but more importantly, to imagine the future of the country’s and economic budget policies from a European perspective.

This year, however, the preparation of the EFD comes at a particular time with reference to the political and institutional structure of our country. Following the general elections of 24 and 25 February, procedures are now under way for the formation of a new government. As provided by the Constitution and also recalled by the President of the Republic, Giorgio Napolitano, until a new government is appointed, the outgoing Government remains in office for current affairs and for the adoption of urgent economic measures.

The presentation of the Economic and Financial Document represents a requirement of Law 196 of 2009 (as amended by Law 39 of 2011), which the Government is required to fulfil for the country and for ensuring the compliance with the European Semester deadlines. In line with the ‘prorogatio’ phase, the outgoing Government cannot come up with future scenarios that imply legislative/policy decisions or the introduction of new, broad-based policies that have not already been agreed by Parliament. From an economic-financial perspective, the 2013 EFD assumes the objective of maintaining the balanced budget in structural terms during the reference period, as provided by the rules of the EU Stability and Growth Pact, as amended in November 2011, and confirmed by the Fiscal Compact, and as sanctioned by our Constitution. From the standpoint of structural reforms, the EFD summarises what has been done in the preceding months, and where appropriate, lists the initiatives still necessary for implementing the reforms already approved by Parliament.

The new government, once formed, will be able to integrate this framework by presenting an agenda of reforms, if considered appropriate, along with the related financial compatibility, so as to continue progressing toward the achievement of the Europe 2020 Strategy objectives.

Even in respecting these limits, the presentation of the EFD is a fundamental step, which allows for objectively reviewing the path of the reforms completed and for coming up with some indications about what is ahead.

First of all, the Stability Programme and the National Reform Programme provide a snapshot of the structural reforms and transformation that have had an intensity and a reach not always fully grasped in the day-to-day news.

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At the end of 2011, Italy became vulnerable to international market tensions due to its public finances and the conditions of the real economy. For over a decade, the economic and productive system had been experiencing a slow, but steady, decline, with flat growth rates and a progressive loss of competitiveness, due to the stagnation of productivity, an unfavourable business environment, and other structural weaknesses that hindered the adjustment to a more dynamic and competitive economic framework overall.

The experience of the so called ‘national solidarity Government’, supported in Parliament by a broad majority of the leading political parties, made it possible to move beyond an impasse that had lasted for years, and to undertake, in a relatively short time period, a programme of initiatives that led Italy out of the financial emergency and impacted all the key sectors of economic and social life of the country.

As proof thereof, the Government approved 45 laws and decree-laws converted by Parliament and 24 delegated decrees coming from delegated laws adopted by this Government or by preceding governments, as well as hundreds of implementation measures that have been adopted or are in the process of being finalised, as described in the various chapters of the National Reform Programme.

This action has above all led to the rebalancing of the public finances. In 2012, Italy brought its public deficit substantially back in line with the EU’s recommended level of 3 per cent or less of GDP. In addition, in 2013, Italy will achieve a balanced budget in structural terms, fulfilling a commitment undertaken in mid-2011 by the Italian government at the time. On this basis, the EU ECOFIN Council is poised to authorise, in the month of May, Italy’s exit from the excessive deficit procedure that was opened at the end of 2009. Italy achieved this result without having to ask for a delay in the deadline, as other countries have done. Nor did Italy have to ask for external financial assistance, conceivably from a group of three international authorities, with the consequence of losing a part of its sovereignty and its autonomy in deciding on the measures needed for emerging from the crisis.

The solidity of the adjustment achieved by Italy is reflected in the attitude of the international markets. The spread between interest rates on Italian government securities and German government securities is now around 300 basis points, after a peak of 574 reached in November 2011. In 2014, the primary surplus will be equal to approximately 4 per cent of GDP, thus ranking amongst the highest in the Euro Area. The fiscal consolidation has also been reinforced by rigorous action to contain and to rebalance public expenditure. The two phases of spending review will lead to savings of approximately €11.6 billion once the planned actions are implemented. After years of delays, the EU structural funds were utilised in line with the plans agreed with the Commission, thanks to targeted reshuffling within the Cohesion Action Plan and to careful management to speed up and achieve greater effectiveness of spending. Macroeconomic imbalances are being absorbed, while measures for ensuring a steady reduction of public debt have been put into place.

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An adjustment of this magnitude, realised in a short time, and within a context of economic weakness and recurring tensions on international markets, cannot occur without significant sacrifices and short-term economic and social consequences. Recent data show a contraction in the economy, a rise in unemployment, and social hardships. The recession that started in the second half of 2011 looks poised to continue in the first half of the current year. Without firm and credible reforms, it would have been impossible to stave off the spectre of financial collapse that was apparent in November 2011. And had action not been taken to tackle the structural weaknesses dragging the country down, the country would have been condemned to flat or negative growth again for many years to come.

The 2013 EFD shows that reforms can really change the course of the country’s economic development. EFD estimates indicate that the competitiveness and labour market reform already implemented will lead to additional cumulative GDP growth on the order of 1.6 and 3.9 percentage points in 2015 and 2020 respectively, and up to 6.9 percentage points with respect to the long-term baseline scenario. This will translate into potential growth for the country that is approximately one percentage point of GDP greater than what would have been possible without reforms. Such a change is the thrust that the country needs in order to accelerate its exit from a crisis that has lasted too long.

Data on future growth presented in the EFD were based on prudent assumptions. But the OECD’s and IMF’s quantitative studies on the macroeconomic effects of the reforms implemented in Italy indicate that such effects could be even greater than those estimated by the Government.

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Several conditions are nevertheless necessary in order to reap the benefits of the reforms and the sacrifices. First of all, there is a need to exploit the opportunities offered by a European framework that is currently more favourable to investments for growth and employment. In addressing the pressure exerted at European level, with the Government and Parliament on a united front, in March 2013, the European Council acknowledged the need for using all of the existing margins within the Stability and Growth Pact for making it possible to stimulate productive public investments in Member States with sound public finances. European Commission’s willingness to consider Italy’s one-off transaction to repay past-due commercial debts of the public administration is a step in this direction.

Compared with the most acute phase of the financial crisis in late 2011 and early 2012, when decisions had to be made without delay, it is now possible to lay out a more detailed strategy that combines sustainable reduction of excessive debt with reforms for removing structural barriers, stimulating productivity, and reinstating productive public investments. In this regard, in recent days, the Government has been able to authorise the payment of public administrations’ past-due commercial debts due to businesses. This measure will contribute not only to easing pre-existing critical situations, but also to injecting more than € 40 billion into the economy, thus reducing the pressure on firms in difficulty due to the credit crunch.

While capitalising on these opportunities, it will be nonetheless crucial to keep the guard up on the public-finance front. On the one hand, being part of the group of ‘virtuous’ countries is the necessary premise for making use of the leeway that is becoming available at a European level. On the other hand, the reduction of the debt, which is at an excessively high level, is the only road toward reducing interest costs and avoiding pressure from financial markets.

Only by staying in the preventive arm of the Stability and Growth Pact will it be possible to obtain the margins for completing the payment of PA’s past-due commercial debts beyond the resources already mobilised, and to introduce other initiatives, such as reducing taxation on earned income, providing incentives for stable and high-quality employment, or investing in education, research and innovation.

Finally, it is essential to confirm the reforms already in place. Italy is still far away from the objectives set within the framework of the Europe 2020 Strategy, especially with regard to employment, the support of research and development, and the reduction of poverty. Productivity trends are unacceptable. It is thus not the time to loosen the grip. If anything, it is necessary to speed up actions to avoid losing ground. There are no other recipes but reforms in order to get Italy back to growing competitiveness and productivity.

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The National Reform Programme does not contain, and could not contain this year, an agenda of priorities for the future. Instead, it provides an analysis of what has been done and of the preliminary results, indicating the areas of greatest need for future intervention. There is a need to continue with spending reviews, fight against tax evasion, and sell off public sector real estate, the last of which can ensure margins for high-priority policy measures while steadily reducing debt. The fiscal system needs to be reformed in order to make it less complicated and more growth-oriented, initiating as soon as possible a gradual reduction in fiscal pressure. Much remains to be done in the labour market in order to strengthen active labour policies, increase the participation rate of women and young people in the labour market, promote wage bargaining decentralisation, and reduce the burden of taxation. Training, research and innovation are the areas of weakness on which the efforts should be concentrated. The fight against poverty requires a specific effort and priority attention, albeit in view of limited resources. It is necessary to improve the regulatory environment for businesses, and thus, Italy’s attractiveness for investments from abroad, and the access to credit. In many areas, continuing and completing reforms already introduced is of essence so as to allow them to fully wield their economic effects. This is the case of the civil justice system, deregulation, the digital agenda, and the new system for start-ups. In other sectors, such as export subsidies, energy policy, and airport and tourism structures, the general strategies already approved will need to be translated into concrete actions.

Closing of the gap versus the Europe 2020 Strategy objectives is even more important at a time of political debate about the programme for the new legislature. The Stability and Growth Pact rules, the Europe 2020 Strategy objectives, and the Annual Growth Survey priorities are a reference framework that puts aside ideological options in favour of concrete actions that will make the difference for Italy’s economic growth, employment and stability. It is with this spirit that we present the Economic and Financial Document for 2013 to Parliament, the independent local entities, and social partners.

Mario Monti
President of the Council of Ministers

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TABLE OF CONTENTS

FOREWORD

I.	INTRODUCTION: A YEAR OF REFORMS	3

I.1	Italy and Europe along the same path	3
I.2	The crisis as an opportunity	4
I.3	Balance of the public accounts	4
I.4	A Public Administration closer to businesses and citizens	5
I.5	More support to businesses and a more favourable entrepreneurial environment	6
I.6	Southern Italy: an occasion for relaunching the economy	8
I.7	A grater impulse to the market	8
I.8	Research and innovation: businesses and digital households	9
I.9	More quality in the educational system	9
I.10	Legality and certainty of the law	10
I.11	A modern and competitive fiscal system	11
I.12	A more flexible and inclusive labour market	11
I.13	Keeping up the guard: monitoring	12

II.	MACROECONOMIC SCENARIO AND IMPACT OF REFORMS	13

II.1	Macroeconomic scenario	13
II.2	Growth and competitiveness in Europe and in Italy	17
II.3	The macroeconomic impact of the reforms	20
II.4	The financial impact of the 2013 NRP measures	27

III.	ITALY WITHIN THE EUROPEAN SEMESTER FRAMEWORK: SUMMARY OF ACTIONS	33

III.1	Responses to Council Recommendations	33
III.2	National targets for the Europe 2020 Strategy	62
III.3	Use of structural funds	78

IV.	ANALYSIS OF MACROECONOMIC IMBALANCES	83

IV.1	Italy’s status based on the Scoreboard indicators	83
IV.2	Analysis of macroeconomic imbalances and prospects	86

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FOREWORD

DESCRIPTION OF THE NRP’S NEW STRUCTURE

The structure of the National Reform Programme (NRP) has been significantly changed.

The first chapter provides a brief description of the reforms that the country adopted during the period of reference as provided by the European Semester. It represents an executive summary of the Government’s actions, and offers an overview of the reforms implemented, broken down by policy area.

The second chapter consists of two parts. The first part describes the macroeconomic framework outlined in greater detail in the Stability Programme; the second part contains an assessment of the macroeconomic impact of the reforms implemented.

The third chapter, divided into three sections, deals with the European Semester. It provides comments on the Country Specific Recommendations (CSR) and the Europe 2020 Strategy Targets, and it summarizes the results of the use of EU funds as well as the guidelines for the new planning phase.

The fourth chapter tackles the recent European procedure for the surveillance of macroeconomic imbalances (In-Depth Review) as defined by the European Commission in the Six-Pack.

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I.1	ITALY AND EUROPE ALONG THE SAME PATH

Italy has gone through a complex and decisive year. The many actions undertaken during this period are consistent with the country’s commitments at an international level: Euro Plus Pact, Europe 2020 Strategy, and the priorities set in the Annual Growth Survey.

Euro Plus Pact

The Euro Plus Pact (EPP) provides for stronger coordination of economic policies in order to improve competitiveness and augment the level of European convergence. The Member States have been called to undertake precise, binding commitments aimed at the achievement of four priority objectives:

•	n.1: Fostering competitiveness.

•	n.2: Fostering employment.

•	n.3: Improving the sustainability of the public finances.

•	n.4: Reinforcing financial stability.

Annual Growth Survey

The Annual Growth Survey (AGS) opens the European Semester and represents the starting point for the definition of the action priorities at a national and European level. The priorities set for 2013 as identified by the European Commission are the same as those for 2012, namely:

•	n.1: Pursuing differentiated, growth-friendly fiscal consolidation.

•	n.2: Restoring normal lending to the economy.

•	n.3: Promoting growth and competitiveness for today and tomorrow.

•	n.4: Tackling unemployment and the social consequences of the crisis.

•	n.5: Modernising Public Administration.

EU 2020 Targets

Furthermore, with a view toward smart, sustainable and inclusive growth, the Member States have committed to realising the Europe 2020 Strategy objectives as expressed in terms of European targets, stated at the national level.

Flagship Initiatives

Finally, in order to stimulate growth and employment and make it possible for the EU and Member States to achieve high levels of employment, productivity and social cohesion, the Strategy also entails seven Flagship Initiatives (FI) that outline a framework within which the EU and the national governments have to coordinate their efforts for achieving the Europe 2020 priorities. The seven initiatives are:

•	n.1: A digital agenda for Europe.

•	n.2: Innovation Union.

•	n.3: Youth on the move.

•	n.4: A resource-efficient Europe.

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•	n.5: An industrial policy for the globalisation era.

•	n.6: An agenda for new skills and jobs.

•	n.7: European platform against poverty.

I.2	THE CRISIS AS AN OPPORTUNITY

The Italian Government has dedicated an unparalleled effort with respect to the past, in tackling the urgent short-term problems caused by the crisis, and also in addressing the structural issues that drive the country’s economic well-being over the long term. Many structural reforms were put into place in order to stimulate competitiveness and growth, without losing sight of the objective of financial stability.

From emergency to change

The policy of fiscal rigour and reform has also yielded its fruits in terms of international credibility. On 14 March 2013, the European Council acknowledged the need for differentiated budget consolidation that will allow Italy to make use of limited manoeuvring room for actions to support growth and employment, in respect of financial stability, emphasising the urgency of settling the Public Administration’s past-due payables.

The main measures have regarded:

•	A plan for achieving structural budget balance moved up to 2013 and the introduction of the balanced-budget constraint in the Constitution.

•	A strategy for public-debt reduction to be implemented through the sale and value-enhancement of public assets.

•	A modern, comprehensive reform of the pension system that made Italy’s system one of the most sustainable in Europe.

•	Extraordinary measures for reducing both public expenditure and the administrative burden for businesses, thereby improving the entrepreneurial environment.

•	Urgent measures for the payment of the Public Administration (PA)’s past-due payables.

•	Reform of the labour market aimed at increasing flexibility and reducing segmentation.

•	A national development policy for entrepreneurship in favour of innovation and international expansion.

•	An efficient healthcare system closer to the needs of the public.

•	Better use of EU resources.

I.3	BALANCE OF THE PUBLIC ACCOUNTS

The Government’s primary objective has been that of guaranteeing the security of the public accounts in order to preserve financial stability.

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Sustainability of public finances EPP n.3

Reinforced budget law EPP n. 3

In order to ensure the irreversibility of the actions undertaken, the constraint of the structural balanced budget has been made part of the Constitution in line with the commitments undertaken with the Euro Plus Pact and the Fiscal Compact. In December 2012, Parliament also approved the ‘reinforced’ law, defining the rules for implementing the balanced budget. The Government then introduced a plan for steadily reducing the public debt through the maintenance of a primary surplus of 4 per cent of GDP from 2014 and thereafter.

Spending review AGS n. 1

As part of the fiscal consolidation programme, the Government enacted measures addressing on both the expenditure side (via the spending review), and the revenue side (through reform of taxation, real estate sales and the value-enhancement of public assets). The spending review took place in two phases and involved changes in the award of public contracts, the reduction of employees and senior managers in the public sector, the reorganisation of local government entities, and the rationalisation of expenditure in the education and healthcare sectors. The reduction of outlays was mainly focused on current expenditure, with an attempt made to keep the quality of the public services the same for citizens.

Even though the resources for the fiscal adjustment initially were derived from revenues, the measures implemented later considered the need for sustaining growth, on a basis compatible with the difficult budget situation. This entailed a shift in taxation to consumption and capital, to the advantage of business income and income from employment. Over time, such measures to increase revenues were replaced by lower public expenditure. In addition, the Government was significantly involved in reducing the unacceptable levels of tax avoidance and tax evasion.

Pension reform EPP n. 3 AGS n. 1

The pension reform entailed an increase in the eligible retirement age, in line with the other European Member States, putting Italy’s actual retirement age at the highest level in Europe.

I.4	A PUBLIC ADMINISTRATION CLOSER TO BUSINESSES AND CITIZENS

Transparency of the PA EPP n. 1 AGS n. 5

The Government’s actions were aimed at getting the Public Administration closer to the citizens, reinforcing the channels of communication, simplifying procedures, and accelerating timing. Thanks to digital technologies, the PA will involve citizens, civil society, and the productive system in a more effective and efficient public sector. More specifically, new measures aim to facilitate the public access to online services supplied by the PA, to make administrative data available in digital format, and to expand the use of dedicated, certified electronic mail. In the near future, communications between the different Public Administrations, as well as the PA and individuals, will occur exclusively through electronic means.

In order to ensure greater transparency and more timeliness, all procedures for the PA’s purchasing of goods and services, including the PA’s payments and the payments of public sector firms will have to occur exclusively through electronic means in the future.

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As evidence of the transparency of public management, the Government stepped in to reduce the costs of the political system at both a national and regional level. Various regulatory measures were also introduced against the corruption within the PA.

I.5	MORE SUPPORT TO BUSINESSES AND A MORE FAVOURABLE ENTREPRENEURIAL ENVIRONMENT

The Government has sought to inaugurate a new phase of growth, focusing attention on the entrepreneurial system and on the productive environment.

Productivity in Italy

Small- and medium-sized enterprises (SME) represent the backbone of Italy’s productive system, providing that system with dynamism and organisational flexibility. In order to strengthen this important pillar, the Government has enacted measures to facilitate the access to credit. The principal measures in this regard include: the refinancing of the Central Guarantee Fund for the next three years; the tax credit for investment in venture capital; and the ‘ Start-Up Fund’ and the ‘ National Fund for Innovation’, in support of innovative projects, including for internationalisation.

ACE EPP n. 1 AGS n. 3

The introduction of new instruments for companies without a financial rating is also an important development, as the instruments can be sold to qualified investors. The Government has also worked to encourage the recapitalisation of firms through the Aid to Economic Growth (ACE) initiatives, a tax break in favour of corporate recapitalisation.

The system of collective-loan guarantee consortiums (Confidi) has also been strengthened in order to improve the financial position of the SMEs, thus integrating the supporting activity of the State, Regions and other public entities.

Administrative charges EPP n. 1 AGS n. 3 FI n. 6

Administrative charges for businesses have been reduced with the elimination of ex-ante controls, limits, permits and licenses for innovative companies (start-up), and with the simplification of administrative charges for the SMEs.

The procedures for designing and building infrastructures have also been streamlined, while the incorporation of a limited liability company with reduced capital has been facilitated for young people under the age of 35.

Among the tax-related measures, it is worth noting both the tax-debt amortisation plan with increasing instalments and the introduction of the principle of paying value-added tax only upon its collection. Both of these actions have reduced businesses’ needs for liquidity.

Strategic infrastructures EPP n. 1 AGS n. 3 FI n. 5

Procedures for the approval of strategic infrastructure projects have also been accelerated and simplified, with the extension of the existing laws and regulations in relation to project financing. More specifically, it is now possible to finance the infrastructures through project bonds with favourable tax treatment. Infrastructures may also be financed through tax credits and value-added-tax exemptions.

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Initiatives for the building industry EPP n. 1 AGS n. 3 FI n. 5

Much has also been done for the building sector, which was hit the hardest by the current crisis. Construction firms may benefit from the offsetting of value-added-taxes payable with value-added-taxes receivable in the case of buildings remaining unsold. Households can deduct 50 per cent of the expenditures sustained for building restructuring work and 55 per cent of the expenditures for energy efficiency. In addition, a one-stop shop dedicated to the administrative practices for building was created.

PA payments AGS n. 5

As of January 2013, the payments between firms and the PA occur within 30 days (60 days in exceptional cases only), with Italy moving ahead of the deadline set by the European directive on the subject. At the start of April, the Government approved a decree-law that immediately allows the Public Administration (PA) to begin the payment of its past-due trade accounts. The measures, considered to be exceptional and urgent, are added to the actions already inaugurated in 2012, which are confirmed, in order to accelerate the payments and favour economic recovery. The decree approved has authorised immediately the payments of the Public Administration’s commercial transaction due to businesses, cooperatives and professionals for a total of € 40 billion, that will be paid out over the next 12 months, thereby favouring a rapid solution to the issue of past-due payments, through clear, simple and fast mechanisms.

National Energy Strategy AGS n. 3 FI n. 4

Italy’s high costs for energy are due to a particular energy mix. The ‘National Energy Strategy’ (NES), submitted for public consultation, plays a primary role in the development of the renewable sources in the country. The implementation of the NES will entail benefits in terms of economic growth and employment, primarily due to the recovery of competitiveness in those sectors with the highest intensity of electricity and gas. With regard to energy infrastructures, measures have been taken to simplify procedures for securing environmental permits in drilling and refining activities, and the clean-up of the contaminated sites, with the introduction of substitutive powers conferred to the Central Government in the case the Regions involved fail to come up with a shared decision.

Businesses internationalisation EPP n. 1 AGS n. 2 FI n. 5

In support of the business internationalisation, the Government has reorganised the Institute for Foreign Trade (ICE), making it into an agency for promoting and expanding the presence of Italian companies abroad. Moreover, the new contact point for attracting investment (Italy Desk) will act as a link between Italian businesses and potential foreign investors. Efficiency improvements have been made thanks to a unique customs information point so to allow for the book entry of all administrative formalities.

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I.6	SOUTHERN ITALY: AN OCCASION FOR RELAUNCHING THE ECONOMY

Measures to reduce disparity North-South FI n. 6

Southern Italy requires comprehensive actions in order to remove economic and social hurdles and to free up its productive force. For this reason, the Government has paid special attention to Southern Italy. The Government has introduced many policies in the area in order to stimulate employment, including, but not limited to, fiscal relief in favour of disadvantaged workers and incentives for the start-up of new businesses owned by young people.

Other funds have been set aside in order to stimulate research, especially to favour greater interaction between universities and businesses in southern Italy, and to encourage innovation.

Cohesion Action Plan FI n. 7 FI n. 5

Finally, the Cohesion Action Plan was successfully concluded with a total commitment of € 12 billion. At the end of 2012, the commitments taken for the use of European funds exceeded the national target by 5.5 per cent (37 per cent of the available resources). The financing for small and medium-sized businesses of the urban tax-free zones within the Convergence Objective Regions is provided through these funds.

I.7	A GREATER IMPULSE TO THE MARKET

Many measures have been undertaken to remove the obstacles to the opening of the market.

Transport Authority

A new independent authority was set up in the transport sector in order to ensure competition, to regulate market access and to monitor tariffs and quality standards.

Professional services AGS n. 3

Minimum tariffs for professional services were abolished. An increase was made in the number of pharmacies operating in Italy (an additional 5,000) and in the number of authorised notaries. Opening hours for retail shops and newsstands were deregulated.

In order to improve the efficiency and the transparency of the public healthcare system, the territorial assistance was reorganised, and new rules were introduced regarding the careers and professional status of physicians.

The governance for banks and insurance companies was reformed in order to ensure greater competition in the sector.

Energy sector AGS n.3 FI n. 5

With regard to competition in the energy sector, the Government enacted laws for a more open market through the separation of ownership between the gas transmission network operator, SNAM Rete Gas, and the energy supplier, ENI. In addition, more efficient rules were established for the allocation of natural gas storage services through a competitive auction scheme over the total available capacity. The fuel distribution service sector also saw an increase in competition, with petrol station owners allowed to purchase up to 50 per cent of their fuel freely from any producer or supplier.

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Water services sector

With reference to the water services sector, the Authority for Electricity and Gas was vested with regulatory powers, with particular reference to the definition of minimum service levels and the tariff-setting mechanism consistent with the rules set by EU laws and regulations on the subject.

I.8	RESEARCH AND INNOVATION: BUSINESSES AND DIGITAL HOUSEHOLDS

Digital Agenda EPP n. 1 AGS n. 3 FI n. 1

Public sector intervention can often favour economic growth. To ensure that such growth is long-lasting, it is important to invest in research and innovation. The Government committed to strengthening the tasks of the Italian Digital Agency in order to promote important strategic projects in relation to the implementation of Italian Digital Agenda. With a view toward reducing the digital divide, the preference has been given to investment in the creation of the broadband and ultra-broadband communications networks.

R&D FI n. 2

The Government has acted to promote research and development (R&D) and the innovation within Italian firms. In this regard, a Fund for Sustainable Growth was established, and is addressed to three main initiatives: (1) promotion of R&D and innovation projects, including through joint research centres; (2) reinforcement of the productive structure, especially in southern Italy; (3) promotion of the internationalisation of Italian firms and attraction of direct investment from abroad (including with the ICE’s support). With further regard to the aim of improving R&D, a total of 10 per cent of the Fund for Investments in the Scientific and Technological Research (FIRST) has been earmarked for researchers under the age of 40, and a tax credit has been established for the hiring of highly qualified workers to be kept employed for at least three years.

With the objective of encouraging innovation in healthcare, a healthcare documenting electronic file was instituted, while the process of substituting paper prescriptions with electronic ones has also been accelerated.

Finally, in line with the European ‘Horizon 2020’ programme, a plan is under discussion where research and innovation projects related to strategic issues are contemplated, with the aim of encouraging synergies between firms and research entities.

I.9	MORE QUALITY IN THE EDUCATIONAL SYSTEM

Youth unemployment in Italy

Looking ahead, young people play a crucial role for the country. Italy needs to invest in its talented young people, and thus, social and geographic mobility become the best allies, not only within the country, but also and more importantly, over the broader horizon of the labour market in Europe and worldwide. Whatever limits opportunities for young people translates into fewer social-mobility and growth opportunities for the entire country.

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Young people have been impacted by the more recent legislative initiatives aimed at improving the efficiency in teaching. The Government has put much effort into reinforcing the grading systems, launching a programme to modernise the entire educational system. An incentive scheme has been created for sustaining excellence in instruction at the secondary and post-secondary levels.

Educational system FI n. 3

Within the university system, the valuation-based incentive mechanism provided by the reform approved in 2011 was rigorously implemented. A website common to all universities was created in which exam results can be registered on a national basis. New funds were established for contributing to certain goals: increasing students’ basic skills and levels of knowledge; reducing dropout rates in areas with serious problems of social and cultural exclusion; and improving the knowledge of foreign languages. Finally, significant investments were made to improve school infrastructures.

I.10	LEGALITY AND CERTAINTY OF THE LAW

Communication between tax authorities and financial operators EPP n. 3 AGS n. 1

The fight against tax evasion has been a primary target of the Government’s action, which has mostly focused on increasing the level of spontaneous compliance with fiscal obligations. The initiatives have aimed at reducing the number of tax audits for those taxpayers complying with the law, at encouraging the use of debit/credit cards and accelerating the sharing of information among the various administrations, thus also improving the quality of the audits. Administrative formalities - a burden for individuals and businesses - have been seriously reduced, and communications sent to taxpayers have been simplified.

Based on a newly introduced obligation, banks and financial intermediaries are responsible for the periodical transmission to fiscal authorities of documentation pertaining to transactions through current accounts, including transactions of amounts above € 500 involving economic agents in tax havens (listed on the so-called ‘black list’). In addition, coordination has been increased among the operational units within the tax assessment and tax collection process, with the cross-checking of data included in various databases both at a national and regional level.

The civil justice reform AGS n. 5

The civil justice system has been reorganised. Special courts devoted to business affairs have been introduced in order to accelerate legal cases involving firms and business operators. New bankruptcy proceedings were designed in order to allow for better protection of businesses facing temporary insolvency, and for the resolution of cases of excessive indebtedness.

Measures were also introduced to reduce the time required for legal proceedings, including through the reorganisation of judicial districts and the introduction of sanctions and criteria for inadmissible appeals. With the aim of accelerating the proceedings, all administrative communications must be sent through certified electronic mail.

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I. INTRODUCTION: A YEAR OF REFORMS

I.11	A MODERN AND COMPETITIVE FISCAL SYSTEM

The Government began the reform of the fiscal system by shifting taxation from employment and income to consumption and real estate.

In order to cut taxation on income from employment, the ‘tax wedge’ was reduced through increasing deductions on the regional tax on productive activity (IRAP) starting in 2014. The deductions have been further increased for southern Italy. The tax deductions on income from employment for households have also been augmented as of 2013.

A fund for granting a tax credit for R&D was set up and is mainly addressed to SMEs; the fund is financed by resources earmarked for transfers and subsidies to businesses.

Firms and professionals with no employees and that have only a limited number of assets will be exempt from paying IRAP as from 2014.

Finally, the Government has introduced the Fund for Tax Reduction and the Fund for Productivity. The former fund aims to reduce fiscal pressure on income from employment and on households, and is functional to the relaunching of the country’s competitiveness and to the creation of new jobs. The latter fund has the purpose of encouraging higher productivity of businesses through measures such as the tax reduction on corporate income.

I.12	A MORE FLEXIBLE AND INCLUSIVE LABOUR MARKET

Labour market reform EPP n. 2 AGS n. 4 FI n. 6

Labour market mechanisms have been modernised, with a special focus on reducing the differences between those (the so called ‘insiders’) who get ample benefits in terms of job security, leave time, and unemployment insurance, and those (the so called ‘outsiders’) who have other forms of employment where such benefits are limited. The implementation of the reforms in this area had two objectives: (i) making the labour and social security system more efficient and more equitable, and (ii) sustaining the growth of productivity and overcoming the risks and uncertainties that discourage businesses from hiring.

The reform of the labour and social security system has been developed by considering budget constraints. On one hand, this reform expands the sphere of application of employment benefits to include younger workers, and on the other hand, it enhances the value of apprenticeships as the mechanism for entering the labour market. In so doing, the reform aims to facilitate the transition from education and training to work, laying out apprenticeship programmes that satisfy entrepreneurs and businesses in terms of qualifications and skills.

The labour market reform will be even more effective if the initiatives in terms of active policies (training, orientation, job services) and passive policies (social safety nets and various types of benefits) can be fully implemented.

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Specific measures have been planned for tackling the dualism of the labour market from a geographic perspective (segmentation between the northern and southern Regions). These include, for example, fiscal measures to support hiring (tax credits), with greater benefits for the Regions of southern Italy.

With the intention of augmenting flexibility, the Government has established, amongst other measures, greater safeguards for maternity and paternity leave, and new public services (such as professional training and orientation services) to help the unemployed get back to work.

Intergenerational Pact EPP n. 2 AGS n. 4 FI n. 3

An Intergenerational Pact was instituted so that companies can simultaneously offer part-time contracts to older workers, and apprenticeship or full-time contracts to younger people.

I.13	KEEPING UP THE GUARD: MONITORING

Implementation decrees monitoring

The Government has approved 45 laws and decree-laws converted into law and 24 delegated decrees derived from delegated law of the present or preceding governments (including the corruption-prevention law). Around one-third of the provisions contained in such laws (832) necessitates the adoption of implementation decrees by Public Administration: 227 have been adopted, 56 are subordinated to conditions or have been superseded by subsequent primary or secondary legislation, and 82 have already been defined in terms of their substantive content and are now at the Ministries that must express their consent thereto, or external institutions that must express an opinion thereon, or are awaiting transmittal to Parliament for the procurement of the related opinion. There are 84 decrees under development that have no expiration date provided by the law. Finally there are decrees that will be left to the next Government.

The eight main economic-financial reform laws of 2012 on which the Government’s activity was concentrated (‘Salva Italia’, ‘Cresci Italia’, ‘Semplifica Italia’, ‘Fiscal Simplification’, labour reform, ‘Development‘ 2.0’ decree, spending review I and spending review II) require 451 implementation decrees to be adopted by the Public Administration as secondary legislation. As of 15 February 2013, some 168 had been adopted, leaving another 283 to be adopted. The decrees not yet adopted can be subdivided as follows: 157 without a term set for adoption; 56 which, although not yet adopted, have nonetheless been defined by the appropriate administration; and 98 whose term for adoption has expired.

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II. MACROECONOMIC SCENARIO AND IMPACT OF THE REFORMS

II.1	MACROECONOMIC SCENARIO

The recession that began in the second half of 2011 dragged on for the entire year of 2012, producing a 2.4 per cent contraction of GDP, in line with the estimates published in September in the Update of the EFD. The trend of the economy was very weak in the final quarter of the year.

The tightening of conditions for accessing credit, accompanied by the inevitable fiscal adjustment, had an impact on domestic demand whose contribution to GDP growth was equal to -4.8 percentage points. The staying power of exports, accompanied by a reduction of imports, translated into a strong positive contribution of net demand from abroad (3 percentage points). In the meantime, the stocks of inventories continued to decline.

Based on the trend of the most recent year-on-year indicators, a new decrease in GDP is expected in the first half of 2013 (albeit of a lesser magnitude than in the final quarter of 2012); this will likely to be followed by a gradual recovery in the second half of the year. When also considering the dragging effect on the economy in 2013 (equal to -1.0 per cent), the growth estimates for the current year show a reduction of 1.3 per cent, differently from the 0.2 per cent reduction reported in the EFD Update of September 2012, but in line with the figures set out in the Report to Parliament dated 21 March 2013.

The forecast incorporates the effects of the measures providing for payment of the trade accounts of the Public Administration (PA). The injection of liquidity achieved via the acceleration of such payment should stimulate a more rapid recovery of GDP growth as early as the second half of 2013. The recovery should be more pronounced in 2014, with a growth rate equal to 1.3 per cent. The positive effects of paying the PA’s trade debts will also influence growth in 2015, which is estimated to increase by 1.5 per cent.

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TABLE II.1: MACROECONOMIC FRAMEWORK

	2012	2013	2014	2015	2016	2017
EXOGENOUS INTERNATIONAL VARIABLES
International trade	2.8	3.6	5.5	6.1	6.3	6.3
Oil price (FOB, Brent)	111.6	113.5	106.4	106.4	106.4	106.4
USD/EUR exchange rate	1.3	1.4	1.4	1.4	1.4	1.4
ITALY’S MACRO VARIABLES (VOLUMES)
GDP	-2.4	-1.3	1.3	1.5	1.3	1.4
Imports	-7.7	-0.3	4.7	4.4	4.1	3.8
Final national consumption	-3.9	-1.7	0.9	1.0	0.9	1.0
Household consumption	-4.3	-1.7	1.4	1.1	1.1	1.2
General government expenditure and NPISH	-2.9	-1.7	-0.4	0.7	0.3	0.1
Investment	-8.0	-2.6	4.1	3.2	2.6	2.4
- Machinery, equipment and other	-9.9	-3.0	5.1	4.4	3.8	3.4
- Construction	-6.2	-2.2	3.1	2.0	1.5	1.4
Exports	2.3	2.2	3.3	4.1	4.0	3.9
Memo item: current account balance, % of GDP	-0.6	0.1	-0.2	-0.1	-0.1	-0.1
CONTRIBUTION TO GDP GROWTH*
Net exports	3.0	0.7	-0.2	0.1	0.1	0.1
Inventories	-0.6	-0.1	0.1	0.1	0.0	0.0
Domestic demand, net of inventories	-4.8	-1.9	1.4	1.3	1.2	1.2
PRICES
Import deflator	3.1	0.7	1.7	1.8	1.7	1.9
Export deflator	1.9	1.2	2.1	2.1	1.9	1.9
GDP deflator	1.6	1.8	1.9	1.8	1.8	1.8
Nominal GDP	-0.8	0.5	3.2	3.3	3.2	3.2
Consumption deflator	2.8	2.0	2.0	1.9	1.8	1.8
Memo item: planned inflation	1.5	1.5	1.5	1.5
Memo item: HICP inflation, net of imported energy, % change**	3.0	2.0	1.8	2.1
LABOUR
Labour cost	1.0	1.0	1.2	1.5	1.6	1.6
Productivity (measured on GDP)	-1.3	-1.0	0.7	0.7	0.6	0.5
Unit labour cost (measured on GDP)	2.3	2.0	0.5	0.8	1.1	1.1
Employment (FTE)	-1.1	-0.3	0.6	0.8	0.7	0.8
Unemployment rate	10.7	11.6	11.8	11.6	11.4	10.9
Employment rate (15-64 years)	56.7	56.5	56.8	57.2	57.6	58.1
Memo item: nominal GDP

(in € mn)	1565916	1573233	1624012	1677735	1731311	1785918

*	Any inaccuracies are due to rounding.
**	Source: ISTAT.

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FOCUS

In the shadow of GDP: an evaluation of equitable and sustainable well-being

In recent years, there has been a pressing need for identifying a more comprehensive measure of well-being, in other words, a measure inclusive of more dimensions (not only economic and material factors, but also social and environmental factors)1. Italy has promoted an initiative for the measurement of ‘equitable and sustainable well-being’ (BES) which was inaugurated by ISTAT and the National Economic and Labour Council (CNEL) in 2010, whose first report was published in March 20132.

The project is aimed at developing a multi-dimensional approach to well-being, capable of integrating (i) the factors of inequality and disparity in the access to resources and (ii) the sustainability. The project identified 12 domains that contribute the most to characterizing the progress of Italian society: i) healthcare; ii) education and training; iii) reconciliation of work and family life; iv) economic well-being; v) social relations; vi) policy and institutions; vii) security; viii) subjective well-being; ix) landscapes and cultural heritage; x) environment; xi) research and innovation; xii) quality of services. In order to provide an idea of the complexity of each domain, the table below shows a selection of indicators among the most innovative or comprehensive for the 2010-2012 period, while reference should be made to the BES 2013 Report for a complete picture of the 12 domains.

Healthcare is an essential factor of individual well-being. It has consequences that impact all of the other domains of life over a person’s entire lifespan, changing prospects for individuals and often for their families. One summary indicator that allows for detecting important differences between genders is life expectancy at birth: even though women live longer than men, the quality of women’s lives diminishes first, as shown by the health-adjusted life expectancy indicator. Education and training have a fundamental role in supplying individuals with the knowledge, abilities and skills needed for actively participating in the life of society, but they are still excessively undervalued, particularly in the case of older people.

The labour domain also incorporates reconciliation with family life. Work is indeed the source of material support, but also of personal realization. Italy has a very high number of individuals who would willingly work, but who are no longer actively seeking employment or are discouraged, including in comparison with other European countries. Income and material resources are, for the most part, the instruments with which the individual manages to support his standard of living. An analysis of material well-being must take into account the value of the services supplied by public institutions which, in Italy, have aided the beneficiaries in coping with decreases in individual income.

The outfitting of infrastructures and the services available to the public are elements that concretely affect the quality of life and the opportunities offered by the community. In Italy, the households stating that they have great difficulty in accessing essential services are still numerous, with large differences seen from region to region. With reference to public utility services, the number of electric power interruptions without advance notice has remained stable on average in recent years. Given the infrastructure supply and notwithstanding the negative economic cycle, companies continue to innovate, contributing with research and technology to the well-being of the public at large.

The intensity of relationships and the social network of which the relationships are part are elements that influence individual well-being and form the human and social capital of a community. Looking at the dynamics of interpersonal commitment in recent years, it is possible to see a disconcerting decrease in the level of solidarity and cohesion, including with respect to national and local institutions. The reduced sense of solidarity and the economic and employment crisis have led to an increase in the rate of pick pocketing reported by the public.

[1]

Various initiatives have been launched at an international level, including the OECD’s Global Project, the Stiglitz, Sen, Fitoussi Commission’s report on the ‘Measurement of Economic Performance and Social Progress’, the European Commission’s ‘GDP and beyond’ initiative.

[2]	For additional information, see the initiative’s web site: http://www.misuredelbenessere.it/

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SELECTION OF 2013 BES INDICATORS

Domain	Indicator	2010	2011	2012
Healthcare	Life expectancy at birth
	Women, average number of years	84.3	84.5	—
	Men, average number of years	79.1	79.4	—

Education and training	Persons skilled in information technologies Percentage of persons skilled in information technologies	—	22.2	21.7

Work and reconciliation of work with family life	Rate of non-participation in the labour market Percentage of individuals unemployed and persons not active in the labour force	17.6	17.9	—
	Rate of employment of women with children Percentage of women employed with at least one child to the total of women employed	71.4	72.0	—

Material well-being	Adjusted average disposable income per capita Euros, per capita	20,970	21,207	—

Research and innovation	Rate of innovation of the productive system Percentage of firms that have innovated to total medium-/large-sized firms	50.3	—	—

Social relations	General level of trust Percentage of individuals who believe people are trustworthy	21.7	21.1	20.0

Policy and institutions	Confidence in local institutions Average rating for confidence in local government, 0-10 scale	—	—	4.0

Quality of services	Irregularities of electricity service
	Average number of interruptions per customer	2.4	2.4	2.3

Security	Rate of pick pocketing
	Number of pick pocketing incidents per 1,000 inhabitants	5.1	5.1	6.0

Environment	Important ecological sites
	Areas included in the Nature 2000 Network as a percentage of total national territory	20.6	21.0	21.2

Landscapes and cultural heritage	Public expenditure of municipalities for cultural heritage
	Euros, per inhabitant	10.5	—	—

Subjective well-being	Satisfaction with one’s own life Average rating of satisfaction with life, 0-10 scale	43.4	45.8	35.2

Source: ISTAT, BES 2013 Report

Description of the indicators. Life expectancy at birth: average number of years that a new-born can expect to live; Persons skilled in information technologies: Percentage of people who are at least 16 years old who know how to perform at least five transactions on a computer. Rate of non-participation in the labour market: the unemployed between the ages of 15 and 74 years (plus inactive individuals) who have not looked for work in the four preceding weeks, but who are available to work, as a percentage of the total potential and inactive work force between the ages of 15-74. Rate of employment of the women with children: rate of employment of women between the ages of 25 and 49 with at least one child between the ages of 0 and 5 measured against the rate of employment of women without children between the ages of 25 and 49 years. Adjusted average disposable income per capita: ratio between household disposable income (adjusted for the value of services in kind provided by public and non-profit institutions) and the total number of residents (in €). Rate of innovation of the productive system: the number of firms that have introduced technological (product and process), organisational and marketing innovations in the three-year period of reference as a percentage of the total number of the firms with at least 10 employees. General level of trust: percentage of people of at least 14 years old that believes that most people of age 14 or older are trustworthy. Confidence in local institutions: average rating of confidence in regional, provincial and municipal government, on a scale of 0-10, indicated by people of at least. Irregularities of electricity service: average number of electricity service interruptions (without advance notice and lasting for more than three minutes). Rate of pick pocketing: number of pick pocketing incidents per 1,000 inhabitants. Important ecological sites: sites included in the Nature 2000 Network (EU policy tool for conservation of biodiversity) as a percentage of total national territory. Public expenditure of municipalities for cultural heritage: current municipal public expenditure per capita in euros earmarked for the management of cultural heritage (museums, libraries and galleries). Satisfaction with one’s own life: percentage of people of at least 14 years old who have ranked their satisfaction with life at 8, 9 or 10 (on a scale of 0-10) to total number people of at least 14 years old.

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Human beings cannot be separated from the environment and its resources. In Italy, the areas of outstanding natural beauty and biodiversity conservation have increased to cover a total of 21 per cent of the national territory. On the other hand, Italy also stands out for the wealth and quality of its artistic, archaeological and architectural heritage. The safeguarding of the landscape is therefore a duty to which municipalities are dedicating increasing resources.

Finally, subjective well-being is a concept spanning all of the domains. In recent years, the number of people who declare that they are very satisfied with their life has diminished, but the balance of their lives continues to be generally positive on average.

II.2	GROWTH AND COMPETITIVENESS IN EUROPE AND IN ITALY

The medium-/long-term dynamics of the nation’s economic growth are analysed in reference to the indicators used in growth accounting which are prepared in accordance with the European methodology from the Lisbon Assessment Framework (LAF)3.

In terms of GDP per capita, Italy’s gap with the EU-15 countries in 2012 was almost nine percentage points. In comparison with other European countries, Italy’s lower level of labour productivity was not sufficiently offset by higher growth of the labour-market or demographic components. Italy continues to have an average number of hours worked per employee that is above the European average, whereas the participation of young people, women and older workers in the labour market is markedly lower than the European average. The gap with the EU-15 countries is also evident with respect to innovation factors, labour quality and specialization, the capital available per worker and, more in general, the efficiency of production. The low level of labour productivity represents a good summary measure of this gap.

The trend, however, does not seem to be improving. In the 2001-2012 period, Italy’s GDP growth continued to move away from the European average, with average annual growth almost one percentage point below the EU-15 average. The observed disparity is related to the negative trend of the rate of growth of labour productivity in Italy. The breakdown of the rate of growth of labour productivity shows that the contribution of technological progress to total factor productivity (TFP) decreased by almost one percentage point per year during the last decade, thereby constantly widening the gap with the EU-15 average. The reduction of total factor productivity partially reflects Italy’s specialization in low-/medium-technology products. On the positive side, Italy has aligned itself with the European average in the rate of annual growth of work quality.

[3]

The Lisbon Assessment Framework (LAF) methodology helps to identify the economic-policy priorities and the critical policy areas of the Member States, contributing to the definition of the ‘bottlenecks’ to be addressed in order to improve the position of each country within the EU-15 (Belgium, Denmark, Germany, Ireland, Greece, Spain, France, Italy, Luxembourg, Netherlands, Austria, Portugal, Finland, United Kingdom and Sweden).

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TABLE II.2: RELATIVE PERFORMANCE OF GDP COMPONENTS (VERSUS EU-15 AVERAGE) 2001 – 2012

	GDP breakdown scores		Absolute contribution
	Level	Growth	to annual growth
Demographic component	-6.0	-1.0	0.4
Fertility / native population	-10.0	-8.0	-0.1
Share of foreign population / net migration	-3.0	9.0	0.7
Share of working age population	-4.0	-10.0	-0.2
Labour market component	3.0	5.0	-0.2
Youth participation	-15.0	-21.0	-0.5
25-54 male participation	-17.0	-2.0	-0.2
25-54 female participation	-21.0	2.0	0.2
55-64 participation	-14.0	5.0	0.5
Unemployment rate	4.0	9.0	0.1
Average hours worked	12.0	3.0	-0.3
Labour productivity component	-8.0	-19.0	-0.1
Capital deepening	-3.0	-9.0	0.5
Total factor productivity	-5.0	-18.0	-1.0
Initial level of education of the workers (work quality)	-14.0	2.0	0.4
GDP per capita (level) / GDP (growth)	-8.0	-15.0	0.1

Note: The scores of each component are calculated as follows: 10 * (average benchmark indicator)/ standard deviation of the benchmark. The results indicate the level for the last year available and progress (changes). Therefore, a score of 10 means that the value of the indicator is one standard deviation higher than the average standard deviation of the benchmark. The indicator is considered underperforming if the aggregate score is less than -4. The benchmark is the EU-15.

Source: European Commission, LAF Database.

Looking at the demographic component, it is possible to note a contraction in the native population over the decade that is more than offset by the rate of growth of immigrant population. The rate of participation of young people in the labour market has declined annually by almost one-half percentage point, which is more than double European average. The limited presence of young people in the labour market is nonetheless flanked by growth in number of women and people of age 55 or over participating in the labour market.

The picture delineated by the LAF structural indicators suggests some policy areas that could be the focus of priority initiatives in order to revive growth. The analysis also allows for monitoring the impact of the policies put in place. In the area of labour policies, there continues to be significant room for action. The improvement seen in some areas (active policies, employment of women and the matching of labour demand and supply) is countered by other areas where there are still pronounced failings (wage bargaining and taxation). The effects of the recent labour reform are not yet incorporated in the indicators and will be evident only over time.

Instead, the measures introduced for making the product and capital markets more streamlined and more competitive will be more rapidly reflected in the policy indicators. Training, research and innovation remain areas of weakness for Italy, and require greater efforts for their improvement.

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TABLE II.3: ANALYSIS OF THE PERFORMANCE OF POLICY AREAS – 2012

Policy areas	Assessment based on LAF indicators with respect to EU-15
	Levels	Change
Labour market
Active labour policies	-4.0	2.0
Making work pay: interplay between tax and benefits systems	5.0	-3.0
Labour taxation to stimulate labour demand	-9.0	-8.0
Job protection and labour market segmentation	-2.0	0.0
Policies increasing working time	1.0	1.0
Specific labour supply measures for women	-6.0	5.0
Specific labour supply measures for older workers	-1.0	-4.0
Wage bargaining and wage setting policies	-12.0	-8.0
Immigration and integration policies	5.0	-7.0
Labour market mismatch and labour mobility	9.0	1.0
Product and capital market regulation
Policies for promoting competition	1.0	1.0
Sector specific regulation (telecommunications and energy)	1.0	4.0
Competitive environment - Regulatory barriers to entrepreneurship	-9.0	1.0
Business dynamics - Startup conditions	-4.0	-2.0
Financial markets and access to financing
Market integration - openness to trade and investment	-3.0	-1.0
Innovation and knowledge
R&D and innovation	-8.0	0.0
ICT	-3.0	-2.0
Education and lifelong learning	-3.0	-14.0

Note: The scores of each component are calculated as follows: 10 * (average benchmark indicator)/ standard deviation of the benchmark. The results indicate the level for the last year available and progress (changes). Therefore, a score of 10 means that the value of the indicator is one standard deviation higher than the average standard deviation of the benchmark. The indicator is considered underperforming if the aggregate score is less than -4. The benchmark is the EU-15.

Source: European Commission, LAF Database.

II.3	THE MACROECONOMIC IMPACT OF THE REFORMS

This chapter focuses on all of the measures approved after the enactment of the 2012 National Reform Programme, with the emphasis placed on their macroeconomic impact as estimated through quantitative models used at the Ministry of Economy and Finance (MEF).

The macroeconomic impact of the growth decrees4

The packet of measures contained in Decree-Law no. 83/2012 and Decree-Law no. 179/2012 includes various initiatives aimed at relaunching the growth and the efficiency of the economic system. More specifically, the assessment of the first decree’s macroeconomic impact on growth has been done with reference to a subset of the measures enacted5. For some measures, it was

[4]	The two decrees are respectively Decree-Law no. 83/2012 converted into Law no. 134/2012 and Decree-Law 179/2012 converted into Law no. 221/2012.
[5]

The assessment of the measures considered was done by jointly using the ITEM econometrics model and the QUEST III model developed by the European Commission and adapted specifically to the Italian economy’s characteristics.

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possible to use, for the purposes of the simulation, the impact on the public budget estimated by the technical report provided as an attachment to the decree, whereas for other measures, several technical assumptions were introduced6.

The measures for growth contained in the second decree in October and considered in the simulations include numerous initiatives aimed at making the Public Administration more efficient and at facilitating the access of individuals and businesses to administrative procedures. These are primarily measures oriented toward digitalization and innovation of the PA that will significantly change the way in which public services are supplied7.

The assessment of the impact of the measures was done with reference to the European Commission’s estimates of possible savings in relation to the EU’s introduction of electronic administrative procedures similar to those contemplated by the Italian legislation8. More specifically, in the simulation regarding the second decree, the variable used in the model for implementing the measures is represented by the firms’ overhead labour cost referring to time spent on administrative issues. Consistent with the assessments of the European Commission’s study, it was estimated that all of the measures adopted would lead to a 9.8 per cent reduction in overhead labour cost over a 5-year period.

When compared with the baseline scenario, all of the measures in both decrees would translate into a GDP increase of 0.3 per cent and 0.5 per cent in 2015 and 2020, respectively, and an increase in the long term that could reach 0.7 per cent (see Table II.4). The short-term impact of the measures on consumption and on investments is even greater, at 0.4 per cent and 0.6 per cent, respectively, in 2015, whereas over the medium term (2020), the impact would essentially be in line with that on GDP.

TABLE II.4: MACROECONOMIC EFFECTS of the ‘growth’ DECREES

(PERCENTAGE CHANGES WITH RESPECT TO THE BASELINE simulation)

	2015	2020	Long term
GDP	0.3	0.5	0.7
Consumption	0.4	0.5	0.5
Investments	0.6	0.5	0.6

Source: Analyses using ITEM and QUEST III - Italy (European Commission).

The macroeconomic impact of labour market reform

The labour market reform that became effect in July 2012 contemplates various measures that will affect flexibility in hiring and dismissal, promoting steps to stabilize employment relationships and the transition toward full-time employment contracts without expiration dates (i.e. permanent workers). In addition, the law provides for the reform of the social security system, in combination with the reinforcement of active labour policy measures.

[6]

More specifically, it was assumed that firms had easier access to credit, thereby reducing the value of the user’s cost of capital. An estimation of this reduction was preliminarily obtained with the ITEM model and corresponds to a decrease in the interest rate of approximately 10 basis points over a 7-year period (2013-2019). This interest rate reduction was then introduced into the QUEST III simulation.

[7]	The analysis of the macroeconomic impact of the reforms connected with this decree was done with the QUEST III model adapted to the Italian economy.
[8]

See European Commission, 2006, ‘i2010 eGovernment Action Plan: Accelerating eGovernment in Europe for the Benefit of All (Communication from the Commission to the Council, the European Parliament, the European Economic and Social Committee and the Committee of the Region)’, COM(2006) 173 final.

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Albeit with the caution needed due to the complexity of the reform and the difficulties in translating the reform measures into specific assumptions for a macroeconomic model, an effort was made to assess the reform’s impact on key economic variables through several simulation exercises9. It is worth noting that the analysis proposed here is consistent with the changes to the prevailing regulatory framework, and does not imply any assessment whatsoever about the efficiency or effectiveness of the measures contained in the reform which will be instead determined through monitoring.

FOCUS

Methodology for simulating the impact of labour reform

Three distinct transmission channels were considered through the IGEM model.

The first regards the measures for growing the flexibility of the labour market. The estimates of a recent European Commission study10 were used for translating the measures into specific assumptions within the model; such study evaluates the effects on employment of labour market reform designed to provide greater flexibility, along with policies to favour the segments of the work force penalized (young people, women and unskilled workers). On the basis of the results of the aforementioned study, the measures promoting flexibility in the labour market were incorporated into the IGEM simulations, with the projection of a 14-percentage point reduction in the wage mark-up to be realized over 10 years11.

The second transmission channel used regards the gradual increase in the rates of social-welfare contributions for more flexible types of employment contracts12, whose aim is not only to guarantee broader insurance coverage, but also to orient firms more toward the choice of stable contracts when hiring workers. Thus, an increase in the rates of social-welfare contributions was input to the model for apprentices, project workers and workers with fixed-term contracts. The new law provides for the following increases in social-welfare contributions: from 26 per cent to 33 per cent for project workers; an increase of 1.4 per cent workers with fixed-term contracts, and an increase of 1.3 per cent for apprentices. Such increases have been applied within the model by using a different weighting for project workers, workers with fixed-term contracts, and apprentices, against the total temporary workers, thereby giving rise to a weighted average increase of 1.9 percentage points.

[9]

The Italian General Equilibrium Model (IGEM) model was used for the simulations. This is a general economic equilibrium model developed by the Italian Department of the Treasury. (http://www.dt.mef.gov.it/it/analisi_planning_economic_financial/modellistica/igem.html).

[10]	Arpaia and Mourre, 2012. ‘Institutions and Performance in European Labour Markets: Taking a Fresh Look at Evidence’, Journal of Economic Surveys, vol. 26(1), 1-41.
[11]

The wage mark-up is a theoretical measure of the degree of labour market inefficiency. More specifically, it represents a sort of base salary annuity (competitive) in favour of workers, due to the imperfect competition of the market in which they work.

[12]

It is worth noting that the distinction between the various types of workers (in particular, that between temporary and stable workers) represents simplifying assumptions with respect to the much more complex mix of the employed provided by prevailing laws and regulations. This simplification is functional to the economic peculiarities of the macroeconomic model used. Indeed, in such model, the ‘temporary’ component is identified entirely as the workers not working full time, thus including all workers who have an employment relationship not governed by a full-time contract without expiration date (permanent workers).

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The structural changes brought about through these two channels will generate not only a change in employment in the long run (as shown by the number of hours worked overall), but also a change in the long run in the distribution of the hours worked by each type of worker category, with greater use of permanent work contracts. This change generated within the model was incorporated into a second stage of the simulation, with the structural parameter reflecting the ratio of temporary workers to total workers being reduced by one-half of one percentage point (in the model the shift in labour demand toward more stable contracts generates an increase in average labour productivity)13. Such reduction is applied gradually in the model over three years. When compared with the baseline scenario prior to the reform, these measures would generate additional GDP growth of 0.2 per cent in 2015, and a 0.1 per cent increase in employment. In the long term, the effects on GDP and employment would be equal to 0.8 per cent.

In order to capture the degree of uncertainty connected with such a broad and detailed structural reform, another simulation was done in which the third transmission channel, namely, the shift from the temporary to permanent labour component, was estimated on the basis of alternative criteria, while the two other channels used in the first simulation (i.e. the reduction of the wage mark-up and the increase in social-welfare contributions) were left unchanged. This alternative estimate of the shift of the temporary component of labour was obtained by using micro-data from ISTAT’s labour force survey and by assuming the percentage of workers having fixed-term contracts would fall by a percentage equal to that at which it had grown over the 2004-2012 period. The reduction is also partially due to the assumption of a decrease in the number of people who are working as alleged free-lance professionals or self-employed, a phenomenon that has become much more pronounced in the past 10 years14. Based on these assumptions, the number of permanent workers would increase by 2.5 percentage points, with a corresponding reduction of the number of temporary workers (workers employed with fixed-term contracts, project workers, apprentices, and pseudo-free lancers)15. This change in the mix of employment has been input to the model gradually over three years.

All of these measures would have a positive impact on GDP equal to 0.4 per cent in 2015, whereas employment would remain substantially unchanged over the same period. The more pronounced effects of the reform would be seen in 2020 when the shift with respect to GDP would average 1.0 per cent, while employment would rise by 0.9 per cent16. In the long term the shift with respect to the baseline scenario would be 1.4 per cent and 1.2 per cent, respectively, for GDP and employment.

Finally, a third criterion was considered in order to quantify the magnitude of the shift from the temporary component to the permanent component. More specifically, an initial estimate was made of the ratio between temporary workers to permanent workers, as considered ‘optimal’ by Italian firms17.

[13]

This assumption comes from the results of numerous empirical analyses (see, in particular, Boeri and Garibaldi, 2007, Two Tier Reforms of Employment Protection: A Honeymoon Effect? , ‘Economic Journal, vol. 117(521), 357-385.

[14]

This is an issue of workers who are formally “free-lance” but who are in reality subject to the conditions of subordinate workers with respect to their employers and are often denied basic employment rights.

[15]

Such increase was obtained by assuming that 50 per cent of the workers with fixed-term contracts would become unemployed at the contract expiration date, and that the remaining 50 per cent of the workers would be re-employed at the contract expiration date, however on the basis of permanent contracts.

[16]

It is worth noting that the results obtained are in line with the international experience of countries that have undertaken significant labour reforms (such as Germany in 2002), showing that rather lengthy periods of time are needed before the reforms manifest their full effects on GDP and on employment.

[17]

This ratio was estimated in a recent study by Caggese and Cuñat (2008) and adapted to the IGEM model’s calibrations (see Caggese-Cuñat, (2008). Financing Constraints ‘ and Fixed-term Employment Contracts‘ Economic Journal, vol. 118(533), 2013-2046.

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It was assumed that the labour market reform can push the firms to reach this optimal ratio, through the reduction of the weight of temporary workers and a parallel increase of the weight of permanent workers. This reduction, equal to seven percentage points, was gradually applied within the model over three years. In this case, too, the two other channels used in the first simulation (the reduction of the wage mark-up and the increase in social-welfare contributions) were left unchanged. Using this assumption, the total impact as of 2020 is equal to a 1.7 per cent increase in GDP and 1.4 per cent increase in employment, whereas the comparable figures for the long term are 2.5 per cent and 1.9 per cent, respectively.

In rounding out the analysis, a sensitivity test was done with respect to the magnitude of the change in the wage mark-up, with all of the other simulation assumptions being left unchanged. In this test, which is useful for checking the robustness of the estimates, it was assumed that the mark-up falls by more or less than 50 per cent of the reduction assumed in the simulations. When assuming a mark-up reduction of 7.0 percentage points, GDP increases by 0.3 per cent in 2015, while employment remains unchanged with respect to the baseline scenario. In 2020, the increase in GDP could reach 0.8 per cent, while employment could rise by 0.6 per cent. Instead, when assuming a mark-up reduction of 21.0 percentage points, the positive changes in GDP and employment in 2015 would be 0.4 per cent and 0.2 per cent, respectively, when compared with the baseline scenario; in 2020, GDP would be 1.2 per cent higher and employment, 1.1 per cent higher, when compared with the baseline scenario

Table II.5 shows the magnitude of the changes in relation to each of the transmission channels used in the simulations of the model.

TABLE II.5: ASSUMPTIONS OF REFORM SCENARIOS IN IGEM AND THE MAGNITUDE OF CHANGES

	IGEM	Assumptions
Change	Variable	1	2	3	4	5
Reduction of the portion of the temporary workers with respect to permanent workers	Shift in percentages	0.5 p.p.	2.5 p.p.	7.0 p.p.	2.5 p.p.
Reduction of the wage mark-up of permanent workers	Wage mark- up		14.0 p.p.		7.0 p.p.	21 p.p.
Increase weighted average rate of social-welfare contributions for temporary workers (workers with fixed-term contracts, project workers and apprentices)	Social- welfare contributions for temporary employees			1.9 p.p.

Source: MEF analyses with the IGEM model.

Considering the scenarios described above, the table below shows a possible range of values of the impact of the labour market reform with respect to the macroeconomic variables.

TABLE II.6: EFFECTS OF LABOUR MARKET REFORM

(AVERAGE PERCENTAGE SHIFTS WITH RESPECT TO BASELINE simulation)

	2015	2020	Long term
GDP	0.2 -0.6	0.5 -1.7	0.8 -2.5
Consumption	0.5 -1.8	0.7 -2.0	1.1 -3.1
Investments	-0.3 -0.0	0.2 -1.4	0.7 -2.1
Employment	-0.2 -0.1	0.6 -1.4	0.8 -1.9

Source: MEF analyses with the IGEM model.

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As shown by Table II.6, the labour reform measures, when considered altogether, have a positive impact on GDP from the first years of the simulation. This short-term effect is the consequence of increased consumption and increased productivity attributable to the increase in permanent workers. Such workers, in going from a condition of temporary to permanent employment, increase their consumption, taking advantage of the positive change in their income and generating an average increase in labour productivity. It is actually as a consequence of this last effect and of the increased costs of employment sustained by firms as a result of the stabilization of temporary workers that employment shows a rather flat trend in the near term. However, in the medium/long term, the impact on GDP and employment is of a similar magnitude.

2012 structural measures: total impact on growth

Table II.7 summarizes the macroeconomic impact of all of the structural reforms undertaken by Government in 2012 in order to promote growth. Their overall effect on GDP comes from the results of the simulations illustrated previously along with the simulations documented in the previous NRP18. In 2015, the GDP would be 1.6 percentage points higher than in the baseline scenario. This shift would be equal to 3.9 percentage points in 2020, and would then climb to 6.9 percentage points in the long term.

TABLE II.7: MACROECONOMIC EFFECTS of the 2012 REFORMS

(GDP - AVERAGE PERCENTAGE SHIFTS WITH RESPECT TO BASELINE simulation)

	2015	2020	Long term
Deregulation and simplification	0.9	2.4	4.8
Growth Decrees 1 and 2	0.3	0.5	0.7
Labour reform	0.4	1.0	1.4
Total	1.6	3.9	6.9

Source: MEF analyses using the ITEM, QUEST III - Italy (European Commission) and IGEM models.

[18]	In the case of labour reform, the central value of the range of the estimated effects in the three different scenarios has been reported for each aggregate.

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FOCUS

2012 structural measures: impact on potential GDP

The impact of the structural reforms on the rate of potential growth over the medium term (until 2025) is evidenced through a counterfactual analysis.

First, the production function methodology agreed at a European level was applied to the macroeconomic framework assumed as the reference. A potential GDP growth rate was derived from this scenario for the 2012-2017 period 19.

The rate of potential GDP growth of the base scenario is approximately 0.1 per cent for the 2012-2017 period, and thus reflects the low levels registered in recent years (the value estimated for 2012 is actually negative). In the long term, the values approach 1.0 per cent, partly due to greater participation in the labour market. It is noted that the GDP long-term growth rate corresponds to its potential value.

In order to make the analysis conservative, the macro framework (and thus the underlying potential GDP) incorporates only part of the impact of the reforms estimated in the table above. It can be assumed, in order to maintain consistency in the means of representing the scenarios, that the projections of potential GDP after 2017 done with the EU methodology, will underestimate the effect of the reforms by an equal amount.

In order to evidence the full effect of the reforms on potential growth, two alternative scenarios were defined. The first, unlike the reference scenario, includes the entire impact of the reforms, whereas the second excludes any structural reform introduced in 2012. In cumulative terms, the shift between the two alternatives scenarios coincides with the values set out in Table II.7.

The analysis presented is useful in showing that the GDP growth rates could be higher than those set out in the reference scenario.

RATE OF POTENTIAL GROWTH AND IMPACT OF THE STRUCTURAL REFORMS (in %)

[19]

For the years from 2018 to 2025, the potential growth rate for the two scenarios was derived based on the convergence assumptions (agreed at a European level) for several variables that are part of the calculation of potential GDP (rate of structural unemployment (NAWRU), capital stock and participation rate). See the Stability Programme for details.

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An evaluation of Italy’s reforms by the OECD and the International Monetary Fund

The OECD the International Monetary Fund (IMF) recently conducted quantitative studies about the macroeconomic effects of Italy’s structural reforms20.

In a first recent study, the OECD evaluates the progress of the Italian economy on the basis of updates of the Product Market Regulation (PMR) Index, referring to the competitiveness of the product market, and the Employment Legislation Protection (EPL) Index referring to the competitiveness of the labour market. The results of this analysis suggest that the reforms implemented from 2008 to 2012 could grow GDP by 5.5 per cent after 10 years. In a second study, which examines the potential of the structural reforms implemented in Italy in the last two years, the OECD shows that such initiatives could generate GDP growth of up to 4.0 percentage points in 10 years.

The IMF quantifies the potential effects of structural reforms with a high degree of intensity, assuming the closure of one-half of the competitiveness gap between Italy and the more virtuous European countries with respect to both the product and labour markets21. If a reform of this scope were to be activated in the product market, GDP could rise by 4.4 per cent after five years and by 8.3 per cent in the long term. In the labour market, instead, the growth of GDP could reach 1.1 per cent after five years and 1.8 per cent in the long term. Altogether, the aggregate of the measures considered would put GDP above the baseline scenario by 5.7 per cent after five years and by 10.5 per cent in the long term.

II.4	THE FINANCIAL IMPACT OF THE 2013 NRP MEASURES

The 2013 National Reform Programme identifies 10 policy areas for the aggregation of new initiatives22 developed from measures in effect as of April 2012. Such measures also include provisions referring to measures already implemented in previous years, reported as a regulatory or financial update of the 2012 NRP and/or the 2011 NRP23. The financial effects are evaluated in terms of higher/lower revenues and higher/lower expenditures for both the State Budget and the Public Administrations, and are quantified with reference to the related balances.

As in the case of preceding publications, the results of the 2013 analysis of impact on the State Budget are reported by macro area24.

[20]

For the OECD, see: ‘2013 Economic Survey – Italy, Economic Department, Economic and Development Review Committee’ and ‘2012, Better Policies Series – Italy – Reviving growth and productivity’. For the IMF, see: Lusine Lusinyan and Dirk Muir, 2013. ‘Assessing the Macroeconomic Impact of Structural Reforms. The case of Italy’, IMF Working Paper, 13/22.

[21]

A similar analysis was presented in the 2012 NRP with reference to the reforms related to the product market. The estimates indicated a potential GDP growth rate of 1.9 per cent in the first four years, and 5 per cent in 2020.

[22]

More specifically: public-expenditure containment and efficiency; federalism; administrative efficiency; the product market and competition; employment and pensions; innovation and human capital; business support; financial system; energy and environment; and infrastructure and development.

[23]	This section does not include any analysis of the regulatory and financial updates of measures related to the 2012 and 2011 NRPs.
[24]

This is basically due to the importance of the central administrations in the definition and implementation of the measures. In addition, Table II.8 does not include ‘federalism’ since the new measures regard legislative bills whose legislative process was not concluded in the XVI legislature.

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The effort begun in 2011 to contain the expenditure of the central administrations (the Ministries, in particular) was continued in 2012, with approximately €5.5 billion of cuts in terms of net balance to be financed over the 2013-2015 period, as identified in the Spending Review Decree and 2013 Stability Law25. Added to such cuts are various measures providing for the reduction of expenditure ordered with respect to: territorial entities (part of which will be achieved through the reorganization of entities, agencies and various organizational units); non-territorial public entities (in particular, pension and social service entities); the healthcare sector; the PA work force; and the procurement of goods and services. Altogether, these measures provide for lowering the expenditures of the State Budget by approximately €23.4 billion in 2013-2015 and by more than €7.1 billion per year, starting in 2016 (Table II.8). Most of the expenditure reduction comes from the territorial entities (more than 50 per cent) and from the streamlining and reduction of healthcare expenditure (more than 36 per cent). In terms of the PA’s net borrowing, the impact will be more than €30 billion overall for the 2013-2015 period, especially due to the different means for booking the financial effects of some measures26.

In addition to the substantial savings required of them, the public administrations have undertaken significant innovative activity27 designed to reduce the weight of the bureaucracy and to increase efficiency. For example, it is worth noting the strong emphasis placed on digitalization in certain key areas, such as the healthcare, justice, and educational systems. Most of the measures have no public finance effect, others contemplate work on innovation and IT infrastructure, and entail charges: for example, the implementation of the provisions planned for the digital justice system will entail higher expenditures of approximately €10 million in 2013 and €5 million as from 201428.

The agenda of reforms in relation to ‘product market and competition’ is linked to administrative efficiency: the reform activity inaugurated with the ‘Cresci Italia’ and ‘Semplifica Italia’ decrees was continued in 2012, with another two decrees referring to the nation’s growth29 that were more focused in defining the simplification and deregulation measures. This is the case, for example, with the simplification measures provided for the construction sector, the pharmaceutical sector, network contracts, and the deregulation of the natural gas market. Other measures will encourage competition in various spheres, including the wholesale supply of petroleum products for haulage (fuel exchange) and the exercise of unregulated professions. These are regulatory provisions without any public-finance effects, with the sole exception of the new rules for managing business crises (€8.8 million in terms of lower revenues, starting from 2013).

[25]	As from 2016, more than €1.8 billion.
[26]	This explanation applies to most of the differences detected in the assessment of the impact of the measures on the two public finance balances.
[27]

Through the numerous provisions contained in Decree-Laws no. 83, 95, 158 and 179 of 2012 and the 2013 Stability Law. In this policy area, measures are also in favour of human capital: more specifically, the resources provided by the Stability Law for university scholarships.

[28]

Administrative efficiency is also being addressed through other significant measures without any impact on public finance, especially with regard to the prevention and suppression of corruption and misconduct, and the full transparency of administrative actions (including appointments to executive positions and related powers, as well as the means for using specific public resources).

[29]	Decree-Law no. 83 and Decree-Law no. 179 of 2012.

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TABLE II.8: FINANCIAL IMPACT FINANCIAL OF THE 2013 NRP MEASURES (in € mn)*

	2012	2013	2014	2015	2016	2017
Public expenditure containment
Higher expenditures	0.0	588.0	0.0	0.0	0.0	0.0
Higher revenues	30.0	1,971.7	2,250.9	2,325.9	1,988.2	1,988.2
Lower expenditures	0.0	7,391.3	7,906.1	8,098.1	7,135.8	7,100.8
Lower revenues	0.0	562.4	586.4	568.4	568.4	562.4

Administrative efficiency
Higher expenditures	0.0	10.0	0.0	0.0	0.0	0.0

Infrastructure and development
Higher expenditures	70.0	320.0	70.0	70.0	70.0	70.0
Lower revenues	4.2	4.2	4.2	4.2	4.2	4.2

Product market, competition and administrative efficiency
Lower revenues	0.0	8.8	8.8	8.8	8.8	8.8

Work and pensions
Higher expenditures	0.0	3,492.0	4,266.0	3,877.0	3,831.0	3,422.0
Higher revenues	0.0	988.0	1,554.0	1,800.0	1,800.0	1,400.0
Lower revenues	0.0	940.8	1,349.1	1,205.7	0.0	0.0

Innovation and human capital
Higher expenditures	0.0	278.6	169.4	109.4	108.1	108.1

Business support
Higher expenditures	0.0	667.3	453.0	506.9	496.7	496.7
Lower revenues	0.0	77.3	149.5	120.7	120.7	111.6
Higher revenues	0.0	0.0	0.0	32.8	0.0	28.4

Energy and environment
Higher expenditures	0.0	0.2	5.2	10.2	10.0	10.0

Financial system
Higher expenditures	0.0	1,617.0	0.0	0.0	0.0	0.0
Lower revenues	0.0	10.8	7.9	9.4	11.0	12.6

* The financial updates of the 2011 NRP and 2012 NRP measures are excluded.

Source: State General Accounting Department analyses of technical reports and of information supplied by the ministries involved.

Some 11 of the 23 measures in the area of ‘employment and pensions’ are contained in the ‘Fornero Law’ (Law no. 92/2012): the regulatory measures that govern contracts, simplify labour disputes and promote professional training do not entail any financial effects. The most significant effects come from the provisions for the new social safety nets referring to cases of involuntary unemployment. In addition to the ‘Fornero Law’, two other measures should be noted, neither of which entails charges to the public budgets: the first relates to the fight against undeclared work, while the second concerns the blue card to facilitate the entry of highly qualified foreign workers30.

Unlike the 2012 NRP and the 2011 NRP, the ‘work and pensions’ policy area includes measures this year with reference to (i) welfare (in favour of the households, the promotion of the socio-educational services, the destitute and the homeless) entailing lesser revenues of approximately €3.5 billion over the three-year period of reference and increases of €575 million in appropriations to funds for social policies and the non-self-sufficient for 2013; and (ii) the promotion of equal opportunities, both in terms of rebalancing representation by gender and supporting parental leave; these measures entail higher services charges and non-cash contributions in the amount of €78 million per year for the 2013-2015 period.

The recovery from the recession at the end of 2011 has helped to make ‘business support’ a central part of the reform agenda, with measures aimed at: curbing the credit crunch31; reordering the rules for the reconversion and

[30]	Legislative Decree no. 109 and Legislative Decree no. 108 of 2012, respectively.
[31]	Decree-Law 29/2012.

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requalification of industrial areas stricken by crisis; encouraging development of direct investment from abroad32; revising and implementing rules regarding the certification and offsetting of the receivables claimed by suppliers of goods and services to the public administrations, under supply contracts and tenders; and promoting sustainable growth within the framework of development of a new vision of entrepreneurship33. While such measures have no impact on the public finances, there are other business-support measures in different sectors (in particular, tourism, farming, haulage, publishing and construction) concentrated in 2013 that will entail more than €676 million between higher expenditures and lower revenues. Similarly, the measures in favour of innovative startups, a key part of the ‘Growth 2.0’ Decree34, will entail lost revenues35 (approximately €339 million in the 2013-2017 period), and higher expenditures (€38/40 million per year starting from 2013). The fiscal measures (for digital intellectual property, for merchants, artists and professionals, and for tax-free urban zones) and the related charges round out the range of business support measures.

The ‘financial system’ area includes significant initiatives: specific measures, such as the MEF’s underwriting of the new financial instruments issued by Banca Monte dei Paschi di Siena S.p.A.36; and broader measures, such as the recapitalization of the collective-loan guarantee consortiums (Confidi), the rules for penalties for short-selling and credit default swaps, the new provisions amending the Consolidated Public Debt Act. Most of the measures in this macro area do not entail charges, except for the loss of revenue (approximately €52 million in the 2013-2017 period) resulting from new financing instruments for businesses (commercial paper) and for Italy’s participation in the EIB share capital increase (€1,617 million of higher expenditures in the capital account for 2013).

The measures for ‘energy and environment’ are quite varied, ranging from the National Energy Strategy, to integrated waste management, and urban park space. The most significant charges are those associated with the appointment of the regulatory body for implementing urgent redevelopment measures for the City of Taranto (Decree-Law no. 207/2012) and for the implementation of programmes for the continuous monitoring of the environmental status of marine waters. The activity of implementing measures undertaken by the Government in past years in relation to the trading of greenhouse gas emissions and their reduction also continued in 2012.

The Government’s action in support of the development of the country’s infrastructure has also continued, particularly in order to encourage the involvement of private capital, for example with measures on tax exemptions and on project bonds. Alongside these measures are new initiatives aimed at favouring ports, transportation services and the national plan for cities.

The national plan for cities is aimed at the redevelopment of rundown urban areas, and provides for possible investment of resources of more than €3.7 billion, or 11 per cent of the total value of the financing of the planned

[32]	Most of the measures included in this macro area are provided in the decrees law on growth (Decree-Law no. 83 and Decree-Law no. 179 of 2012) and in the Stability Law.
[33]	Fund for Sustainable Growth referenced in Article 23 of Decree-Law no. 83/2012.
[34]	Decree-Law 179/2012.
[35]	Arising, for example, from the 12-month extension of the so-call ‘carryover’ period for losses, as well as from various investment incentives for startups.
[36]	With a net impact of €2 billion on the State Sector borrowing requirement.

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measures (more than €34.3 billion for the 2009-2017 period) as summarized in Table II.9. In comparison with last year, the resources available (approved by the Interministerial Economic Planning Committee (CIPE)37, Trans-European transport networks (TEN-T) funds and private resources) reflect an increase of approximately 35 per cent.

Most of the resources are assigned to road- and highway-connection works (approximately €13 billion, or 37.6 per cent of the total during the period of reference). The second axis of infrastructure development is represented by cross-border rail links, which mainly benefit from TEN-T resources and require a financial commitment of approximately €8.5 billion from 2009 to 2017.

TABLE II.9: CHARGES FOR INFRASTRUCTURE AND TRANSPORT (in € mn)

PROJECTS	2009- 2012-	2013	2014	2015	2016	2017	Total	Other public resources *	Private resources	TOTAL	Weight of invest- ments (in %)
Public works	0.0	0.0	114.0	616.0	528.0	544.5	1,802.5	0.0	0.0	1,802.5	5.2
Local public transport	1,240.3	219.0	167.0	7.3	35.3	0.0	1,668.9	196.0	700.0	2,564.9	7.5
Southern Italy plan	2,523.0	0.0	0.0	0.0	0.0	0.0	2,523.0	0.0	0.0	2,523.0	7.3
Plan for cities	10.0	24.0	40.0	50.0	50.0	50.0	224.0	1,625.5	1,898.0	3,747.5	10.9
Road and highway connections	3,097.8	120.0	129.1	80.0	45.3	0.0	3,472.2	7,420.0	2,030.0	12,922.2	37.6
Port hubs and other	624.2	11.1	0.0	0.0	48.9	0.0	684.2	0.0	77.0	761.2	2.2
Railway sector	2,194.6	742.5	730.3	1,118.0	633.5	150.0	5,568.9	2,588.4	338.0	8,495.2	24.7
Cross-border links	2,139.0	742.5	730.3	1,118.0	633.5	150.0	5,513.2	2,588.4	338.0	8,439.6	—
Railways	55.6	0.0	0.0	0.0	0.0	0.0	55.6	—	—	—	—
Other projects	1,524.9	0.0	0.0	0.0	0.0	0.0	1,524.9	0.0	0.0	1,524.9	4.4
Public construction	417.3	0.0	0.0	0.0	0.0	0.0	417.3	—	—	—	—
Regional water supply network	297.6	0.0	0.0	0.0	0.0	0.0	297.6	—	—	—	—
Access to airport hubs	210.0	0.0	0.0	0.0	0.0	0.0	210.0	—	—	—	—
MOSE (9th tranche)	600.0	0.0	0.0	0.0	0.0	0.0	600.0	—	—	—	—
TOTAL	11,214.9	2,641.5	1,180.4	1,871.3	1,341.0	744.5	17,468.6	11,829.9	5,043.0	34,341.5	100.0

* Funds for the TransEuropean Transport Network (TEN-T) programme and other public resources.

Source: State General Accounting Department analyses using data compiled by the Infrastructure and Transport Ministry.

[37]	The reference is to CIPE resolutions published in the Official Gazette of the Republic of Italy.

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III.1 RESPONSES TO RECOMMENDATIONS

This chapter outlines the measures that have been adopted in Italy to respond to the European Council’s recommendations.

DEBT REDUCTION

RECOMMENDATION 1. Implement the budgetary strategy as planned, and ensure that the excessive deficit is corrected in 2012. Ensure the planned structural primary surpluses so as to put the debt-to-GDP ratio on a declining path by 2013. Ensure adequate progress towards the MTO, while meeting the expenditure benchmark and making sufficient progress towards compliance with the debt reduction benchmark.

In 2012, the Government committed itself to pursuing a public-spending reduction and fiscal consolidation strategy. This commitment will allow Italy to achieve a balanced budget in structural terms by 2013 and run a surplus of over 4 per cent of GDP starting in 20151. The debt reduction measures include:

•

Enhancing the value of and divesting State assets. In July 2012, the Government submitted a plan to enhance the value of and divest state-owned real estate and privatise state-owned companies. Once it becomes fully operational, this extraordinary multy-year plan will raise resources equal to at least 1 percentage point of GDP a year over the next five years, to be mainly allocated to the Fund for the amortization of public debt. The rest will be used to finance public investment and to reduce the stock of Public Administration arrears in commercial transactions between businesses.

•

Sale of shareholdings. The Fund also benefitted from revenues from sales of state shareholdings in FINTECNA, SACE and SIMEST, sold to CDP (for a total of €7.9 billion already paid to CDP in 2012). Other receipts for reducing the debt are expected to flow in as of 2016 from a share of proceeds from CO2 emission permits auctions and from private donations.

•

Mutual funds. It has been envisaged that the Ministry of the Economy and Finance shall set up an asset management company whose task will be to set up mutual funds for the following purposes: i) participating in closed real-estate funds (so-called ‘fund of funds’) promoted by government agencies or local authorities or in which government agencies or local authorities have a stake; ii) enhancing the value of and selling state-owned real estate that is

[1]	For more on this topic, see the Stability Programme.

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not used for institutional purposes, or property owned by local authorities (also coming from transfers of ownership under the so-called federalism related to state – owned property), by companies controlled by the State or owned by public bodies and by the State; iii) enhancing the value of and divesting real estate currently used by the Ministry of Defense that is no longer necessary to perform institutional functions. After consulting Agenzia del Demanio (the State Property Office ) a first ministerial decree concerning 20 buildings has been issued to that effect.

•

The digital platform. The State Property Office has set up a digital platform used to manage all the stages of competitive sale procedures (from the notification of public auction to awarding)[2]. This platform offers a whole series of advantages as it simplifies the ways in which auctions are managed, making sale procedures more transparent and efficient.

•

Redevelopment of state property. As part of this plan, the State Property Office, together with the Ministry for Cultural Heritage and Activities, has started the ‘Valore Paese’ project for finding new uses for unused buildings owned by the state or by general government bodies (also including local authorities). The project was designed bearing in mind the nature and value of real estate, as well as its potential for development, and identifies possibilities to increase the economic and social value of state property, through its redevelopment for tourism, accomodation, business as well as residential purposes. The first operational projects called ‘Valore Paese-Affidiamo Valore’ and ‘Valore Paese-Dimore’ have been started.

•

Cassa Depositi e Prestiti. CDP also plays an active consultative role providing support to local authorities in their efforts to enhance the value of state-owned real estate. In addition to helping individual authorities in taking a census and appraising real estate, CDP also participates in enhancing the value of property. The tools at its disposal are the FIV Plus - Fondo Investimenti per la Valorizzazione (Investment Fund for Value Enhancement), and VOL – Valorizzazione On Line (On Line Value Enhancement).

•

Issuance of state bonds. The Ministry of the Economy and Finance has extended the range of bonds it issues, by introducing the new ‘BTP Italia’ in March 2012. As of 2013, new issuances of state bonds will be subject to the collective action clause (CAC), as required by the Treaty on the European Stability Mechanism.

[2]	It may be accessed from the following link http://demanio.asteimmobili.it or from Agenzia del Demanio’s home page www.agenziademanio.it

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THE NEXT STEPS

•

The census of state-owned property will be completed by 2013 as part of the plan to enhance the value of and sell state-owned property, most of which is owned by local authorities, and to privatise state-owned companies; and the Società di Gestione del Risparmio (Asset Management Company) will be set up to take care of the value-enhancement and sale transactions.

•

In addition, the ‘Valore Paese’ project shall be extended to the whole national territory with a view to enhancing the value of unused buildings owned by the government and government agencies, while the sale of armed forces barracks shall be continued.

EFFICIENCY AND QUALITY OF PUBLIC SPENDING AND USE OF STRUCTURAL FUNDS

Recommendation 2. Ensure that the specification in the implementing legislation of the key features of the balanced budget rule set out in the Constitution, including appropriate coordination across levels of government, is consistent with the EU framework. Pursue a durable improvement of the efficiency and quality of public expenditure through the planned spending review and the implementation of the 2011 Cohesion Action Plan leading to improving the absorption and management of EU funds, in particular in the South of Italy.

In 2012 the balanced budget rule was introduced in the Constitution, while efforts to contain public spending in relation to civil servants, health, education and social security, as well as Public Administration current expenditure continued. The use of EU funds will be dealt with in greater detail in Chapter V and in section III.3. The following are the most important public expenditure containment measures:

•

Achieving a balanced budget has been made a constitutional requirement. In April 2012 Parliament adopted a law introducing the principle of a structurally balanced budget in the Constitution which will become effective as of 2014[3]. The principle of a balanced structural budget shall apply to ministries as well as to regional and local authorities - albeit considering their specific concerns - and is part of the new European provisions on budget discipline. The establishment of an independent body has also been envisaged, whose task will be to analyse, review and assess public finance performance and compliance with the budget rules.

•

Approval of the strengthened law implementing a balanced budget. In December 2012 the law implementing the principle of a structurally balanced budget was adopted by an absolute majority in both Houses of Parliament (standards and criteria to ensure a balance between revenues and expenditure and the sustainability of the whole general government debt).

•

The special spending review commissioner. In May 2012 the office of the special spending review commissioner was created. The criteria followed in reviewing expenditure programmes were: i) preventing overlap or duplication

[3]	For more details on this topic, see the Stability Programme.

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of efforts within one and the same ministry or between different ministries; ii) rationalisation of employee distribution and concentration of peripheral offices; iii) rationalisation of goods and services procurement with greater use of procedures carried out by central purchasing bodies and e-procurement procedures; iv) greater efficiency in buildings used by general government agencies; v) reduction of expenditure on rented premises used by ministries by reducing rents by 15 per cent.

•

The first two stages of the Spending Review. The first stage of the structural cuts, which began in July 2012, affected current expenditure. The measures adopted include: i) cost-efficiency and containment of public procurement; ii) cut in staff numbers and spending on consultants, the regulation of meal vouchers, holidays entitlements, staff off days, in addition to the payslip payment system; iii) closure of some government agencies and more efficient use of public buildings; iv) ban on the purchase of new buildings by central government agencies and local authorities. The second stage started in October 2012 and became part of the 2013 Stability Law. The new provisions mainly relate to the spending review of the purchase of new real estate by regional and local authorities and national health service authorities, by reviewing price adequacy. Taken together, these two stages will lead to lower net expenditure of €4 billion in 2012, €6.3 billion in 2013, €11.3 billion in 2014 and €11.6 billion in 2015. Consequently, in the period 2012-2015, the total amount of lower net expenditure is estimated at €33.3 billion. Once the scheme is fully operational, the structural reduction of expenditure will amount to €11.6 billion.

•

The third stage of the Spending Review. The Government then started to set out the third stage of the spending review, mainly aimed at reducing costs in regional and local offices of government ministries and rationalising small and medium-sized agencies and companies owned by regional and local authorities, including through a redistribution of employees. Going ahead with this stage is crucial, as it would further strengthen control over spending on intermediate consumption of government agencies and the national health service.

•

Containing government employee expenditure. With regard to ministries, agencies, non - economic government agencies and research institutions, a staff cut of at least 20 per cent of existing staff has been envisaged in the case of managers and of at least 10 per cent of total expenditure relating to non-management level positions. Ministries that failed to issue the implementation measures by October 2012 shall not be allowed to hire new staff, regardless of employment contracts. Should there be any surplus staff, a series of possibilies have been envisaged, including retirement under given conditions and the start of guided mobility procedures.

•

Turn-over and state employee compensation. Staff turnover has been halted for a further year. For the 2012-2014 three year period, the spending review envisages the possibility to hire new staff up to 20 per cent of the staff who retired the previous year, 50 per cent in 2015 and 100 percent as of 2016. A regulatory procedure has also been initiated to extend the pay freeze and contract renewals for civil servants to 2014.

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•

Staff cuts in local authorities. The Government has entered into talks with the regional authorites to establish virtuous criteria on how it can proceed to cut staff levels. Indeed, the law envisages that criteria for setting the staff levels needed in local authorities should first and foremost bear in mind the ratio of employees (including those of state shareholdings) to the resident population.

•

Streamlining government agencies and other government bodies. The whole machinery of general government will be made more efficient through: i) a general reorganisation of government functions in the community; ii) a transfer of tasks performed by peripheral offices of government ministries to prefectures; iii) a reorganisation of the distribution of judicial offices in the community.

•

Containing Public Administration expenditure. Moreover, provisions concerning the reduction of rents paid by Government Ministries for the use of buildings owned by government agencies have been adopted. The State Property Office is preparing the notice for the exchange of real estate owned by the state and buildings owned by private individuals rented by the State, with a view to reducing rent expenditure. Further provisions envisage a ceiling, applicable to all Ministries, on the purchase, rental and maintenance of official cars.

•

Strengthening the role of CONSIP as a Central purchasing body. Government Ministries and social security and welfare institutions should use Consip S.p.A, in its capacity as central purchasing body for the purchase of goods and services exceeding the EU threshold. Contracts entered into that fail to comply with the above requirement are null and void, involve a tort and imply administrative responsibility. Agreements entered into through another purchase exchange at more favourable economic conditions shall not be considered null and void. Criteria for participation in the tender cannot envisage any access limits relating to the company’s turnover unless adequate reasons are provided.

•

The reform of the National Health System (NHS). The overhaul of the healthcare system includes: i) a reorganisation of community – based health facilities; ii) the introduction of more transparent procedures for choosing managers and heads of hospital departments; iii) the growth in private investment in cooperation with the public sector; iv) new rules on the professional status and career advancement of physicians; v) a review of the national pharmaceutical handbook as well as deletion of obsolete drugs.

•

Containing pension expenditure. The reform of the national pension system came into force on January 1st, 2012. Expected cumulative savings, net of fiscal effects on public finance, have been estimated at €7.6 billion in 2014 and almost €22 billion for the period up to 2020.

•

Strengthening control over the spending powers of regional and local authorities. Italy’s Court of Auditors has been given powers to control budgets and balance sheets of regional and local authorities; the aim is to ensure that they are consistent with the objectives of the Internal Stability Pact.

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•

Cost of politics and local government. First, payment of an 80 per cent share of tax revenues to regional authorities (other than those to be used for funding the national health system and local public transport) has been made dependent on the adoption by regional authorities of a series of savings measures, including: i) a cut in the number of council members and councillors proportional to the number of residents; ii) overall compensation being set in relation to the electoral mandate of the President and council members at a level that does not exceed the compensation paid by the most virtuous regional authority; iii) definition of further actions to contain expenditure caused by cumulative emoluments and pension benefits, in addition to the financial disclosure and transparency requirement. As to regional and local councils, regulations now envisage a cut in contributions. In order for these regulations to be implemented, the relevant regional provisions must be changed to ensure that these contributions do not exceed 50 per cent of the level of contributions paid by the most virtuous regional authority, without prejudice to electoral expenses refund envisaged by national law. No contributions shall be paid to councils made up of one member only, except to those that were set up as one-member councils before the election.

•

Funds for multi-year financial rebalancing of local authorities. To ensure the financial stability of local authorities that have structural budget imbalances, a Revolving Fund has been set up with a €30 million endowment for 2012, 230 million for 2013 and 200 million for each year from 2014 to 2020. With regard to cash advances, a €50 million fund has been set up under the 2013 Stability Law, which can be drawn on by local authorities with a financial imbalance that have already agreed to the multi-year financial rebalancing procedure.

•

Extending the Internal Stability Pact. As of 2013, in addition to provinces and municipalities with more than 5,000 inhabitants, also municipalities whose population ranges between 1,001 and 5,000 inhabitants have to comply with the Stability Pact. Moreover, the Internal Stability Pact also applies to local authorities that have been placed under the administration of an external commissioner on grounds of mafia infiltration. In addition, an implementation decree is currently being drafted to extend the fiscal constraints envisaged by the Internal Stability Pact to in-house companies of local authorities, special purpose enterprises and institutions.

•

Private capital incentives in the field of cultural heritage. The Government has adopted a series of measures to promote donations and other forms of support for the cultural heritage and the environment. In addition, private investment in this sector has now been made tax-exempt.

•

Implementing the Cohesion Action Plan. With a total endowment of €11.9 billion so far, the Cohesion Action Plan is well on track. Thanks to this measure and to other steps aimed at speeding up procedures, EU funding expiring on December 31 has been fully used. In 14 months (October 2011 – December 2012) certified expenditure reached €9.2 billion, more than had been spent in the previous five years.

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•

2014-20 planning cycle. The rescheduling of operational programmes co-financed through Structural Funds has provided an opportunity to introduce new methods to improve the quality of spending that are also inspiring the development of a new planning cycle for the 2014-2020 period. These methodological innovations support the objective of a structural strengthening of the Ministries involved in planning and managing programmes, as required in the European Council’s recommendations, to be achieved also through strong national control over the whole planning and implementation cycle of programmes. For more details on the use of EU Structural Funds, please see section III.3.

THE NEXT STEPS

•	The spending review approach to contain and improve the quality of spending shall be continued, especially with regard to the peripheral offices of ministries.

•	In line with the 2013 Stability Law, new legislative measures shall be adopted by 31 December 2013 to reorganise provinces and set up metropolitan cities.

•

In the course of next year, besides continuing with the implementation of the Cohesion Action Plan, a swifter implementation of operational programmes is needed through an increase in domestic intermediate expenditure targets to avoid an unsustainable concentration of expenditure in the years 2014-2015, when the new cycle starts.

•

On the basis of the debate among the institutions and with the economic and social partners, and of talks with the European Commission, action plans shall be developed for the 2014-2020 planning period (Partnership Agreement and Operational Programmes) ensuring full transposition of the necessary methodological innovations to improve spending efficiency.

•

In line with what was reported in the Council’s Recommendation and with regard to the European Commission’s position, the structural improvement of the abilities of Ministries and agencies to participate in planning and managing funds becomes a top priority.

•

At the same time, under the new EU provisions, the most appropriate ex-ante conditionalities shall be identified at the start of the planning cycle, so as to ensure that the efficacy requirements of programmes are fully operational.

YOUTH UNEMPLOYMENT, EDUCATION AND SCHOOL DROPOUTS

RACCOMANDAZIONE 3. Take further action to address youth unemployment, including by improving the labour- market relevance of education and facilitating transition to work, also through incentives for business start-ups and for hiring employees. Enforce nation-wide recognition of skills and qualifications to promote labour mobility. Take measures to reduce tertiary education dropout rates and fight early school leaving.

The Government has made the fight against youth unemployment a priority, including by improving education and vocational training. The measures adopted aim at favouring the establishment of more stable employment relationships, by raising the value of apprenticeship as the preferred gateway to the labour market for young people and as a means for countering the improper use of certain types of employment contracts.

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The most effective action programmes include:

•

Strengthening apprenticeship. Under the labour market reform introduced by the Government, apprenticeship becomes the preferred gateway to the labour market for young people. Apprenticeship is actually a dependent employment contract whose aim is to provide training and employment to young people. The consolidated text on apprenticeship envisages three different employment contract types: i) apprenticeship to acquire skills and a professional diploma; ii) apprenticeship to acquire skills or a skill-perfecting contract; iii) higher-education and research apprenticeship.

•

The educational value of apprenticeship: The reform: i) introduces a mechanism whereby the hiring of new apprentices is allowed when at least 50 per cent of the existing ones have been given a permanent employment contract in the last three years; ii) a minimum six-month length is established for apprenticeship, without prejudice to contracts entered into for seasonal activities; iii) raises the maximum number of apprentices that can be hired, on the basis of the number of skilled workers (from the current ratio of one apprentice to each worker to three apprentices to every two workers).

•

Action plan on apprenticeship. In February 2013 a ‘Protocol for the promotion and wide use of the new apprenticeship tool’ was signed with regional authorities and autonomous provinces, whose purpose is to consolidate an information network among stakeholders and to ensure maximum information symmetry across the national and local levels. A national portal on apprenticeship has also been set up, with the aim of favouring the widest possible dissemination of information and an understanding of this type of contract among all citizens and especially young people. In October 2012 a MoU was signed by Italy and Germany to initiate a dual apprenticeship programme called ‘Job of my life’.

•

Apprenticeship, trades and artisan professions (AMVA). AMVA is a Programme promoted by the Ministry for Employment and Social Policies, implemented by Italia Lavoro, with the contributions of the National Operational Programmes of the European Social Fund for 2007-2013 ‘System Action’ and ‘Governance and system actions’. The Programme is intended to promote labour market entry for young people.

•

Apprenticeship. In line with what was set out in the reform law of January 2013, “guidelines on apprenticeship” have been issued. The aim of an apprenticeship is to acquire professional skills and to facilitate labour market re-entry; the agreement sets minimum standars applicable throughout the national territory. All apprentices are entitled to an allowance of no less than €300. The length of the training and orientation period is: i) four months for high-school students; ii) six months for unemployed workers; iii) twelve months for university students or disadvataged people; iv) twenty-four months for disabled people. Training programmes may be run by firms with up to 5 employees through the involvement of a trainee, while firms with a number of employees ranging from 6 to 20 may involve two trainees, while in a company

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with over twenty employees, the ratio of trainees to workers under a permanent employment contract shall not exceed 10 per cent. Enterprises that have made workers redundant in the previous 12 months or that have initiated the CIG procedure (CIG Cassa Integrazione Guadagni – Short term pay supplementation fund, i.e. Italy’s redundancy scheme) cannot run training programmes.

•

Technical institutes (ITS). These institutes have been strengthened through the introduction of two- and three-year courses strictly linked to the actual needs for development and internationalisation of firms, especially SMEs. Technical Institutes are ‘special schools of technology’, an alternative to university, focussed on training and labour-market entry.

•

Active labour-market policies. Through a Memorandum of Understanding (MoU) signed at the Unified Conference and in agreement with social partners, the Government issued guidelines for setting up local networks including education, training and employment services directly linked to strategies for economic growth (youth access to work, welfare reform, active aging and the excercise of active citizenship, including by immigrants). In this connection, priority will be given to action aimed at: supporting people’s own efforts to attend formal and informal education; ii) recognition of educational credits and certification of acquired knowledge; iii) lifelong use of orientation services.

•

Monitoring. The reform has introduced a permanent monitoring and assessment system at the Ministry of Employment. The system is based on two pillars: i) an effective and fast updating system on the main labour market developments; ii) a scientific programme to assess the main impact of the reform.

•

Funds for strengthening the pathways to open-ended contracts. The Government has set up a Fund for financing programmes aimed at increasing youth and women’s employment both quantitatively and qualitatively, allocating €196.1 million approximately for the year 2012 and €36 million for the year 2013. While incentives are aimed at favouring the transformation of fixed-term contracts of young and female workers into open-ended contracts, they also aim at favouring the stable employment of young and female workers that have been hired under fixed-term contracts or have joined a partnership contributing work to it. Under this incentive INPS pays €12.000 for each fixed-term contract turned into an open-ended contract and for each stable position up to a maximum of ten employment contracts for each employer and up to the limits of funds made available for contracts entered into with young people under 29 and women .

•

Fund for young employment in the green economy sectors. The re-allocation of the Fund (that has been operational since March 2012 with €470 residual funds) is intended to increase youth employment by granting concessionary loans (0.5 per cent) to firms operating in key sectors, provided that new permanent employment contracts are given to workers under 35 years of age (if more than three workers are hired, at least a third of jobs has to be given to young graduates under 28 years of age).

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•

Concessions envisaged for firms hiring highly-skilled young workers on a permanent basis. Companies hiring graduates from a technical and scientific background to be employed in R&D activities or individuals who hold a PhD shall benefit from a contribution equal to 35 per cent of costs incurred in hiring them (up to a ceiling of €200,000 for each company). This tax contribution is granted on condition that companies keep the newly hired employees for a period of at least three years. To this end, €25 million have been allocated for 2012 and €50 million as of 2013.

•	The Social Plan for the South. As part of the measures to promote youth employment particularly important is The Social Plan for the South, launched as part of the rescheduling of EU funds.

•

The intergenerational Pact. In implementing the Productivity Agreement, signed by the social partners at the end of November 2012, the Government has drafted a decree envisaging the possibility for an elderly worker to move from full time to part time, thus enabling the hiring of a young worker under an apprenticeship contract or under a permanent employment contract. The Regions and Provinces will pay the social security contribution supplement for the elderly worker into INPS, as voluntary contributions for which they will provide the social security agency with a quarterly report.

•

New funds for labour-market entry of young people. Regional agreements have been signed to finance initiatives aimed at strengthening relations between universities and firms and the transfer of knowledge. €110 million have been earmarked for this purpose. More specifically, €40 million have been set aside for the ‘social innovation’ competition for innovative projects of a social nature for young people under 32 years of age residing in the South of Italy.

•	Innovative Startups. Great momentum has been generated for the creation of new qualified jobs, especially for young people, by the new regulations governing innovative startups (see CSR No.6).

•

The mobility of highly skilled workers in Italy. The so-called ‘EU blue card’ has been introduced for highly skilled immigrants through the implementation of the EU Directive on entry and stay conditions of citizens who wish to work in highly skilled jobs.

•

The reform of the national education and training assessment system. The reform envisages self-assessment by schools, on the basis of data provided by the information system of the Ministry of Education, Universities and Research (MIUR), by INVALSI and by schools.

•

The national system of skills certification. A whole series of new innovative arrangements have been regulated, such as lifelong learning and the validation and certification of skills acquired in informal educational pathways, with the aim of bringing the central and local educational, training and employment services into line with EU policies and guidelines.

•

The right to study. In the sharing out of funds among universities (through the Standard Financing Fund) the Ministry for Education and Research (MIUR) rewards those institutions that invest more funds in the right to study. MIUR has also committed itself to stabilising the Supplementary Fund for the Right to Study around approximately €130 – 150 a year that will supplement the funds made available by the Regions (granting of scholarships).

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•

The National Longlife Career Guidance has been renewed. The Plan is intended for all schools and its aim is to reduce dropout rates. In lower high school, the Plan specifically addressed the issue of on-the-job training of teaching staff in relation to teaching guidance. In addition, Projects for socially endangered areas with high dropout rates and for those with strong immigration have been funded with €53 million a year. A total of 7,497 educational institutions have implemented these Projects.

•

Measures to combat dropout rates in Convergence Objective Regions. In the current planning cycle, the Structural Funds for reducing dropout rates, and more generally, for improving education, envisage about €4.4 billion. Co-funded programmes were mainly concentrated in the South of Italy. Up until now these measures have involved 1.2 million young people in activities to improve their basic skills and and about 450,000 youths in activities to counter dropout rates. About 3,500 schools could set up 12,500 laboratories.

•

Support and guidance. MIUR has appropriated €103 million to be shared out among the Regions for free provision of textbooks to disadvantaged students in compulsory education and upper secondary school for the current school year 2012-2013. S.OR.PRENDO and ALMAORIENTATI guidance software has been made available free of charge to students: S.OR.PRENDO allows eighth grade (terza media) students to follow a guidance pathway and explore the various professions according to their personal preferences and traits; ALMAORIENTATI helps secondary school students to choose the right university.

•

University guidance. Refinancing the Scientific Degree Courses Plan has enabled the continuation of projects and programmes through which secondary school students and their teachers interact with university professors. Cooperation is aimed at setting up laboratories to improve technical and scientific skills and to increase the number of students enrolling in scientific courses. Educational pathways and work/study pathways are being designed to help part-time students, who already have a job, to graduate.

•

The ‘Universitaly’ portal. Set up with the cooperation of all Italian universities, Universitaly will provide a thorough description of all the components of the Italian university system to both Italian and foreign students who wish to find information and will allow them to compare courses offered by different universities.

THE NEXT STEPS

•

In the course of 2013 activites to disseminate information on and incentivise apprenticeship contracts will be carried on in agreement with the Regions. Red tape reduction and services to firms will be strengthened, together with the provision of an appropriate range of courses.

•

Measures will be adopted to strengthen the placement capabilities of authorised public and private employment services to improve the match between labour demand and supply, as well as between the educational system and the needs of the labour market. To this end, priority must be given to the interoperability of all components of the educational system and to the monitoring of action taken by employment services.

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•

Monitoring of the impact of the labour reform shall continue, with a view to gathering sufficient data on the way the reform is working and taking note of any problems as a basis for further review efforts. Special attention shall be paid to aspects relating to flexible entry into the labour market.

•	Measures to counter school dropout will continue and be strengthened, including by promoting lifelong learning and strengthening the relationship between education and the needs of the labour market.

•	Educational failure, especially in the Regions of the South, shall also be countered through a better use of EU funds as well as with renewed attention to the quality of teaching.

•	In the course of the year measures will be adopted to promote lifelong learning among teachers and generational turnover.

LABOUR MARKET AND PRODUCTIVITY

RACCOMANDAZIONE 4. Adopt the labour market reform as a priority to tackle the segmentation of the labour market and establish an integrated unemployment benefit scheme. Take further action to incentivise labour market participation of women, in particular through the provision of childcare and elderly care. Monitor and if needed reinforce the implementation of the new wage setting framework in order to contribute to the alignment of wage growth and productivity at sector and company level.

In January 2012 Law n.92 ‘Provisions relating to labour market reform in a growth perspective’ was adopted. The reform of the labour market, which is linked to welfare reform, intends to create a more inclusive and dynamic labour market to overcome its current segmentation and rigidities and to structurally contribute to increasing employment as well as labour productivity.

The following is a list of specific measures:

•

Streamlining existing contractual arrangements. The first reform area is the streamlining of existing contract types: the reform keeps virtuous contracts while limiting improper ones. More flexible contracts or the so-called quasi-subordinate contracts are maintained in their variations that are more favourable to both workers and employers and in those sectors needing flexibility and professionalism (see CSR No.3).

•

A review of workers’ protection against unlawful dismissal. With regard to discriminatory dismissal, the consequences in terms of sanctions are the same as those provided in the previous version of Art.18. As regards unlawful dismissal, whether individual dismissal or dismissal on disciplinary grounds, if the grounds for the decision to dismiss were not founded or the worker may be punished only with sanctions other than dismissal, the dismissal is revoked and the worker is reinstated and paid compensation amounting to up to 12 months’ salary. On the contrary, if the dismissal was merely unlawful, the worker is not entitled to be reinstated, but only to be paid compensation ranging between 12 and 24 months’ salary. With regard to unlawful dismissal

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on economic grounds, the consequences of a court reversal may vary. Generally speaking, the worker is entitled to compensation for damages ranging between 15 and 24 months’ salary. On the contrary, if the reason why the worker was dismissed is clearly groundless, he or she must be reinstated in his/her post, unless he/she chooses to be compensated with 15 months’ salary. In addition, the reform introduced the limit of 12 months’ salary for damages, regardless of the length of proceedings, thereby reducing the uncertainty linked to the cost of dismissal incurred by employers.

•

New employment trial. The reform has introduced major procedural changes with regard to employment proceedings. More specifically, a requirement has been introduced for employers to report to the local Labour Office Directorate their intention to proceed to dismissing a worker on justified grounds, providing the reason for firing. Subsequently, a mandatory conciliation stage is initiated –lasting up to a maximum of 20 days since notification. At the end of this procedure, the employer may proceed to the dismissal of the employee and judicial proceedings are initiated, during which the overall conduct of the parties will be judged.

•

Undated resignation letter. The reform law also introduced more efficient provisions to counter the phenomenon of ‘undated resignation letters’ that enable firms to lay off workers – often female workers - through resignations that are redundancies in disguise.

•

Overhaul of safety nets. The main novelty in the system of social safety nets is the Employment Social Insurance (Assicurazione Sociale per l’Impiego - ASpI). It came into force on 1 January 2013 and envisages the payment of a monthly allowance to private sector employees, including apprentices and members of employment cooperatives and general government employees under a temporary employment contract who have been made redundant. The employment Social Insurance - ASpI –once it becomes fully operational - shall replace the mobility allowance, the non-agricultural unemployment benefit (normal and reduced) and the unemployment benefit for construction workers. Workers who are no longer in employment as a result of resignation or consensual termination of the employment relationship, do not qualify for employment social insurance. ASpI basically strengthens the unemployment insurance benefit, extending it to younger people, to those who have recently entered the labour market and to categories of workers that so far have not benefitted from it, such as apprentices. Regulations concerning the Wage Guarantee Fund (CIG, Cassa Integrazione Ordinaria) remain in place; CIG is a redundancy scheme providing firms with options to manage temporary and occasional situations requiring a cutback or suspension of employment. Conversely, regulations concerning extraordinary wage guarantee fund (CIGS, Cassa Integrazione Straordinaria) have been changed with the aim of securing its protection purposes for workers likely to be re-hired. CIGS shall be abolished with effect as of January 1, 2016 in cases of bankruptcy, compulsory winding up and receivership. ‘Bilateral solidarity funds’ have been established for those sectors not governed by regulations on ordinary or extraordinary wage guarantee funds.

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•

Safeguard rules. Safeguard measures have been adopted for employees close to retirement who have been or are in distress (due to mobility, voluntary payment of contributions, termination of an employment relationship etc.) that entail the application of the retirement requirements that were applicable before the reform. The number of workers protected by the full and immediate implementation of the 2011 pension reform can therefore be estimated at 130,000, on top of which 10,000 more should be added following the implementation of previous safeguard measures. A dedicated Fund has also been established.

•

Labour productivity agreement. In November 2012 the social partners signed an agreement establishing ‘policy guidelines for productivity growth and competitiveness in Italy’. This agreement: i) recognises the national wage setting systems as the framework to protect the purchasing power of wages (thereby superseding any form of automatic indexation); ii) raises the value of second level bargaining, entrusting to it a share of the pay rises that may be agreed when contracts are renewed at national level, with the aim of supporting effective and targeted measures to increase productivity in various specific production sectors; iii) it brings the regulation of employment contracts into line with the needs of the relevant production sectors, such as the regulation of work performance, working hours and work organisation; iv) enables second level bargaining to raise workers’ net wages by triggering off tax-exemption measures for wage percentages directly linked to productivity-related pay increases in the specific production sectors; v) it supports the ‘intergenerational solidarity’ approach, by envisaging measures that promote the changeover from work to retirement; vi) it contains the parties’ commitment to negotiate the issues of equal work, work organisation, working hours and their flexible distribution as well as the use of new technology; vii) it contains the social partners’ commitment to complete the framework of new rules governing representation.

•

The new funds for exempting from taxation productivity-related pay increases. In 2013 €950 million have been earmarked for exempting from taxation productivity-related pay increases, and additional €400 million for 2014 (to allow for any delay due to accruals-bases accounting); €600 million have been earmarked for 2014 ???and €200 million for 2015. For income from dependent work up to €40,000 before taxes, the personal income substitute tax and income-tax surcharges have been set at 10 per cent of amounts paid as productivity-related pay. Yearly productivity-related pay increases benefitting from the substitute tax cannot exceed €2,500 before taxes.

•

Productivity. Productivity-related pay increases are amounts paid in relation to quantitative indicators of productivity, profitability, efficiency and innovation, clearly stated in the employment contract signed at firm or local level. Alternatively, the employment contract must contain at least one measure for three of the four action areas: i) re-definition of working hours and their distribution according to flexible patterns, also in relation to investment, innovation and market conditions; ii) introduction of a flexible distribution of paid holidays; iii) adoption of measures to make the use of new technology compatible with the protection of the fundamental rights of workers and facilitating the introduction of IT tools; iv) action concerning the fungibility of tasks and skills integration.

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•

Reconciling work and family. New measures have been envisaged for women, who wish to go back to work at the end of their maternity leave. To this end, €78 million funds a year have been appropriated for the 2013-2015 period. The measures that have been financed include the introduction of a mandatory paternity leave (in addition to maternity leave) and the provision of economic benefits for women such as baby-sitting vouchers or contributions toward nursery tuition fees. Parental leave shall be paid by INPS, at 100 percent of regular pay and the relevant full social security contributions. A national list of applications shall be drawn up that will take into account the ISEE indicator (ISEE – ‘Indicatore della Sitazione Economica Equivalente’ is Italy’s means-testing indicator); INPS shall also be responsible for monitoring expenditure performance over the three -year period during which the system will be tested.

•

The Agreement between the State, Regions, Autonomous Provinces and local authorities on policies for reconciling work and family. At the end of October 2012 an agreement was signed to improve work-life balance, including caring for family members. The agreement envisages: the provision of 60 additional educational home services to 2,500 new recipients (under three years of age); financial support to be provided to 1,200 additional individual and network projects that can help women re-enter the labour market; increase in the number of recipients of incentives for the purchase of care services, with 2,300 additional families benefitting from them.

•

Support for female employment. The labour reform has introduced a concession in terms of social security contributions to be paid by employers who hire women in disadvantaged areas. As of January 1, 2013, employers may benefit from a 50 per cent reduction in social security contributions for a period of time that varies depending on the type contract.

•	Gender parity in access to corporate boards. The EU regulation governing parity in access to boards of listed companies and unlisted state-owned companies has entered into force.

THE NEXT STEPS

•	The existing protection rules by ASpI must be strengthened and monitored.

•	With a view to favouring women’s participation in the labour market, the life-work balance measures that have already been introduced must be strengthened or supplemented by other measures.

•

In order to protect women and young people, the provision envisaging that workers have to pay for the totalization of benefits ought to be abolished, as it penalises workers who are forced to change jobs ever more often.

•

The path to recovery must be accompanied by policies that are mindful of social investment. In particular, the new Government will have to address the issue of how to finance spending on the network of local social services and programmes. More specifically, it must favour social and educational services for babies and toddlers, care services for disabled and non-self-sufficient elderly people, and local programmes to fight against poverty as well as residential services for frail elderly people.

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•

With regard to policies to fight poverty, and following the experience made with the new social card, new ways must be found to extend this provisional measure, including with the support of structural funds, at the local level and depending on the type of recipients.

FIGHT AGAINST TAX EVASION AND TAX REFORM

RECOMMENDATION 5. Pursue the fight against tax evasion. Pursue the shadow economy and undeclared work, for instance by stepping up checks and controls. Take measures to reduce the scope of tax exemptions, allowances and reduced VAT rates and simplify the tax code. Take further action to shift the tax burden away from capital and labour to property and consumption as well as environment.

In the course of 2012 the fight against tax evasion and tax avoidance has been stepped up, including through greater reliance on financial investigations conducted by the Customs Police and the Revenue Agency. The decree on the simplification of the tax code has introduced measures aimed at simplifying tax regulations and countering tax evasion, through targeted checks on offences. At the same time, the Government’s strategy has involved a shift of the tax burden away from labour and income to capital and consumption.

The following is a list of steps that have been taken in this area:

•

Tax checks. In 2012 the Customs Police uncovered 8,617 tax evaders that have hidden income for a total of €22.7 billion that went untaxed. In addition to this, further €16.3 billion result from other forms of tax evasion. As regards international tax evasion, undeclared revenues and undeductible costs that have been uncovered amount to €17.1 billion. Crackdown on VAT fraud has uncovered €4.8 billion of unreported VAT, 1.7 billion of which resulting from the so-called tax carousel (or missing trader fraud) based on sham foreign transactions. Of over 447,000 checks on sale and tax receipts, 32 per cent were found to be irregular. As regards welfare benefits, unwarranted applications have been uncovered worth €6.4 billion.

•

Investigation into the shadow economy. Strong synergies have been created between the Custums Police and INPS to uncover unregistered work. Heavier penalties have been introduced for employers hiring irregular immigrants. In general, social security frauds (against INPS) uncovered in 2012 involved €177 million.

•

Fight against tax evasion. As regards direct tax, VAT and stamp duty assessment activites, the operational units of the Revenue Agency have conducted over 741,000 investigations resulting in higher taxes due, amounting to €28.6 billion. With regard to external investigations, about 10,000 operations have been carried out (audits and targeted checks) as a result of which about €805 million worth of VAT revenues have been collected and over €15 billion worth of higher tax bases have been identified for direct taxation and IRAP (regional tax on productive activities). Finally, as regards revenues, pre – end-of–year data show that in 2012 tax and non-tax revenues

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amounted to €12.5 billion approximately following crackdown on tax evasion (assessment, formal checks, computerized checks of tax returns). More specifically, tax collections from direct payments following assessments after which tax payers chose settlement options (such as acceptance, compliance or judicial conciliation) amounted to €5,4 billion.

•

Relations with tax-haven countries. A minimum amount has been identified (€500) above which any sale of goods and services to businesses located in tax-haven countries (on the so-called black list) must be reported to the Revenue Agency.

•

Notices to the tax authorities (for businesses and individuals). For transactions subject to VAT made as of January 1, 2012, the new regulations envisage that the requirement to issue an invoice is complied with when the amounts – for each client and supplier – of all passive and active transactions have been paid. For transactions for which no invoice has to be issued, a notice has to be sent for all those equal to or exceeding €3,600 (including VAT).

•	Anti-abuse regulations. As to VAT credit offsets, a reduction (from 10,000 to 5,000 euros a year) has been introduced of the limit below which tax payers can directly offset VAT credits.

•	Tax advice to citizens and firms. A tutor shall be available to help taxpayers (especially smaller firms), and procedural benefits are available to those who receive advice.

•	Small tax credits. The threshold for tax enrolment, at national regional and local levels has been raised from €16.53 to €30.

•	Collection of tax credits. In order to streamline procedures, tax credits involving sums up to €2,000, assessed and enforced up to 1999, shall be cancelled automatically by 1 July 2013.

•

Payment by instalments of tax debts. If the tax payer fails to pay an instalment, payments may still be deferred. It is also possible to resort to flexible amortisation plans for the amounts due. Taxpayers who are allowed to pay their tax debts by instalments are no longer considered in default and may therefore participate in tenders for the award of contracts for concessions, works and the provision of services.

•

Increased threshold for lien guarantees. The tax debt threshold, below which tax collectors are not authorized to attach a lien on taxpayers’ property to secure the tax debt, has been raised from €8,000 to €20,000. This lien threshhold has been brought into line with that authorizing the tax collection agency to proceed to dispossession.

•

Tax simplification. In October 2012, the Revenue Agency set up a working group to map all tax requirements to be complied with. The aim of the map is to reduce administrative burdens for firms and taxpayers. The list includes 108 requirements for which possible simplification options are currently being studied, also by tracing them back to tax returns.

•

Tax mediation. Tax mediation came into force in April 2012; under this system a tax payer that intends to start a dispute worth less than €20,000 first has to submit a mediation/complaint request relating to all documents issued by the Revenue Agency and notified as of April 1, 2012. The investigation

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relating to the mediation procedure is entrusted to the relevant special offices, that are different and independent from those in charge of investigating appealable orders. Mediation offers taxpayers the advantage of automatically reducing administrative sanctions by 60 per cent. The mediation agreement is completed when the taxpayer pays – within twenty days—the entire amount due or the first instalment due, if the payment has to be made by instalments, with a maximum of eight quarterly equal instalments. Failure to pay the following instalments results in the mediation being considered as an authorisation to proceed to forced collection.

•

Extraordinary tax on capital and assets held offshore. A special stamp duty was introduced for capital and assets held offshore. Payment of the duty gave holders the guarantee of anonymity vis-à-vis the tax authorities. The tax rate was set at 0.10 per cent for 2012, 0.135 percent for 2013 and 0.4 per cent as of 2014. The tax rate is levied only on capital and assets that have been repatriated or declared for tax purposes.

•

Electronic money. To ensure traceability, as of 2014 all general government bodies shall settle transactions with private firms and individuals via electronic money transfers. At the same time, entrepreneurs, retailers and professionals will be required to accept payments from their clients via electronic money for purchases of all sizes.

•

Checks on reported income. The system to assess the overall personal income of individuals has been innovated; it is now possible to calculate taxpayers’ income through checks starting from fiscal year 2009. For assessment purposes eleven expenditure categories have been considered, that will be matched with eleven types of households, which, in turn, have been divided into five geographical areas. Reported income will be checked against costs incurred in the year considered, and any variance of more than 20 per cent will trigger audits, as required by the law. Under this procedure cross-examination of taxpayers is mandatory. Since November 2011 citizens and firms have been able to measure the adequacy of their income against their costs, simply by downloading a programme developed for this purpose by the Revenue Agency (called redditest).

•

Review of the equivalent economic situation indicator (Indicatore della Situazione Economica Equivalente - ISEE). The Government submitted a proposal to review the ISEE indicator which assesses the economic conditions that are considered necessary to qualify for welfare benefits. The proposal is aimed at improving the equity and selective capacity of this means-testing system by taking better account of situations of actual need –such as that of large families or families where a member is disabled or non self-sufficient. It is also intended to ensure a more accurate assessment of overall wealth and all income.

•

Increase in tax credits for children. The Government has raised the amount of personal income tax credits for children. In particular, the tax credit for children older than three years has been increased from €800 to €950, from €900 to 1,220 for children aged under three years, and from €220 to €400 for each disabled child.

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•

Real-estate taxation. Imposta Municipale Propria (IMU) has been introduced experimentally up to 2014. The entry into force of IMU has been brought forward to 2012. Compared to the previous tax - called ICI – the most important novelties are the abolition of exemption on first homes, and the scaling up of cadastral values. The ordinary rate has been fixed at 0.76 per cent of cadastral rent, while the concessional rate on primary residences stands at 0.4 per cent. Municipalities may vary both the amount of the tax credit granted by the Government on primary residences (€200, raised by €50 for every child living at home) and the rates (+/-0.3 per cent on the standard rate and +/-0.2 per cent on the concessional rate). Revisiting cadastral rents was a first step towards reducing the inadequacy of rents with respect to their real-estate market value. As of 2013 all revenues from the tax are devolved to municipalities, while the State keeps a share of the tax calculated at the standard rate of 0.76 per cent on industrial buildings or buildings used for commercial or business purposes. Municipalities may, if they so wish, apply a 0.3 per cent surcharge on these rents.

•

Stamp duty on financial instruments. The Government has changed the stamp duty on financial instruments. More specifically, statements of accounts sent by banks to clients, as well as postal statements of accounts and statements of savings accounts (including postal savings accounts) are now levied a fixed tax as follows : i) €34.20 if the client is a natural person (with an exemption if the average bank deposit does not exceed €5,000); ii) €100 for clients other than natural persons. In addition, notices to clients relating to financial instruments, even those for which there is no deposit requirement, except pension funds and health funds, are subject to a proportional tax equal to 0.1 per cent for 2012 and 0.15 per cent as of 2013.

•

Tax on real estate abroad. As of 2012, a new tax (IVIE) shall be levied on the value of real estate abroad. More specifically, IVIE is levied at 0.76 per cent (0.4 in the case of primary residences) of the real estate value, but is not due if the amount is lower than €200.

•

Tax on capital and assets held abroad. IVAFE is levied on the market value of capital and assets as follows: i) a fixed stamp duty, as with assets held in Italy (equal to €34.20 on current accounts or savings accounts held in EU and extra EU countries); ii) as a proportion of the share and period during which assets have been held equal to 0.1 per cent a year in 2012 and 0.15 per cent a year starting from 2013. To avoid double taxation, a tax credit has been envisaged for any wealth tax due in the country where property or assets are held.

•

Municipal waste and services tax. As of 2013 TARES - the municipal waste and services tax shall be levied. This new service tax covers two types of municipal services: i) municipal waste management services and ii) indivisibile services (such as: road network, security, urban design etc.). All previous taxes on municipal waste have been abolished.

•

Value added tax. VAT increases envisaged by the ‘Salva Italia’ decree law, which came into force in October 2012, have been deferred to July 2013 and reduced as follows: i) the 10 per cent VAT rate will remain unchanged (and will not be increased to 11 per cent); ii) the 21 per cent VAT rate will be increased by one percentage point only (instead of two). On December 1,

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2012 the new cash-basis VAT accounting came into force, repealing the previous VAT regime. Payment of VAT payables, deferred to the time when the invoice is cashed, has been extended to all companies with a turnover not exceeding €2 billion (the previous threshold was €200,000).

•

Excise duties on energy products. In January 2012 the ordinary-status Regions were ordered to abolish the municipal and provincial surcharges on electricity excise duties; at the same time, the revenue excise on electricity was raised to ensure that tax revenues would not decline and budget balance targets would be met. Provinces receive revenues which are not lower than those generated by the provincial electricity surcharge that has been abolished. The new flat tax rate on electricity used in homes has been set at €0.0127 for every kWh of energy used, while for electricity use on premises and in places other than homes it has been set at 0.0121. In addition, as of January 1, 2013, the Stability Law 2013 has stabilised the increase of the excise duty[4], bringing the excise on petrol (whether leaded or unleaded) to €728.40 for one thousand liters and on diesel oil used as fuel to €617,40 for one thousand liters.

•

Labour cost cut for enterprises. IRAP regulations have been changed with a view to reducing corporate and labour taxes. IRAP direct taxes, calculated on the cost of labour in relation to employees are now entirely deductible. The Stability Law 2013 has further reduced the ‘tax wedge’ by increasing lump-sum deductions from salaries of employees working under an open-ended contract. In particular, as of the fiscal year 2014 the following deductions will be allowed: 7,500 (previously 4,600) for each dependent worker under an open-ended contract and €13,500 (previously €10,600) for a female worker or a worker under 35. In the Southern Regions these figures increase up to €15,000 (previously 9,200) for every employee under a permanent employment contract and up to €21,000 (previously 15,200) if these workers are women or young people (under 35).

•

Lower taxation on small enterprises. The Stability Law 2013 has also increased the lump-sum deduction for all small taxpayers, which will come into force in 2014. In principle, lump-sum deductions for small taxpayers vary from 8,000 (previously 7,359) to 2,000 (previously 1,850), inversely proportional to the value of production up to 180,999.91 euro. Partnerships, proprietorships and professionals benefit from higher deductions (from €10,500 to €2,625). Self-employed workers and small entrepreneurs with no significant organizational structure shall not be subject to IRAP taxation. Exemption has been envisaged as of 2014. To this end, an Irap – exemption fund shall be set up within the Ministry of the economy, endowed with €188 million for 2014, €252 million for 2015 and €242 million as of 2016.

•	Taxation of company cars. Deductibility of costs of company cars or performing arts professions has been further reduced from 27.5 to 20 per cent.

[4]	Introduced by an order of the Head of the Customs Agency on August 9, 2012 – Order No. 88789.

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•

Financial transaction tax (Tobin Tax). The Stability Law 2013 has introduced a tax on the sale of shares (as a proportion of gains) and on financial instruments and derivatives (a fixed amount). The tax shall be levied to transactions starting as of March 1, 2013 and July 1, 2012 respectively.

•	Taxation of life insurance premiums. As of 2012, taxes due by insurance companies for life premiums have increased from 0.35 to 0.5 per cent (0.45 per cent as of 2013).

THE NEXT STEPS

•

Pursue the fight against tax evasion and tax avoidance, by using and making fully operational the new assessment systems that have been introduced and the new databases, thereby increasing taxpayers’ compliance. Similarly important will be the continuation of this effort with measures to facilitate payment traceability.

•

The fight against the shadow economy must be continued by integrating supervision and favouring the uncovering of unreported income, by protecting more exposed individuals such as immigrants and female workers.

•	Completing the review of ISEE (Italy’s means-testing indicator), in agreement with the Regions, with a view to achieving greater equity and meeting the needs of households.

•

Building upon the principles set out in the ‘delega fiscale’ (i.e. enabling bill on taxation) and completing the reform of the land registry office. The taxation simplification process must continue in line with EU recommendations.

•

With regard to the tax burden on companies, a contribution to reducing it can be made by gradually taking out the cost of labour from the IRAP tax base, especially for small and medium-sized enterprises. Efforts to promote employment must continue, by incentivising firms and favouring re-investment of corporate profits.

•	Without prejudice to budgetary constraints, corrective measures must be introduced, especially to protect weaker groups and large families.

•	Strengthening employment incentives for young people and women, bearing in mind regional specificities, will be of the utmost importance.

COMPETITION, INFRASTRUCTURE AND ENTREPRENEURIAL ENVIRONMENT

RECOMMENDATION 6. Implement the adopted liberalisation and simplification measures in the services sector. Take further measures to improve market access in network industries, as well as infrastructure capacity and interconnections. Simplify further the regulatory framework for businesses and enhance administrative capacity. Improve access to financial instruments, in particular equity, to finance growing businesses and innovation. Implement the planned reorganisation of the civil justice system, and promote the use of alternative dispute settlement mechanisms.

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The Government has paid special attention to greater market liberalisation and strengthening competition trying to foster a more open and dynamic environment. To this end, tax simplification and red tape reduction have been encouraged, transparency and the rule of law have been promoted, and the internationalisation of companies has been supported. The Government has recently approved a report to Parliament on competition, the development of infrastructure and competitiveness, which will lead to the adoption of several liberalisation and simplification programmes for economic activities, as envisaged in Article 41 of the Constitution.

The measures relating to this recommendation include:

•

State shareholdings with majority stakes in key sectors. With a view to ensuring more open markets to foreign investment, while at the same time maintaining a surveillance and supervision mechanism for key sectors that are important for our national interests, the Government has reviewed decision-making powers over state-owned companies by reforming the golden share.

Therefore, regulations governing companies operating in the defense, national security, energy, transport, communications and essential public services sectors have been changed.

•

Participation of general government in the capital of public services companies. Ministries and general government bodies cannot have shareholdings, whether direct or indirect, in companies 90 per cent of whose proceeds are derived from the provision of services to Ministries or general government bodies. The board of directors of companies controlled by the State cannot be made up by more than three or five members, depending on the importance and complexity of the activities carried out.

•

The database for public contracts. The new national database on public contracts (AVCpass), envisaged by the e-government code and run by the Public Contract Authority has been working on an experimental basis since January 2013. The experimental stage will last three months, then, as of April 2013, using the system will become mandatory for contracts exceeding €1 billion. As of the third quarter, the database will become binding for all tenders involving sums exceeding €150,000 and since October 2013 it will be mandatory for all tenders involving sums exceeding €40,000; failure to use the database will result in contracts being declared invalid.

•

General goverment payables to suppliers are being settled. In 2012 the certification of payables of central and local government was initiated, in order to offset taxes due or obtain a bank advance. Suppliers may also be paid with the issue of government bonds for a total amount of €2 billion. The process was slowed down mainly because of delays in registration operations on the electronic platform by central and local governments and firms. Completing the information flows to the banking system was also one of the reasons for the delay. As of January 2013, commercial transactions between businesses and general government shall be settled within 30 days of receiving the invoice or the merchandise (60 days in exceptional cases). After this term has elapsed, interest on arrears shall be charged (at a rate equal to the reference rate charged by the ECB for refinancing operations, increased by eight percentage points).

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•

Urgent measures for the payment of general government arrears in commercial transactions. In April 2013 the Government approved a decree law that immediately gave the green light to the payment of general government payables to suppliers. The adoption of the decree unfreezes the settlement of general government payables to firms, cooperatives and professionals for an amount equal to €40 billion, that will be disbursed over the next twelve months, thereby favouring a rapid solution to the problems of payment of arrears through clear, simple and quick mechanisms. Everything will be done in compliance with the 3 per cent budgetary contraint imposed by the Stability and Growth Pact. In September 2013 precautionary monitoring of the deficit is envisaged which, if the limit is exceeded, enables the timely adoption of the measures needed to reschedule expenditure so as to avoid undergoing the excessive deficit procedure again, thereby losing the flexibility margins linked to ‘significant factors’ when compliance of the budget with EU constraints is examined by the EU Commission.

•

The reform of professional associations. The principles of free access to regulated professions have been strengthened and regulatory bodies have been reformed with a view to ensuring independence. Minimum tariffs have been abolished and a quotation of expenses has been made a requirement, if requested by the client. The establishment of special registers is allowed only if clearly envisaged by law. No limits shall be imposed on the number of people certified to practice the profession, subject to expressed exceptions based on reasons of public interest. There can be no direct or indirect discrimination based on the nationality of a) professionals or b) registered offices of partnerships. Disclosure of information may be ensured with all means, provided it is functional to the activity and not defamatory and/or misleading and does not in any way violate professional secrecy requirements. Compulsory insurance has been introduced to protect professionals. Apprenticeship and the obligation to lifelong learning of professionals have been regulated. A reform of the legal profession has been enacted. It does not set fee ceilings; however, for assignments without an initial agreement or ex officio assignments, reference is made to a tariff scale that is updated by the Ministry of Justice every two years. Specialisations have also been envisaged, with the new specialized lawyers. As regards non regulated professions, regulations have been passed allowing certification of skills with a view to ensuring the free circulation of labour and providing guarantees to clients.

•

The insurance sector. IVASS (Istituto per la vigilanza sulle assicurazioni private e d’interesse collettivo - Authority for the supervision of Private Insurance) is responsible for taking care of prevention of administrative frauds in this sector, including through the use of a new integrated database of the various insurance companies. Tacit renewal of insurance contracts is not allowed. A standard contract for car insurance has been envisaged. Finally, insurance companies are required to submit three different car insurance quotations, at least two of which from competitors. With a view to reducing fraud and thereby reducing insurance policy premiums, regulations concerning the black box have been adopted.

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•

Poste Italiane. The regulations governing Poste Italiane has been brought into line with those on banks, with the possibility of having off-premises financial promoters for services relating to investment, financing, sale of current accounts and pre-paid cards for individuals and firms . Poste Italiane may open branches in other EU and non-EU countries.

•

Telecommunications. In February 2013, the Communications Authority set the prices that alternative operators (OLO) shall pay to use Telecom Italia’s fiber network, thereby completing the regulatory framework - a year after the Authority had adopted the rules on NGAN networks. The changeover to digital television throughout the national territory was completed within the deadline set by the EU (first half of 2012).

•

Liberalisation of the gas market. The following measures have been adopted for the gas market: i) the creation of a futures market for natural gas; ii) the adoption of rules to increase the idle capacity of the Tag gas pipeline (with Austria) and the Transitgas pipeline (with Sitzerland); iii) the completion of the unbundling plan of the gas network operator (SNAM Rete Gas) and the gas supplier (ENI); iv) more efficient rules for allocating natural gas storage services through a competitive auction system for the whole available capacity; v) three new regasification plants have been authorized. In 2013 distribution services will start to be tendered; only operators not linked to companies, to which services have been directly outsourced, will be allowed to partecipate in the tender. For clients bound by a contract, the Energy and Gas Autohority (AEEG) will set benchmark prices on the basis of the criterion whereby the supply price must be in line with the spot price quoted on European markets and the gas exchange. The regulatory authority expects a 6-7 per cent cut in gas bill prices during 2013 following these measures.

•

The electricity market. The following measures have been adopted: i) competitive tenders for hydroelectric plants - the length of the concession has been envisaged to last between twenty and thirty years (currently thirty years) on grounds of the size of the investment required; ii) changes to the system of incentives for photovoltaic energy and non photovoltaic electricity renewables and strengthening of white certificate schemes; iii) acceleration of procedures for dismantling nuclear power plants on the national territory; iv) re-definition of tax and taxlike components (such as taxes on renewables) for energy-intensive companies; v) speeding up energy requalification projects of buildings owned by the State and extension to June 2013 of tax credits granted for renovation of buildings, including projects to increase their energy efficiency.

•

Competition in the fuel industry. A fuel stock exchange and an oil logistics market are being established, managed by the Electricity Market Operator (Gestore del Mercato Elettrico - GME). In transposing the European Directive on storage requirements, the management of specific oil products stocks has been centralized with the establishment and start of activities of OCSIT (Organismo Centrale di Stoccaggio Italiano - the Italian Central Storage Office). Regulations on improving information on fuel prices have been adopted, both with a view to calculating the average price to be reported to the EU Commission and to showing the prices charged by each plant.

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•

The Green economy. Concessional loans shall be provided from the Kyoto Fund (currently €470 million are available) for public and private entities operating in the various sectors of the green economy, with the aim of favouring the creation of permanent employment for young people.

•

Streamlining of procedures for energy infrastructure. As regards energy infrastructure, environmental impact assessment procedures have been streamlined for the mining, refining and clean-up of sites through the introduction of state substitute powers in case of failure to act by the Regions.

•

Adoption of the Single Environmental Protection Authorisation (Autorizzazione Unica Ambientale - AUA). AUA is aimed to reduce the burden of environmental requirements to be complied with under the existing environmental regulations, while at the same time ensuring maximum environmental protection. A single permit shall supersede a whole series of communications and notices. The measures will affect microfirms, SMEs as well as plants not subject to regulations governing the Integrated Environmental Authorisation.

•

Tax breaks for large strategic infrastructure. A tax credit - to be calculated on IRES and IRAP - and equal to up to 50 per cent of the investment cost, will be granted for the construction of new large strategic infrastructure works, whose public-private partnership contracts exceed €500 million. The bonds issued by the company will be subject to the same taxes levied on government bonds (at a rate of 12.5 per cent).

•

The national plan for airport development. The comprehensive plan for the reorganisation of the airport sector has been presented, identifying the most important national airports. It envisages: i) the gradual sale of shares by public entities so as to favour the entry of private capital; ii) the setting up of ‘airport networks’ that can specialise in serving the same area with dedicated infrastructure according to the type of traffic; iii) streamlining air navigation services and general services to clients. The Plan has been submitted to the Permanent State- Regions Conference for agreement.

•

New funds for ACE, Aiuto alla Crescita Economica (aid to economic growth - allowance for corporate equity). Incentives for corporate equity have been changed with the aim of easing the tax bias existing between firms that use debt rather than equity finance.

•

Innovative Startups. New regulations have been introduced envisaging fewer administrative requirements to be complied with and tax breaks for firms that have been operating for less than 48 months, mainly in the production, development and marketing of innovative high-tech products and services. Approximately €200 million have already been made available to start-ups; when the measure becomes fully operational, €110 million a year will be available to support these firms.

•	Enterprises network. Enterprises network can participate in tenders, since it is now possible for them to acquire the status of legal persons by registering with the Registrar of Companies.

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•

Strengthening the loan guarantees of Confidi (collective-loan guarantee consortiums). Confidi’s loan guarantee scheme has been strengthened through the possibility of assigning to Confidi’s fund or its equity the risk funds or the capital reserves set up with contributions by the State, the Regions and other public entities, even when meant for other purposes. This measure is intended to make Confidi’s role more effective in ensuring SMEs’ access to credit.

•

New funds for small and medium-sized enterprises (SMEs). The SMEs Guarantee Fund has been extended with €400 million a year over the next three years. The fund provides lending, especially to companies located in the South, enterprises run by women and those linked to areas in distress.

•

The construction industry. The functioning of the one-stop shop for construction (Sportello Unico per l’edilizia - SUE) is being improved; from being an investigation one-stop shop it has been turned into a decision-making shop and it is the single access point for dealing with all the administrative requirements concerning a construction project. The procedure for submitting the Certified Start Date of Construction Report (Segnalazione Certificata d’inizio attività, SCIA) has been further simplified.

•

Italian Agency for the Digital Agenda. The agency responsible for meeting the targets of the digital agenda has been set up. It coordinates the activities of central, regional and local government relating to: i) spreading broadband and ultrabroadband connections; ii) funding for technological platforms needed for urban community life; iii) free online access to general government information; iv) sharing of information coming from different institutions; v) use of digital technologies in administrative procedures, including the mandatory use of certified electronic mailboxes.

•

Implementation of the transparency of general government. The Government has presented regulations concerning the principles of disclosure, transparency and dissemination of information by general government bodies. The regulations have been modelled on the US Freedom of Information Act.

•

Prohibition to run for office. Criteria for the prohibition to run for the European Parliament, for a seat in the Chamber of Deputies, in the Senate or in a regional, provincial or municipal council: generally speaking, people who have been convicted with a final sentence and condemned to more than two years’ imprisonment cannot run or hold office. The provision also lays down the impediments to holding government offices or the office of president or member of regional, provincial and municipal councils.

•

Implementation of legislation of the Internal Market. With a view to speeding up the procedures for bringing national regulations into line with the requirements of European law, the Community law has been divided into two different parts. By February 28 each year the Government must submit the European enabling act, containing delegated powers for implementing European directives and framework decisions that must be transposed in the national legislation. If necessary, the Prime Minister’s Office may submit, in addition to the enabling act, the European law containing provisions to ensure that the national legislation is brought into line with European legislation.

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•

The reorganisation of the Agency for promotion abroad and the internationalisation of Italian companies. The new Agency was born of the reorganisation of the Istituto per il Commercio Estero (ICE, Foreign Trade Institute). The Agency is directed by a new board and works in close cooperation with the Regions, Chambers of Industry, Commerce, Crafts and Agriculture, as well as with business associations and other public and private entities. A finance centre for business internationalisation has been set up within Cassa Depositi e Prestiti, which unites the responsibilities of SACE and SIMEST. Chambers of Commerce have launched a new IT desk, called world pass, where all the information concerning the different aspects concerning trade are available on line: marketing, fairs and promotional initiatives, information concerning contracts, tax regulations and customs operations.

•

The ‘Italy Desk’. A new one-stop shop has been set up for all investors who wish to make strategic investment. The powers of this one-stop shop include the possibility of convening special conferences on services and to facilitate business activities.

•

The single customs desk. The digitalisation of customs procedures has flown into the new e-customs.it portal. Other measures have also been introduced to reduce customs clearance time and costs as well as to improve the quality of checks on goods in transit.

•

The National Exports Plan for 2013-2015. The Plan - rolled out in January 2013 identifies some key strategic measures including: i) increase in promotion funds; ii) incentives for business mergers (networks); iii) stepping up of training activities for exporting companies; iv) strengthening of programmes for spreading e-commerce and large-scale organised distribution as well as efforts to attract FDI; v) strengthening of the integrated action of Cassa Depositi e Prestiti, SIMEST and SACE; vi) more effective action against counterfeiting and for the protection of brands. Building upon the priorities identified by the Plan will be crucial to increase business size and competitiveness.

•

The National Tourism Plan. To respond to the challenges posed by tourism, about 60 concrete measures have been identified based on the following guidelines: i) strengthen central support and coordination; ii) revitalise the Agenzia Nazionale del Turismo (ENIT), the national tourism agency; iii) focus on 30-40 priority centres; iv) upgrade and consolidate hotels and accomodation; v) develop of transport systems and infrustructure in line with the needs of the tourism industry; vi) upgrade the skills of staff working in the tourism industry; vii) attract investment through specific incentives and reduce red tape.

•

Anti-corruption and transparency measures in government. The ‘Commission on assessment, accountability and integrity of general government’ - (Commissione per la valutazione, la trasparenza e l’integrità delle amministrazioni pubbliche’, CIVIT) is the national authority responsible for coordinating activities to fight corruption in government. Penalties have been tightened for the crimes of embezzlement, misappropriation of funds, misuse of public funds, illicit acceptance of funds disbursed by the State, abuse of power. A new aggravating circumstance concerning fraud against the government, committed by those who hold public offices has been added to the criminal code. In March 2013, the new code of ethics of civil servants was adopted, envisaged by the anti-corruption law, which spells out the duties of

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civil servants. Any violation involves disciplinary responsibility to be ascertained at the outcome of procedures, without prejudice to cases giving rise to criminal, civil, administrative or accounting responsibility. The Government has drafted a consolidated text on disclosure, accountability and the dissemination of information by general government bodies, that implements the anti-corruption law. The measure is intended to enforce the transparency principle understood as total disclosure, i.e. total access to information concerning administrative organisation and activity.

•

The reform of civil justice. A review of the areas of jurisdiction is envisaged, with the abolition of all attached offices, the unification of 31 courts and 31 public prosecutor’s offices, as well as the abolition of all offices of justices of the peace. Proceedings may have a maximum length of six years, three of which in the first level of judgement, two in the appeal stage and one at supreme court stage. Every extra year carries a sanction for the State. All judicial communications and notices must be made through electronic forms of communications. Online real-time consultation of clerk of court records, electronic documents and electronic notices has been envisaged. Trial records of civil proceedings and cases are required to be kept in electronic records.

•

The reform of bankruptcy regulations. New regulations governing bankruptcy in Itay have been adopted, especially the preventive arrangement, which bring the Italian system closer to that envisaged by ‘Chapter 11’ of the US Bankruptcy Code. Other measures enable reconciling the need for appropriate creditors’ satisfaction with those of residual development of distressed companies. Regulations governing the execution of contracts as well as red tape have been reduced to speed up procedures of bankrupcty cases.

•

Settlement of crisis-related lawsuits due to overindebtedness. The operational ability of the trial for the settlement of a crisis-related lawsuit due to overindebtedness is aimed at settling the lawsuits filed by consumers and companies that cannot fail. The law envisages the possibility for the debtor to put forward a plan for rescheduling loans and paying debts. Provision has been made for the setting up of bodies responsible for the settlement of crisis-related lawsuits.

•

The costs of civil and administrative justice. With a view to reducing pressure on courts and relieving the burden of cases, the Government has increased taxation on second degree and supreme court proceedings and on administrative proceedings. Since January 2013 the unified contribution for rejected appeals has doubled. A preliminary scrutiny of the admissibility of appeal cases has been introduced. If the claim is inadmissible, a sanction is imposed on the petitioner, and the counsel’s fee shall be reduced by 50 per cent.

THE NEXT STEPS

•

Critical environmental and energy infrastructure, such as waste processing plants, water pipelines and smart grids must be strengthened. Ensuring the safety of the territory is essential for revitalising effective sustainable development.

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•

Tax credit for infrastructure constructed under project financing together with tax breaks to individuals are the two key elements for construction programmes. In particular, the tax credit shall be revisited to overcome the bias in favour of ‘major works’ and to extend it to works involving amounts below €500 million.

•

A key contribution to speed up the construction of infrastructure projects will also be made by continuing the programme for simplifying procedures. The most important infrastructure works include the Plan against hydrogeological disruption, the Plan on purification plants and the School Plan. The constitutional reform bill to reform Title V, submitted in 2012 and still pending, is a step in the direction of the simplification of decision-making levels of government (State,Regions and local authorities) whose overlapping responsibilities translate into constraints and ultimately into a drag on growth and on the construction of works.

•

In addition to the effort of general government to provide liquidity to firms, it is important to strengthen business access to financial instruments. To this end, measures shall be adopted to improve the role of the SMEs guarantee Fund and to act on the relations between banks and businesses.

•

General government plays a key role in business growth and development, but often entails excessive costs and procedures that hinder entrepreneurial initiative while facilitating corruption. To avoid this situation from becoming stagnant, administrative simplification must be strengthened with a major cut in useless procedures, while constantly reviewing actual implementation of the agreed measures.

•

In line with the recent guidelines issued by the EU Commission, after electronic consultation and after agreement with the Regions and the local authorities, a new programme will be adopted to measure and cut regulatory costs and the length of procedures. In every simplification programme, expected outcomes must be identified, along with timeframes, the officials responsible for them and review mechanisms that are to be linked to the performance assessment system.

•

In an economic situation in which competitiveness cannot be sustained through public spending and across-the-board subsidies, the following objectives appear to be of key importance: simplifying procedures for businesses and for obtaining environmental permits, greater reliance on electronic procedures, streamlining of procedures to obtain permits as well as the full implementation of the business charter.

•

The contribution of private capital to research and innovation is a driver of growth that must be supported through appropriate incentives. Therefore, the fund for financing research and enterprises, that was set up by the Stability Law 2013, will be implemented. An option to be considered for the future is granting on a permanent basis the tax credit envisaged for firms that invest.

•	Incentives for entrepreneurial dynamism must always include support for innovative startups and young entrepreneurs.

•

Action taken in various sectors has improved competitiveness, paving the way to ever more effective action, as in the case of water services, where the setting up of a regulatory authority was the first step towards the streamlining of regulations, which shall be completed once tariffs are set.

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•

Even more important and complex is the sector of local public services, given how important firms providing public services are for households and local authorities, the reform of this sector can no longer be postponed and the current legal uncertainty, which is the main obstacle to development and investment must be removed.

•

Particular attention must be paid to the provisions of the liberalisation decree that have not been implemented yet, especially those relating to the Transport Authority, which is not operational yet, and to car civil liability insurance and the taxi industry. The impact of new regulations on pharmacies will also have to be carefully examined.

•

Continuing the liberalisation effort also means constantly checking what has already been done. To this end, monitoring of reforms will have to be continued and liberalisation policies are to be coordinated in order to assess sectors with problems relating to competition in a clear and timely fashion.

•

The drafting and implementation of the annual law on competition and the implementation of its provisions will have to be monitored, so that it may become a consolidated starting point for government action to progressively extend liberalisation efforts and perfecting deregulation efforts that are already under way.

•	Building upon the initiatives already undertaken, streamlining of the judicial system will have to be continued by:

o	Reducing the caseload by revisiting provisions on mediation;

o	Ensuring ever greater effectiveness and efficiency of judicial offices by: completing the reform of the geographical distribution of judicial offices; continuing the computerisation of offices; relying more on organisational best practices; monitoring the functioning of the ‘Companies Tribunal’ to assess the organisational fallout and the usefulness of possible successive enlargements of its specialisation areas.

o	Examining measures, even extraordinary measures, to deal with pending cases, especially in courts of appeal. An effective reduction in the number of cases pending would also have a positive impact on the length of proceedings, which is one of the main problems of the judicial system.

o	Establishing an observatory to analyse the impact of reforms, by completing the creation of an automated and integrated database to monitor the impact of reform, identifying problems and deriving best practices.

III.2 NATIONAL TARGETS FOR THE EUROPE 2020 STRATEGY

This chapter sets out the most important initiatives taken to meet the national targets of the Europe 2020 Strategy.

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Target No. 1 – Employment rate

Europe 2020 Strategy Target: increase to 75 per cent the share of employment in population aged 20 -64 .

TABLE III. 1: LEVEL OF TARGET ‘EMPLOYMENT RATE 20-64’

INDICATOR	CURRENT LEVEL	OBJECTIVE BY 2020	MEDIUM TERM
	61.2% (2011)
Total employment rate		67-69%	63%
	61.0% (2012)

In 2012 the figure for Italy shown by the indicator was 61.0 per cent: 14 percentage points below the European target and 6-8 percentage points less than the national objective. Regional and gender imbalances sharpened.

The drop recorded in 2012, after moderate growth in 2011, only affects male workers (from 72.6 to 71.6 per cent), while the indicator for women continued to grow (from 49.9 to 50.5 per cent), in all areas considered and especially in the South.

The employment rate for the 20-64 age group in the South stands at 47.6 per cent, about 22 percentage points below the figure shown for the North. In this area of the country, the situation of women appears to be especially critical, with an employment rate of 34.3 per cent. Conversely, in the North the incidence of male employment on the population of the 20-64 age group exceeds 75 per cent.

For a descriptions of the measures implemented by Italy to meet the objective, see actions taken in response to Recommendations No. 3 and No. 4 (par. III.1).

Target No. 2 – Research and Development

Europe 2020 Strategy Target: improve R&D conditions with the aim of raising public and private investment to 3 per cent of GDP.

TABLE III.2: TARGET LEVEL FOR ‘RESEARCH AND DEVELOPMENT EXPENDITURE’

INDICATOR	CURRENT LEVEL	2020 OBJECTIVE	MEDIUM TERM
	1.26% (2010)
R&D expenditure as a % of GDP		1.53%	1.40%
	1.25% (2011)*

*	ISTAT estimates on forecast data provided byfirms, government institutions and non profit public and private institutions.

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Forecast data for 2011 processed by ISTAT, show a moderate growth of R&D expenditure at current values (+0.7 per cent, compared to +2.2 per cent recorded between 2010 and 2009), due to increasing expenditure in firms (+1.1 per cent) and in public institutions (+0.9 per cent). These increases are believed to have offset the expected drop in expenditure by universities (-0.1 per cent). However, if one considers R&D expenditure in real terms, a drop of 0.6 per cent is expected in 2011, compared to an average annual increase of 0.8 per cent over the 2007-2010. A European comparison on still provisional data relating to 2011 shows Italy ranking 18th for R&D expenditure, with a 0.8 percentage point gap compared to the EU27 average (which recorded 2.05 per cent). Italy’s position has not changed compared to 2010, but the gap is somewhat wider.

Final data for 2010 show that the incidence of private expenditure over the total increased from 56.6 per cent to 57.5 per cent, thanks to the growth of expenditure in companies and a parallel drop at universities. Compared to 2009, expenditure in large companies (with more than 500 employees) is edging up, even though their contribution to the sector’s overall expenditure is smaller (from 70.4 down to 69.0 per cent). Expenditure in medium-sized enterprises also increased, while that in small enterprises declined (-1.8 per cent).

At regional level, expenditure remains concentrated in 4 Regions (Lombardy, Latium, Piedmont, Emilia-Romagna), which accounted for 59 per cent of total expenditure (see Table.III.3).

TABLE III.3 INTRA-MUROS R&D EXPENDITURE BY REGIONS – 2010

REGIONS	Percentage	Percentage change 2010/2009
Piedmont	11.5	1.5
Aosta Valley	0.1	-10.4
Lombardy	22.4	9.0
Autonomous Province of Trento	1.7	-3.1
Autonomous Province of Bolzano	0.5	5.0
Veneto	7.7	-1.8
Friuli-Venezia Giulia	2.6	-0.7
Liguria	3.3	8.3
Emilia-Romagna	10.2	7.5
Tuscany	6.5	0.2
Umbria	1.0	-8.5
Marche	1.5	6.8
Latium	15.2	-1.0
Abruzzo	1.4	-0.7
Molise	0.2	-0.6
Campania	5.9	-5.7
Apulia	2.7	-0.9
Basilicata	0.4	3.7
Calabria	0.8	-0.5
Sicily	3.5	-4.8
Sardinia	1.1	2.7

North West	37.3	6.3
North-East	22.6	2.4
Central Italy	24.2	0.5
South	15.9	3.2

ITALY	100.0	2.2

Source: ISTAT.

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The following is a list of measures that have been taken at national level to stimulate growth in research and development :

•	Facilitations in the form of tax credits granted to companies hiring highly skilled workers.

•

The reform of the ‘Special revolving fund for technological innovation’, which flowed into the new ‘Fund for sustainable growth (FSC)[5], earmarked, among other things, for the promotion of research, development and innovation projects that are strategically important for the country.

•	The reform of PHD courses to incentivise PHDs in industrial sectors, in cooperation between universities / research institutions and companies.

•

€70 million earmarked for Italian research and projects to support young researchers, through the new FIRB tenders (FIRB - Fondo per investimenti nella ricerca di base, Basic Research Investment Fund) and PRIN projects (PRIN Research projects of national interest).

•	Regional agreements to strengthen the relationship between universities and the business sector and innovative projects of a social nature for young people in the South.

•

Funds earmarked for technological development and innovation as part of the regional cohesion policy 2007-2013, for a total amount of € 17.6 billion 6, 11.2 billion of which allocated to Convergence Objective Regions. In the South, about two thirds of overall spending come from initiatives of the National Operational Progamme ‘Research and Competitiveness’ (PON R&C).

•

The cohesion policy contributes €2.8 billion, 2.1 billion of which for Convergence areas, in the field of the information society with programmes for the construction of infrastructure to extend broadband and ultrabroadband to the national territory, innovative services provided by public administration to citizens and firms, support to firms in their innovation efforts through ICT.

•	Programmes for the development of human capital with funds amounting to € 2.2 billion for actions to support advanced learning.

•	The ‘Smart cities e communities’ project, with industrial research projects for a total amount of about € 900 million, to be financed through EU funds relating to the ‘Horizon 2020’ programme.

•	€ 408 million earmarked for the birth of ‘cluster hi-tech’, big national aggregates in key industrial sectors.

•	The ‘Horizon 2020 Italia’ Programme, which gives Italy a national framework programme in line with Europe.

•

The ‘Messaggeri’ project, a tender procedure for the selection of researchers coming from leading research and university education centres abroad, that will work in teaching activities in universities of the South.

[5]	Established under Art. 23 of Decree Law of June 22, 2012, No. 83, confirmed into law with Law No. 134 of 7 August 2012.
[6]	Also including measures to enhance human capital, the development of innovative entrepreneurship and those earmarked for the information society.

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•	The programme ‘Rita Levi Montalcini’ for recruiting young researchers was launched in 2013, to attract back young scholars now working abroad.

For more details on measures adopted by Italy to meet this objective, see the outline of actions taken in response to Recommendations No. 3 and No. 6.

Target No. 3 – Greenhouse gas emissions

Europe 2020 Strategy Target: 20 per cent cut in greenhouse gas emissions

TABLE III.4: TARGET LEVEL ‘GREENHOUSE GAS EMISSIONS’7

INDICATOR	CURRENT LEVEL	2020 OBJECTIVE

Total domestic GHG emissions	516.9 (1990) 484.4 (2012) preliminary	Reduction over the 2008- 2012 period by 6.5 per cent over the 1990 level (483.3 MtCO2/year)

GHG emissions for non ETS sectors	348.7 (2005) 293.9 (2013) preliminary	REduction by 13 per cent by 2020 of the 2005 level (296.3 MtCO2eq)

To meet the target assigned to Italy (13 per cent cut in grenhouse gas emissions for industries not regulated by EU Directive 2003/87/EC (so-called ‘emissions trading’ Directive) a new ‘National Plan for the reduction of greenhouse gas emissions’ has been developed to comply with the legally binding commitments undertaken at EU and international level for the per 2008-2012 and 2013-2020 periods, as well as to continue progressing toward a low-carbon economy8.

To this end Italy has implemented the following measures:

•	The ‘Kyoto Fund’ has been re-oriented, with the twofold objective of reducing employment and reducing greenhouse gas emissions through the development of ‘green economy’ sectors.

•	The ‘national system for the certification of sustainability of biofuels and liquid biofuels’ was made operational in early 2012.

•

The 55 per cent tax credits for programmes for energy upgrading in buildings will be extended to June 30 2013. As of July 1 2013, these facilitations shall be replaced by the 36 per cent tax credit which has now been turned into a final and permanent provision.

[7]

The progress made on achieving the objectives in the above Table are shown in greater detail in the Relazione del Ministro dell’ambiente e della tutela del territorio e del mare sullo stato di attuazione degli impegni per la riduzione delle emissioni di gas ad effetto serra, in coerenza con gli obblighi internazionali assunti dall’Italia in sede europea e internazionale, e sui relativi indirizzi- Report of the Minister of the Environment , drawn up under Art. 2, paragraph 9 of Law No. 39 of 7 April 2011 and annexed to the DEF (Economic and Financial Document).

[8]	Adopted by CIPE on 8 March 2013.

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•

About 500 measures will be taken over the first six months of 2012, for an estimated amount of about € 50 million, to be financed by the Fund for the promotion of renewable energy and energy efficiency, for the reduction of fossil fuel use

•	Continuation of activities and Policy Agreements relating to the Fund for sustainable mobility, concerning 187 measures for 106 Municipalities, co-funded for a total amount of about € 195 million.

•

The MoU on sustainable mobility has been signed with the aim of increasing rail freight transport from the current 6 to 24 per cent, thereby reducing the environmental impact caused by the circulation of trucks.

•

New regulations for the construction of infrastructure networks for recharging electric vehicles and incentivising the purchase of low – emission vehicles. €420 million are expected to be earmarked for this purpose.

•

Approval of new rules for the running and maintenance of winter and summer air conditioning. The new rules include a maximum heating temperature in the winter and a minimum cooling temperature in the summer.

•	Close of the procedure for the adoption of the legislative decree implementing the Emission Trading Scheme (ETS).

•	Allocation of 50 per cent of proceeds from the ETS auctions to activities aimed at reducing GHG emissions, thereby ‘substantiating’ the National Plan for the reduction of GHG emissions[9].

•

The ‘Strategic guidelines for adaptation to climate change, sustainable management and safety of the territory’, presented to CIPE in December 2012 envisaging measures which, besides contributing to the safety of the territory, also absorb greenhouse gases.

•	Implementation of Directive 2003/87/EC will continue.

•

Contribution to the cohesion policy 2007-2013 to the reduction of GHG which prevented emissions in amounts ranging from 8.0 and 9.9 MtCO2/year. A bigger contribution is expected from programmes for renewable energy and energy efficiency (between 6.15 and 8.0 million tons); 0.57 million are expected from investment in the waste cycle; 1.28 million tons are expected from measures concerning networks and mobility links.

For more details on the measures adopted by Italy in order to meet this target, see the description of the actions taken in response to Recommendation No. 3.

[9]

The legislative decree - implementing Directive 2009/29/EC of the European Parliament and the Council, amending Directive 2003/87/EC to perfect and extend the EU emission trading scheme - was adopted On 22 December 2012.

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Target No. 4 – Renewable sources

Europe 2020 Strategy Target: meeting the 20 per cent share target for renewable sources in the final consumption of energy.

TABLE III.5: TARGET LEVEL FOR ‘RENEWABLE SOURCES’

INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Share of renewable energy	10,11% (2010)
in gross final energy		17%
consumption	11,5% (2011)

According to the objective set in the 2009/28/EC Directive, by 2020 Italy will have to cover 17 per cent of final energy consumption through renewable sources10. At the end of 2011, renewable sources met 11.5 per cent of gross final energy consumption, overshooting the objective for 2015 set in the National Action Plan on renewables (PAN), designed to implement the above directive and sent to the Commission in July 2010. In the last three years, energy generated from renewable sources has grown rapidly, also thanks to stimulus policies.

Objectives relating to renewable sources have been divided among the Regions and Autonomous Provinces with the same approach used at European level, therefore assigning to each Region or Autonomous Province an objective in terms of percentages of consumption to be met by renewable sources11. This approach leaves each Region and Autonomous Province the possibility to work considering its own context, ‘pressing for’ energy efficiency and renewable sources also through statistical transfers from other Regions or other foreign local authority or agreements with other Member States. A methodology is currently being developed to measure to what extent objectives have been met, along with procedures to follow in case of failure to meet them.

Measures adopted to achieve the European objective related to:

•

New incentives for photovoltaic energy (so-called Fifth Energy Account) and for non – photovoltaic electric renewables (hydroelectric, geothermal, wind, biomass, biogas, liquid biofuels, exhaust gas, residual gas from purification

[10]	The strategy to meet the domestic target is set out in the National Action Plan (PAN), which is the main domestic policy document concerning renewable energies in Italy.
[11]

In assigning the targets, only electricity renewables and heat renewables have been considered, because the physical imports of renewables and the support mechanisms for the use of renewables in transport depend on equipment made available by the State. In the case of physical energy imports, agreements between States are needed and the construction and / or use of transport networks that require the involvement of network operators, to whom concessions are granted by the State and the relevant development plans of networks, are again, adopted by the State. As regards the use of renewable sources in trasport, companies that distribute petrol and diesel oil for consumption are required to mix these fuels with a minimum percentage of biofules. The minimum share, the relative compliance mechanism and technical characteristics of biofules have been set with Government measures.

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processes, waves). The main aim of these measures12 is to plan a more balanced growth of renewable energy which, in addition to ensuring that the EU objectives are met by 2020 (from 26 per cent to about 35 per cent in the electricity sector), stabilises the incidence of incentives on electricity prices. Moreover, by 2016 the system of green certificates will be replaced by a mechanism based on incentivising tariffs, fixed prices or bonus prices, reverse auctions and the introduction of a governance and monitoring system of incentives.

•

The so-called ‘Thermal account’, incentivising energy production from renewable sources (biomass heating, heat pumps, thermal solar and solar cooling), and speeding up energy upgrade projects for public buildings, through a simple and effective system of incentives for citizens and general government bodies. The new incentive measure, in line with the National Energy Strategy, will more than meet the energy and environmental targets set for 2020 by the European Union.

•	Update of the National Action Plan for the reduction of GHG emissions, adopted by CIPE, with the new measures to promote electric and thermal renewable energy sources.

•	Rationalisation of the production chain of biofuels to be used for transport, easing the bias in favour of EU products compared to non- EU products.

•	Entry into force, as of March 31, of the requirement for producers/importers or installers of photovoltaic panels to join a disposal consortium.

Objective No. 4 relating to renewable sources is also affected by provisions concerning sustainable mobility, that was commented on in the remarks about Target No. 3 - GHG emission reduction.

FOCUS

A detailed look at the wider use of renewables

According to data developed by the Energy Services Operator (Gestore Servizi Energetici (GSE)) , installed electric capacity from renewable sources grew from 18.3 GW in 2000 to 24 GW in 2008, and beyond 41 GW in 2011 (+37 per cent compared to 2010).

The number of plants powered by renewable sources has more than doubled compared to 2010 going from 159, 895 up to 335,151. The change over 2010 figures is mainly due to the strong growth in photovoltaic plants from 155,977 to 330,196 ; a strong growth in installed power compared to 2010 – from 3 GW to 13 GW—has also been witnessed in relation to these plants. In 2011, photovoltaic plant capacity accounted for 31 per cent of total capacity of plants powered by renewable sources, second only to hydraulic plants (which accounts for about 44 per cent).

Compared to 2010, the contribution from wind and bioenergy also increased: especially for the first type of plants there were increases in the number and capacity by 65.7 per cent and 19.3 per cent respectively. The number of plants powered by bioenergy increased by 81 per cent while their installed capacity increased by 20 per cent; however, these are mainly small plants.

[12]	Decrees of the Ministry of Economic Development in agreement with the Ministry of the Environment of 5 and 6 July 2012.

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As regards electricity generation, the total production from renewable sources increased over the last decade from 51 TWh in 2000 to 83 TWh in 2011, with different contributions from individual sources: hydropower went down from 86 per cent to 55 per cent, geothermal from 9 per cent to 7 per cent, wind from 1 per cent to 12 per cent, photovoltaic from 0.01 per cent to 13 per cent and finally bioenergy from 4 per cent to 13 per cent. In the case of photovoltaic, actual production went up from 39 GWh in 2007 to almost 11 TWh in 2011; in the case of wind, whose growth was more gradual, production went from 563 GWh in 2000 up to 4 TWh in 2007, reaching little less than 10 TWh in 2011. In both cases there was a considerable increase in the average size of plants.

As to bioenergy, production went from 1,9 TWh in 2000 up to 5 TWh in 2007 and to about 11 TWh in 2011.

Finally in the case of hydro and geothermal sources, already widely used, progress was much slower.

Compared to other European countries with regard to electricity production from renewable sources, Italy ranks fourth after Germany, Spain and Sweden and before France. Moreover, as regards the objective to be reached by 2020 relating to electricity only (percentage of gross domestic electricity consumption met by renewable sources), it should be noted that in 2011 Italy reached 24 per cent (as against the 2020 objective of 26.4 per cent); this figure is above the EU27 average – of 20.4 per cent. Compared to bigger countries, Italy ranks after Spain and before Germany, France and the United Kingdom.

Target No 5 – Energy efficiency

Europe 2020 Strategy Target: 20 per cent cut in energy consumption.

TABLE III.6: TARGET LEVEL FOR ‘ENERGY EFFICIENCY’

INDICATOR	CURRENT LEVEL*	2020 OBJECTIVE **	2016 OBJECTIVE
Energy efficiency (Yearly saving on final uses )	5.12 Mtoe/year (2011)	20 Mtoe/year	11.6 Mtoe/year

*	The energy efficiency objective is calculated as savings on final uses as envisaged by the Energy end-use efficiency directive (32/2006/EC).
**	Efficiency target set by the National Energy Strategy.

In 2011 energy consumption (final uses) in Italy was 1,568 TWh with a 2.6 per cent reduction compared to 2010. Consumption declined because of the lingering crisis and because of the impact of policies for the promotion of energy efficiency. More specifically, energy saving achieved by energy efficiency measures was estimated at 5,12 mtoe/year, on the increase compared to 2010.

The National Energy Strategy (SEN), adopted in March 2013, set as the energy efficiency objective to be reached by 2020 a cut in energy consumption of 231,7 TWh . To meet this target, the National Energy Strategy sets out the policy measures that have already been adopted and those that have been envisaged to promote energy efficiency in the residential, general government, industry and transport sectors; the following is a summary of envisaged policy measures:

•

Strengthening and enforcement of the rules on minimum energy performance standards, especially with regard to construction (new buildings or major renovations), the transport sector and the whole range of products falling under the scope of the Ecodesign directive (also with a view to transposing European regulations).

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•	Extension to 2020 of tax credits for energy efficiency in buildings, which were introduced in 2007.

•

Introduction of direct incentives for general government interventions such as the so-called ‘Thermal Account’ (‘Conto Termico’)[13]. Contractual standards shall be developed for general government bodies based on increased energy efficiency, by strengthening the Energy Service Contract .

•

Strengthening of the so called White Certificates system mainly targeted to bigger energy efficiency projects in the industrial and services sector and to the promotion of infrastructure projects (ICT, water distribution, trasport).

•

Strengthening of the ESCO model (Energy Service Company), through the introduction of qualification criteria, the development and wide use of innovative contract models for funding by third parties and the establishment of special revolving funds for bigger projects, with the possible participation of public financial institutions.

•

Consolidation of the role of Structural Funds through which energy efficiency promotion programmes have been implemented (POIN) and which can be an important opportunity for future actions, especially energy upgrade of public buildings.

•	Support research and innovation with the aim of further developing material, construction and plant technology, which are all sectors in which Italy holds a strong global competitive advantage.

•	Promotion of information and awareness-raising campaigns to increase citizens’ awareness of the opportunities offered by energy efficiency.

The cohesion policy 2007-2013 contributes €2.9 billion to energy efficiency and renewable energy projects (1.8 billion in the Convergence Regions) for a total expenditure by the end of December 2012 of about €22.8 of the total amount planned (14.1 per cent in the Convergence Regions)14.

A substantial part of the programmes was started with funds from Interregional Renewable Energy and Energy Saving Programme (POIN) as part of the ERDF 2007-2013, designed to create the supraregional sinergies needed to strengthen the spreading of renewable sources and energy saving as a competitive driver of regions. The Operational Interregional Renewable Energy and Energy Efficiency Programme also supports energy upgrade projects in public buildings identified in the Convergence Regions through two conventions agreed to by the relevant ministries and authorities for a total amount of €50 million.

Target No. 6 – Early School leavers

Europe 2020 Strategy Objective: reducing school dropout rates below 10 per cent by 2020.

[13]	Already included in the measures to achieve Objective No. 4.
[14]

Measures adopted maily concern energy efficiency in public buildings, energy efficiency of public lighting systems, strengthening of distribution networks, and on the production side, integrated plants on public building that mainly use the sun as a source of energy, but also, albeit in a very small percentage, energy from biomass.

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TABLE III.7: TARGET LEVEL FOR ‘SCHOOL DROPOUT RATES’

INDICATOR	CURRENT LEVEL (2012)	2020 OBJECTIVE	MEDIUM TERM
	17.6% (Italy)		17.9% by 2013
Early leavers from education		16%
	21.7% (Convergence area)		17.3% by 2015

In 2011, the highest qualification achieved by 44 per cent of the population in the 25-64 age group was a lower-high school diploma, a figure that is quite far from the EU27 average (26.6 per cent). More recent data on the 2012 average show that young people aged 18-24 experiencing school dropout (Early school leavers – ESL) dropped to 758,000 (29,000 less than in 20011); 59.6 per cent of them are male. In the same age group, the incidence of school dropout is 17.6 per cent (18.2 per cent in 2011) against a EU average of 13.5 per cent (however these data refer to 2011). As regards young foreigners, the indicator reached 41.3 per cent (15.0 per cent for Italians).

FIGURE III.1: EARLY SCHOOL LEAVERS (ESL) BY GENDER, REGION AND AREA - 2012 (PERCENTAGE VALUES)

At regional level the situation is uneven: Molise is the only region to have met the European target, with the indicator showing 10.0 per cent. The phenomenon of school dropout continues to plague mainly the South, with peaks of 25.5 per cent in Sardinia, 24.8 per cent in Sicily and 21.8 per cent in Campania. Compared to 2011, the Marches, the Autonomous Province of Trento, Liguria and Umbria recorded a significant increase in the indicator values (+3.0, +2.4, +2.2, and +2.1 percentage points respectively). Molise, Latium, Veneto and Lombardy show the strongest declines (-3.1, -2.7, -2.6, -2.0 percentage points).

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Italy ranks fourth from the bottom, immediately after Portugal in the EU27 league table. The gap with the European average is more marked in the male population (21.0 against 15.3 per cent), compared to the female population (15.2 and 11.6 per cent, respectively).

Programmes co-funded by Structural Funds help to reduce school dropout rates and, more generally, to improve attendance with € 4.4 billion in the current planning cycle, with expenditure at 31 December 2012 equal to 54 per cent of the planned value. Programmes are concentrated in the South, implemented by PORs and by the two PONs being implemented in the Convergence Regions enacted by the Ministry of Education, University and Research (the total of funds earmarked to Convergence amount to €3.2 planned with an expenditure advancement of 52.3 per cent).

For more details on the measures taken to achieve the European objective, see the outline of actions taken to respond to Recommendations No.3 and No.4.

Target No.7 – Tertiary education attainment

Europe 2020 Strategy Objective: increase the percentage of people aged 30-34 completing third level education.

TABLE III.8: TARGET LEVEL FOR‘UNIVERSITY EDUCATION ‘

INDICATOR	CURRENT LEVEL	2020 OBJECTIVE	MEDIUM TERM
Tertiary education	21.7%		22.3% by 2013
		26-27%
Attainment	(Istat, year 2012)		23.6% by 2015

In Italy, average figures for 2012 showed 30-34 year olds having completed third level education to be 21.7 per cent (17.2 per cent of men and 26.3 per cent of women). The indicator shows a significant increase (+1.4 percentage points) referring both to women and men. However, despite the increase recorded in the 2004-2012 period, the percentage is still quite modest against the 40.0 per cent objective set by the Europe 2020 Strategy. In the EU average, the indicator shows an annual increase of one percentage point and stood at 34.6 per cent in 2011, with thirteen countries that have already reached and overshot the 40.0 per cent objective

At regional level, increases of more than two percentage points are found in in Emilia Romagna, Liguria, Basilicata, Apulia and Friuli Venezia Giulia. Emilia Romagna is the region with the highest percentage of graduates among 30- 34 year olds (28.6 per cent). Conversely, declines are shown by the indicator in Abruzzi, Sardinia, the Marches, Trentino Alto Adige and the Autonomous Provinces of Trento and Bolzano. These data must be carefully assessed considering that in some Regions (Emilia Romagna, Liguria, the Autonomous Province of Trento) the percentage of 30-34 year olds with a third-level education diploma is already above the 2020 target assigned to Italy.

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In the last few years, Universities have had difficulty in attracting young people. The university enrolment rate (percentage ratio of students enrolling at universities to upper secondary school graduates of the previous year), that had gradually been edging up reaching 73 per cent in the 2003/2004 academic year, gradually declined and stood at 61.3 per cent in 2010/2011.

In 2011, 71.5 per cent of young people who had graduated from university in 2007 were in employment (73.2 per cent of people who had graduated in 2004 and interviewed in 2007). Among three-year degree courses, the best employment outcomes were registered for courses leading to professions in healthcare (nursing and obstetrics, with approximately 95 per cent of people in employment); for two – year master courses, high employment levels were found among those who completed engineering, architecture and business and economics courses.

Particular problems have been identified in relation to graduates living in the South and women. In particular, the female disadvantage is associated with all types of degree courses, with a differential in the unemployment rates of women and men of about 8 points15.

[15]	Data taken from ISTAT publication ‘Rapporto sulla coesione sociale – anno ‘ 2012’, downloadable from: http://www.istat.it/it/archivio/77697

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As the arguments set out are the same, for a description of the measures implemented to achieve the European objective, see the outline of the actions adopted to respond to Recommendation No. 3 and No. 4.

Target No. 8 – Fight against poverty

Europe 2020 Strategy Target: at least 20 million fewer people in or at risk of poverty and social exclusion

TABLE III.9: TARGET LEVEL ‘FIGHT AGAINST POVERTY’

INDICATOR	CURRENT LEVEL	2020 OBJECTIVE
Number of poor people, experiencing material deprivation or living in very low work intensity households	14,757,000 (2010) 17,126,000 (2011)	Reducing by 2,200,000 the number of poor, materially deprived or members of low intensity work households.

The synthetic indicator of poverty or social exclusion risk records the percentage of people (on the total population) who experience at least one of the following conditions: serious material deprivation; risk of poverty after social transfers; living in a low work intensity household16.

This indicator went up in Italy from 26.3 per cent of 2010 to 28.2 per cent in 2011, a percentage that is above the euro area (22.6 per cent), and above the EU27 (24.2 per cent).

Compared to 2010, the synthetic indicator goes up by 3.7 percentage points, because of the increase in the percentage of people at risk of poverty and those suffering serious deprivation. After an increase between 2009 and 2010, the percentage of people who are members of low work intensity households has basically remained stable (at 10.4 per cent).

If one considers the single indicators that make up the synthetic index:

•

in 2011 the share of people at risk of poverty after social transfers (which in Italy mainly consist in pension benefits), accounts for almost a fifth of the resident population (19.6 per cent compared 18.2 per cent in 2010). This figure is above the European average, whether against euro area countries or EU 27 (16.9 per cent in both cases); people experiencing serious deprivation are 11.2 per cent (they were 6.9 per cent in 2010), above both the euro area countries (6.5 per cent) and EU 27 (8.8 per cent);

[16]

Situation of serious material deprivation: people living in households claiming that they experience at least four out of the nine following deprivations: 1) not being able to afford unexpected expenses; 2) being in arrears with payments (mortgage, rent, utility bills, debt other than mortgage); not being able to afford: 3) a week’s holiday away from home once a year 4) an adequate (protein) meal at least every other day, 5) sufficient home heating; not being able to buy: 6) a washing mashine, 7) a colour TV set, 8) a phone or 9) a car; risk of poverty after social trasfers: people who live in families with an income equal to or below 60 per cent of equivalent median income, after social transfers; being a member of a very low work intensity household: people under 60 living in families where adults, during the previous year, worked less than 20 per cent of their potential.

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•

the labour market exclusion indicator shows that in Italy in 2011 10.4 per cent of people under the age of 60 were living in a very low work intensity household; the figure is close to both European averages (10.0 for EU27 and 10.5 for the 17 countries of the euro area).

•

Compared to 2010, individuals who are members of households who claim they cannot afford a week’s holidays away from home increased (from 39.8 per cent to 46.6 per cent), who could not afford sufficient home heating also increased (from 11. 2 per cent to 17. 9 per cent), who cannot afford unexpected expenses of € 800 (from 33.3 per cent to 38.5 per cent) or who, if they wanted to, could not afford an adequate protein meal every other day (from 6.7 per cent to 12.3 per cent).

The South is the area of the country with the highest poverty and exclusion rates; in Sicily all three indicators show the highest figures: 44.3 per cent of residents are at risk of poverty, 25.3 per cent experience serious deprivation and 19.9 per cent live in low work intensity households. Figures for Campania and Basilicata are also high. Worth noting are the situations in Apulia – with the figure for serious deprivation (21.5 per cent) – and Sardinia, for the figure relating to low work intensity (17.5 per cent).

At the other estreme is the North, especially the North- East, the area least exposed to the risk of poverty; the best conditions are those in Alto Adige, Valle d’Aosta and Emilia Romagna, where the percentage of the population at risk of poverty or exclusion is below 15 per cent.

The measures described below have been implemented in the last twelve months with the aim of improving this indicator (for further details see subsection III.1, CSR 4):

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•

The ‘Semplifica Italia’[17] decree law has changed the approach on which the purchase card for the fight against absolute poverty was based: while the areas chosen for testing this measure (the 12 cities with a population of more than 250,000 inhabitants) and the total amount of funds allocated have remained unchanged (€ 50 million to be drawn from the Purchase Card Fund), with the new approach municipalities are entrusted with distributing the so-called ‘social cards’, as part of the integrated system of social programme and services they provide.

The new ‘social card’18 is intended for families with children in absolute poverty, starting with households who are more marginalised from the labour market. The number of recipient families will be greater (the previous card required households to have a child under three years of age or an elderly member over 65). In order to qualify for access to this programme the ISEE (means-testing) indicator must not exceed € 3,000 – in additon other means-testing methods are used, such as home ownership. With the resources that are available 15 thousand households will benefit from this experimental project.

The new purchase card provides a cash benefit that is higher than the previous monthly benefit (€ 40) plus care services to the individual (social, educational and training services). The amount of the benefit is not the same for all recipients, but scaled up or down depending on the size of the household and the cost of living in the municipalities where the scheme is being tested. The monthly benefit will be € 231 for households with two persons, € 281 for those with three persons, € 331 for four persons and € 404 for households with five or more members.

Unlike the old purchase card, which only Italian citizens were entitled to claim, the new social card is a benefit that also EU and non EU citizens that are long – term residents can claim.

•

Monitoring of the use of the existing purchase card shows that in the period from December 1 2008 to 31 December 2012, the € 80 benefit was paid to 935,000 people living in absolute economic distress. Of these, 493,000 are children under 3 and 442,000 are over 65. 70 per cent of recipients live in the South (including Sicily and Sardinia) , 13 per cent in the Centre and about 17 per cent in the North. A total of € 945 million have been paid to recipients.

•

The Structural Funds earmark about €3.1 billion for social inclusion (1.7 billion for the Convergence Regions) as part of a wider set of funds earmarked for social inclusion and services for the quality of life and territorial attactiveness, €1.5 billion from PON ‘Sicurezza’ (Safety National Orientation Plan). As regards implementation, programmes rolled out through EFRD mainly concentrate in the South, where investment in social infrastructure prevail, while measures rolled out through the European Social Fund tend to concentrate in the regions of Central and Northern Italy, where there are a higher number of instances of action taken for the social and labour market inclusion of disadvantaged people and for action to promote acceptance of diversity. Expenditure on this priority issue at 31 December 2012 stood at 41.5 per cent (36.8 per cent in the Convergence Regions).

[17]	Art. 60, Decree Law No.5/12.
[18]	It should be noted that the standard social card benefit will continue to exist and has been refinanced. The new card has been introduced on an experimental basis.

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•

In addition to programmes envisaged by the Action and Coesion Plan (III re-planning stage, for a total of €143 million), the Government has envisaged social inclusion programmes to be funded with national resources, for a total of €117 million earmarked for family policies.

•

With the labour reform, the Government has reviewed provisions on the Solidarity Fund for mortgages to buy first homes and established CONSAP. The Fund allows borrowers, in case of mortgage agreements for the purchase of a house to be used as primary residence, to apply for a suspension of the instalment payments in given cases. For each of the years 2012 and 2013, the Fund’s endowment has been increased by €10 million.

•

The National residential housing plan is a set of government residential housing programmes, project financing, facilitations for construction cooperatives, in addition to an integrated system of real-estate funds. It envisages concessions for construction developers who set aside a share of dwellings to be leased or sold to young couples (aged 35/40 who have been married for at least two/three years). A second programme to support young couples envisages action on rents, with measures aimed at ensuring affordable rents.

•

The integrated system of real-estate funds is linked to the National Housing Plan. The Fondo Investire per l’Abitare (FIA – home investment fund)19, which is a closed real-estate fund managed by Cassa Depositi e Prestiti (CDP) is an integral part of the National Housing Plan. The Fund20 can finance selected urban upgrade projects for about €1.5 billion, while the value of investment can reach € 4.4 billion between public and private funds. On top of this investment channel there are the regional policy agreements for a total of €490 million, in addition to public residential housing schemes worth €200 million. With a first endowment of €377.8 million, programmes have started for 17,101 dwellings (13, 737 new dwellings, 3,168 renovations and 196 are purchases from existing buildings). An additonal €112 million have been added to this investment. The funded programmes will enable, inter alia, the provision of dwellings to be leased at affordable rent.

III.3. USE OF STRUCTURAL FUNDS

Programmes co-financed by Structural Funds and Cohesion Action Plan

In line with the specific European Council Recommendation of July 2012, the rescheduling of Structural Funds through the Cohesion Action Plan (first, second and third phase) together with the adoption of measures to speed up expenditure enabled the total use of EU funding whose deadline expired on 31 December 2012.

[19]	Envisaged by the ‘Housing Plan’, under Decree Law No.1/2012 and Decree Law No. 83/2012.
[20]	The Government established the Fund with a Ministerial Decree of the Ministry of Infrastructure and Transport – Min. Decree No. 1105 of 2013.

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In the 14 months between October 2011 and 31 December 2012 certified expenditure amounted to €9.2 billion, more than had been spent in the previous five years, reaching 37 per cent of available amounts thereby exceeding the national target by 5.5 points21. It was a major improvement that affected the whole Country, although differences in performance among Regions remain. Of the 52 Italian operational Programmes, only the ‘Attrattori culturali, naturali e turismo’ Programme (on tourism, cultural and natural attractions) did not reach the set expenditure target, with a loss of 0.1 per cent of the planned amount.

The first rescheduling of Structural Funds (December 2011) concerned the regional operational programmes in the South for a total of €3 billion, earmarking funds for measures for education, railways, employment and the implementation of the digital agenda. All the planned actions resulted in significant progress: expenditure on school programmes was equal to 36 per cent of planned expenditure at 31 December 2012; applications for using the tax credit for hiring disadvantaged and very disadvantaged workers went well above the funds available; four Institutional Development Contracts have been signed for strengthening the railway and road network in the South; agreements have been entered into with the Regions for promoting the use of basic and new generation digital technology.

The second rescheduling of Structural Funds (May 2012) concerned operational programmes run by Ministries and involved funds for a total of €3.4 billion for social inclusion and growth objectives with special attention to programmes for young people. In the field of child-care services and services for non-self-sufficient elderly people (€730 million) a comprehensive national programme has been prepared, made up of action plans for each Convergence Region, aimed at providing more nurseries and supplementary services and to strengthen integrated home care. The first tranche of funds has been shared out. To improve the condition of young people, actions have been developed for inclusion and growth (€672 million, including the funds for the extraordinary plan to reform vocational training in Sicily), intended to reduce drop-out rates, incentivise non-profit activities in the South, promoting apprenticeship and breaking the NEET cycle through 6-month apprenticeships, with the participation of Employment Services; in addition, measures have been envisaged a) to favour the participation of students in the South in international research networks through the involvement of Italian researchers abroad and b) to support youth entrepreneurship. These measures are flanked by those designed to support enterprises research, through strengthening the Central Guarantee Fund, also for small and medium-sized enterprises; supporting particularly important investment programmes (Development contracts); incentivising internationalisation and the use of pre-commercial contracts (€700 million). Finally, measures have been envisaged for enhancing the value of sites of cultural interest (€130 million), to cut the length of civil proceedings (€4,4 million) and to promote energy efficiency.

[21]	On the implementation of programmes co-funded by Structural Funds see also the National Strategic Report drawn up by Italy in December 2012, downloadable from:

http://ec.europa.eu/regional_policy/how/policy/doc/strategic_report/2012/it_strat_report_2012.pdf

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The third rescheduling of Structural Funds (December 2012) involved €5.4 billion funds. The programmes thus funded are intended to dampen the impact of the economic cycle on enterprises, workers and households in economic distress, with action that has been identified through dialogue among government and social partners (€2.4 billion)22; to safeguard particularly significant projects that need longer than expected implementation times (€1.9 billion); new interventions to be implemented when the next (2014-2020) during the next planning period (€1.05 billion).

An online portal called ‘Open Coesione’, the only one of its kind in Italy and abroad, has been set up. It gives users the possibility to download data in an open and re-usable format (open data) on each intervention of the cohesion policy (about 700,000 projects realised with EU and national funding) through an interactive platform encouraging users’ interaction it provides citizens with information on monitored interventions.

A recent Government initiative has integrated the reserve envisaged under Article 3 of Decree Law 201/2011, ruling out national co-funding from the Internal Stability Pact, for a share equal to €800 million for 2013 alone. The aim is to ensure that expenditure targets are met by 31 December 2013 and support the further acceleration needed for a complete use of EU funds by the end of the period.

Work to prepare the 2014-2020 planning has started with the presentation of the document that identifies innovations in terms of approach as well as some operational action proposals23. A technical institutional debate has begun, coordinated by the Department of cohesion and development within four technical forums convened to discuss the major issues in the new planning period: employment, competitiveness and innovation, value-enhancement, protection and management of the environment; quality of life and social inclusion; education, training and skills. The outcome of the debate is the foundation on the basis of which the partnership agreement and the operational programmes are being developed. Compared to 2007-2013, the new planning effort envisages greater concentration of funds and more explicit compliance with the priorities of the Europe 2020 Strategy. In order to meet these commitments, the temptation to extend the range of actions that can be funded must be resisted and effective measures must be envisaged that can respond to the three strategic objectives identified in the document which started the public debate: i) bridge the gap between citizens and institutions and the production gap in the South of Italy; ii) give cities a central role in the new planning cycle, so as to revitalise production

[22]	Direct measures for business and employment in the South (22 October 2011), downloadable from:

http://www.dps.tesoro.it/documentazione/comunicati/2012/Nota_Tecnica_Finale_Tavolo_SUD_Impresa_Lavoro.pdf

[23]

‘Metodi e Obiettivi per un uso efficace dei Fondi Comunitari’ (Methods and Objectives for an Effective Use of EU Funds) submitted to Italy’s Council of Ministers on 17 December 2012, by the Minister for Territorial Cohesion, in agreement with the Minister of Labour and Social Policies and with the Minister of Agricultural, Food and Forestry Policies.

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innovation and improve the quality of services in these areas; iii) protect, ensure the growth and safety of the hinterland that may provide significant business and employment opportunities (in tourism, social services, farming, the rediscovery of old trades and professions). In order to ensure that the new planning cycle and its action on cities and hinterland areas are effective, the contribution of national sectoral policies in the areas for which EU funds are used is crucial.

With a view to ensuring coordination and monitoring of co-financed programmes and ensuring a systematic review of their implementation, the role of central government must be strengthened in: i) designing and reviewing rules and general policies, ii) monitoring and assisting implementation and iii) co-designing regional prototype projects, iv) complying with the subsidiarity principle. To these ends, it is essential for the organisational approach of the Ministry for Territorial Cohesion to be redesigned.

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IV.1 ITALY’S STATUS BASED ON THE SCOREBOARD INDICATORS

The process of overseeing macroeconomic imbalances

The supervision of macroeconomic imbalances of the Euro Area countries (Macroeconomic Imbalances Procedure (MIP)) is part of the European Semester annual cycle. The MIP involves two possible procedures: the first, preventive and the second corrective. The latter is applied only when the in-depth review of any single country evidences imbalances that may be considered excessive. The MIP was first applied in February 2012, when the Commission published the first Alert Mechanism Report in which it indicated that 12 countries, including Italy, needed an in-depth review in order to evaluate possible excessive imbalances. The publication of the in-depth reviews occurred May 2012. At such time, Italy’s imbalances (loss of competitiveness and high public debt) were deemed ‘serious’ but not excessive, and Italy was included in the preventive procedure. In July 2012, the European Council took decisions on the subject.

The European Commission’s assessment for 2013

The economic assessment of the indicators for the Alert Mechanism Report for 2013 also prompted the European Commission to identify Italy among the countries that present ‘ serious imbalances’ and for which a more in-depth review is needed. Italy reflects values above the alert threshold for its public debt and its exports market share. More specifically, the report links the contraction of export market share to the loss of competitiveness occurring since the introduction of the euro.

Low productivity is the main obstacle to regaining competitiveness and to improving economic growth prospects. Based on the Commission’s assessments, the unit labour cost remains too high with respect to the Euro Area average, including as a result of a wage/salary trend which does not mirror the trend of productivity.

With reference to financial markets, the high cost of financing businesses is a concern. The gap with respect to other core Euro Area countries is likely to reflect tensions on sovereign debt and the consequent variation of monetary-policy transmission in the Euro Area’s various economies. On the other hand, the Commission acknowledges that private-sector debt is lower than the Euro Area average.

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TABLE IV.1: EU-15 - SCOREBOARD INDICATORS FOR MACROECONOMIC IMBALANCES

	External Imbalances					Internal Imbalances
	Current account balance	Net International Investment Position	Real Exchange Rate	% of World Exports	Nominal Unit Labour Cost	House price index	Private credit flow	Private Debt	Public Debt	Unemployment Rate	Total Financial Sector Liabilities
	Chg. 3 years		To HICP	Chg. 5 years	Chg. 3 years	Chg. year/ year				Level 3 years	Chg. year/ year
	% of GDP	% of GDP	% of GDP				% of GDP	% of GDP	% of GDP
	-4/+6 per cent	-35 per cent	+/-5 (EA); +/- 11 per cent (Non EA)	-6 per cent	+9 (EA); +12 per cent (Non EA)	6 per cent	15 per cent	160 per cent	60 per cent	10 per cent
BE	-0.3	65.7	-0.5	-10.2	6.2	-0.1	11.6	236.0	98.0	7.8	4.7
DE	5.9	32.6	-3.9	-8.4	5.9	1.4	4.8	128.0	81.0	6.9	2.1
IE	0.0	-96.0	-9.1	-12.2	-12.8	-15.2	4.0	310.0	106.0	13.3	-0.6
EL	-10.4	-86.1	3.1	-18.7	4.1	-5.1	-5.5	125.0	171.0	13.2	-3.4
ES	-4.3	-91.7	-1.3	-7.6	-2.1	-10.0	-4.1	218.0	69.0	19.9	3.7
FR	-1.6	-15.9	-3.2	-11.2	6.0	3.8	4.0	160.0	86.0	9.6	7.3
IT	-2.9	-20.6	-2.1	-18.4	4.4	-2.0	2.6	129.0	121.0	8.2	3.8
LU	7.5	107.8	0.8	-10.1	12.5	1.5	2.5	326.0	18.0	4.8	11.3
NL	7.5	35.5	-1.6	-8.2	5.8	-4.0	0.7	225.0	66.0	4.2	7.2
AT	2.2	-2.3	-1.0	-12.7	5.9	-8.0	4.1	161.0	72.0	4.4	-0.3
PT	-9.1	-105.0	-1.9	-9.5	0.9	-3.6	-3.2	249.0	108.0	11.9	-0.7
FI	0.6	13.1	-1.3	-22.9	9.1	-0.3	4.6	179.0	49.0	8.1	30.8
DK	5.0	24.5	-1.7	-16.9	4.7	-4.9	-2.2	238.0	47.0	7.0	4.7
SE	6.6	-8.3	3.9	-11.6	1.2	1.0	6.3	232.0	38.0	8.1	3.6
UK	-2.2	-17.3	-7.1	-24.2	8.1	-5.4	1.0	205.0	85.0	7.8	8.5

Source: Analysis of data from the ‘Alert Mechanism Report’, published in November 2012 by the European Commission. 2011 data.

TABLE IV.2: ITALY - SCOREBOARD INDICATORS FOR MACROECONOMIC IMBALANCES

	Current account balance	Net International Investment Position	Real Exchange Rate	% of World Export	Unit Labour Cost	House price index	Private credit flow	Private Debt	Public Debt	Unemployment Rate	Total Financial Sector Liabilities
2001	0.4	-5.8	-5.7	-18.5	4.8	5.4	8.4	87.0	108.0	10.0	-3.0
2002	-0.1	-12.4	-2.0	-14.2	7.0	6.5	6.4	90.0	105.0	9.2	3.9
2003	-0.3	-13.6	8.8	-13.4	10.7	7.4	7.0	93.0	104.0	8.6	11.6
2004	-0.5	-15.8	9.9	-7.4	9.8	7.1	8.3	98.0	103.0	8.3	7.2
2005	-0.7	-16.8	6.9	-5.2	8.7	5.2	9.4	104.0	106.0	8.1	12.1
2006	-0.9	-22.2	1.1	-12.5	6.5	3.2	10.9	110.0	106.0	7.5	10.5
2007	-1.2	-24.5	0.7	-9.3	6.1	2.6	13.1	118.0	103.0	6.9	0.5
2008	-1.9	-24.1	3.2	-16.3	8.3	-0.4	6.7	122.0	106.0	6.5	-2.7
2009	-2.0	-25.3	3.9	-17.9	10.5	-0.3	1.3	128.0	116.0	6.9	5.7
2010	-2.8	-24.0	-0.9	-19.2	8.1	-1.5	3.8	129.0	119.0	7.6	1.7
2011	-2.9	-20.6	-2.1	-18.4	4.4	-2.0	2.6	129.0	121.0	8.2	3.8
Threshold	+6 per cent; -4 per cent	-35 per cent	+/-5 per cent Euro Area; +/- 11 per cent non Euro Area	-6 per cent	+/-9 per cent Euro Area; +/-12 per cent non Euro Area	6 per cent	15 per cent	160 per cent	60 per cent	10 per cent	16.5 per cent

Source: Analysis of the European Commission for preparation of the ‘Scoreboard’ – 2000-2010; updating with the data of the ‘Alert Mechanism Report’, published in November 2012 by the European Commission.

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Macroeconomic scenario

The Italian economy’s current difficulty dates back to the second half of 2011 when the sovereign debt crisis started. Whereas the previous decline in GDP, culminating in 2010, was marked by a conspicuous decrease in exports, during 2012, the main recessionary impulse came from the negative repercussions of the financial crisis on the economy.

The opening of a very large spread between interest rates on Italian government securities and those on German securities and tensions on the European interbank market spilled over to private-sector financing. The adverse implications were both in terms of higher interest rates and in terms of a contraction in the total credit to the economy. The broad fiscal consolidation, which was necessary for stabilising market expectations and for complying with domestic and international commitments to bring forward the achievement of the structural budget balance to 2013, provided a negative impulse to the economy. Moreover, a drastic drop in consumer and business confidence also contributed to the unfavourable economic trend.

The outturn was a new, significant decrease in GDP generated by the contraction of all components of domestic demand. Given the still stagnant productivity, the gradual deceleration of the wage/salary growth failed to translate into improvement of price competitiveness. However, the trend of productivity is also to be interpreted in light of the greater staying power of the labour market vis-à-vis other European countries affected by recession. Indeed, during 2012, Italy witnessed a rebound in the labour participation rate, which contributed to significantly increasing the unemployment rate.

The negative cyclical phase put businesses in difficulty; as they witnessed their profit margins (mark-ups) decline, they also had to deal with an unfavourable situation in terms of the sources of financing. The situation for households also deteriorated, with disposable income contracting under the thrust of increased fiscal pressure and declines in employment.

The fiscal consolidation policies and the reforms implemented have led to overall structural improvement from the standpoint of the macroeconomic imbalances, even though the current unfavourable cyclical phase has made the results achieved less visible. In any event, several favourable signals can already be detected. On the competitiveness front, encouraging results have been reported with regard to: the trend of foreign trade, with marked improvement in the current account balance; the positive performance of exports; and virtual stabilisation of the quotas of Italian products in the international markets. The analyses effected show that these results are largely structural. Another very positive development is the pronounced drop in the BTP-Bund spread in comparison with the peaks posted during the most acute phases of the crisis. Such drop will contribute to the gradual waning of tensions on the credit market and, in general, on all of the financial indicators monitored at European level. A programme for the public administration’s payment of past debts will also contribute to encouraging a more rapid recovery of domestic demand, with the resulting significant injection of liquidity into private-sector businesses (for additional details, see Chapter V and the Stability Programme).

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IV.2	ANALYSIS OF MACROECONOMIC IMBALANCES AND PROSPECTS

The indicators at the basis of the macroeconomic supervision procedure will be examined below, with an analysis of both their fundamental and more recent trends. The approach adopted at European level makes a distinction within the scoreboard of the indicators that point to external imbalances and those linked to internal imbalances. In any event, the interpretation of the data does not end with a mechanical analysis of the indicators individually considered, but supplies a joint assessment of their trends, including in light of the analysis of other variables.

Current accounts, exports and the net foreign position

Starting in 2011, Italy witnessed gradual improvement in its current account which is by now balanced (-0.6 per cent of GDP in 2012), due to the return of a surplus in the balance of goods (+1.3 per cent of GDP in 2012) and general equilibrium in services. The sovereign debt crisis affected the capital income component leading to deterioration of net income flows – due mostly to higher spending for interest on the public debt. The account covering net unilateral transfers abroad has been in a deficit position for some time, due to international remittances and transfers to the EU institutions.

The foreign trade surplus was achieved even though Italy has a sizeable structural deficit in the energy sector (4.5 per cent of GDP in 2012). Instead, surpluses are normally reported for the consumer goods component and the investment goods component, the latter of which has shown relevant improvement in recent years. The foreign trade surplus is the result of a major contraction in imports and an increase in exports which, in nominal terms, have achieved values in excess of the levels prior to the economic-financial crisis of 2008-2009.

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The trend of exports is dictated by the pattern of global demand and by the capacity to compete on international markets. A summary measure of export performance is given by market share in the international trade. Italy’s share fell by 18.4 per cent over the 5-year period ending in 2011 (the 2012 data are not yet available). This is therefore a critical factor. Between 2000 and 2011, Italy’s share of total world trade descended from 3.8 per cent to 3.3 per cent1. After a recovery during the 2001-2004 period, the trend turned negative and remained that way until 2010. In any event, the most recent data suggest a pronounced deceleration of the speed of the decline in share, with the ratio basically stabilising as from 2011.

The analysis of international trade shows a loss of market share for the advanced economies when considered as a whole. In order to interpret the change in Italy’s share, the most significant comparison is that with the Euro Area; choosing this basis for comparison is based on the fact that the Euro Area is an area with a level of development that is comparable on average, within which the relative competitiveness is not influenced by exchange-rate fluctuations. In order to eliminate effects that could have influenced exports for a specific year, a three-year moving average was calculated.

At the start of the sample period (2000-2002), Italy’s market share of global trade stood at an average of 4.3 per cent, whereas at the end of sample period (2009-2011), such share had fallen to 3.4 per cent. Over the same period, the comparable market share of the Euro Area as a whole went from 31.5 per cent to 28.3 per cent. The change in Italy’s share shows a similar profile, even though it is worse in percentage terms when compared with the average of the Euro Area countries (Figure IV.3). Despite this, it is worth noting (Figure IV.4) that the figure which stands out the most is Germany’s, whose exports significantly influence the aggregate figure for the Euro Area. The performance of all other main European countries is not substantially different from Italy’s.

[1]

The data used in the analysis below were sourced from Comtrade, a United Nations statistical database. Italy’s market share is computed as the ratio between national exports and global exports, valued at current prices.

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FOCUS

Share of international trade by product category, end market and production specialisation

During the period considered (2000-2011), the negative trend in Italy’s share of international trade regarded all major export sectors2 as shown by the aggregate data by product. More specifically, the loss was particularly significant in textiles (from 7.3 per cent to 5.3 per cent), rubber and plastic (from 4.8 per cent in 2000 to 3.7 per cent in 2011) and the production of vehicles (from 3.8 per cent to 3.0 per cent). One possible explanation of the loss of share in such important sectors is related to a mix of export products similar to that for some emerging economies, as reported by recent studies3. The decade ending with 2010 saw the complete opening up of trade in numerous product categories. External competitive pressures have consequently increased with the less competitive Italian businesses being crowded out of the market. The data in relation to 2011 indicate that the decline in Italy’s share of world trade in key export sectors was essentially interrupted. More specifically, the figures show the staying power of electrical machinery (3.4 per cent from 3.2 per cent in 2010), the production of vehicles (3.1 per cent from 3.0 per cent in 2010), metal products (4.4 per cent from 4.3 per cent in 2010) and textiles (5.3 per cent from 5.2 per cent in 2010). The data on exports by sector in relation to 2012 indicate the strong performance of exports in the petrochemical industry, chemicals and pharmaceuticals, metal products and the food sector.

Another explanation for the decline in Italy’s market share lies in its specialisation in sectors marked by relatively unfavourable global demand dynamics. If the market shares of the global exports of products to total international trade are considered, it is possible to see during the period a significant increase in the share (in value terms) of the energy and non-energy commodities. With regard to the industrial transformation segment, the important increases in the chemical and metal products sectors were countered by sizeable drops in the market share held in textiles, vehicle production and electrical machinery.

The Balassa index4 was calculated at the start and end of the time period considered in order to supply a more technical indication about Italy’s productive specialisation. High comparative advantages are reported for leather goods, apparel, non-metallic mineral products, furnishings, textiles and metal products. During the period considered, the changes in specialisation model were relatively limited. Between 2002 and 2011, an increase in specialisation is noted for leather and metal products, while the Italian economy’s productive orientation in non-metal mineral products diminished.

The graph comparing sectors in Italy for which there is a greater productive specialisation and the sectors that have seen their weight increase or decrease in relation to international trade is not favourable to Italy. In any event, the contraction of market share for such sectors is rather limited, with the exception of textiles.

It is possible to do a more rigorous analysis by separately measuring the contribution of the productive specialisation and geographic specialisation in relation to the trend of Italian exports. The Shift and Share5 methodology allows for breaking down into four components the differential between the rate of growth of Italian exports and the rate of growth of global demand: initial productive specialisation, change in productive specialisation, initial geographic localisation, and change in geographic localisation.

[2]	Reference is made to the sectors that account for an average of 5 per cent or more of Italy’s total exports over the 2000-2011 period.
[3]	For additional details, see the following document: European Commission, EUROPEAN ECONOMY, Occasional Papers No. 107, July 2012, Macroeconomic imbalances – Italy.
[4]

The Balassa index of the country “i” in sector “j” measures the degree of specialisation in country “i” in the production of the “j-th” product and is defined as the ratio between country “i” share of exports in sector “j” and the similar share calculated at a global level. An index greater than 1 indicates specialisation, whereas an index below 1 indicates the absence of specialisation.

[5]	See European Commission (2012), Macroeconomic Imbalances – Italy, European Economy, Occasional Papers n. 107.

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The analysis shows that Italy’s productive specialisation did not play the most important role in the reduction of market share during the 2003-2011 period; even the initial positioning on the markets is not particularly significant. Instead, the effects due to the losses of quota on individual product categories and within end markets (considering Italy’s initial positioning) are quantitatively more important. The erosion of the shares reflects the issue of the partial displacement of Italian production by emerging economies.

During 2011, a change was seen in the productive and geographic orientation of Italian exports, and this made it possible to halt the negative trend of the market share. The improvement seems confirmed by the 2012 data, even though it is not yet possible to produce Shift and Share analysis for such year. The shift of Italian exports to areas with higher economic growth was, for example, intensified. The last figure shows the annual trend of exports to Italy’s main export markets.

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The position abroad

The current account balance, which has been negative without interruption since 2008, did not cause any substantial deterioration of the net foreign position.

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The net foreign position actually deteriorated by a lesser amount than the cumulative balance of the balance of payments, whose current account balance is the main component (the capital account items have only a minimal impact). The revaluation effects of the stock of foreign receivables and payables, which were unfavourable in the 2000-2006 period, turned to positive in recent years. This is particularly evident between 2010 and 2011. Other effects were exerted by a moderate depreciation of the euro – which would have led to a revaluation of the foreign securities held by Italians – and a relatively less favourable trend of Italian securities with respect to foreign securities. The revaluation effect was once again negative in 2012 because of the year-end rise in the market value of the public debt securities held by non-residents.

The value of the net foreign position at the end of 2012 was equivalent to -22.1 per cent of GDP. Such figure is not extremely critical, and is quite distant from the scoreboard threshold considered as an indicator of a country’s situation of fundamental imbalance (-35 per cent).

The current account deficit in relation to GDP significantly improved in 2012, amounting to 0.6 per cent versus the 3.1 per cent for 2011; such ratio is projected to be near breakeven in the next few years. Some estimates developed in conformity with the method adopted by the European Commission make it also possible to affirm that the adjustment occurring in 2012 has a predominantly structural, and thus permanent, nature (Figure IV.7). Finally, it is noted that the projected values for the current account balance are close to the level that stabilises the ratio between net foreign position and GDP, considering the expected future economic growth trend. In order to achieve this level, a very limited change in the real effective exchange rate would be needed6 (see Figure IV.8).

[6]

Figures IV.7 and IV.8 have been prepared by applying the European Commission’s methodology, with reference to be made to the contribution of M. Salto and A. Turrini, ‘Comparing alternative methodologies for real exchange rate assessment’, European Economy – Economic Papers 427, European Commission, 2010. Figure IV.8 shows the change required in the real effective exchange rate (REER) in order to close the gap between the value of the underlying current account (the current account net of the effects of the economic cycle and of the delay in the adjustment of trade volumes to changes in the REER) and a desired value, equal to that which stabilises the net position abroad. Figure IV.7 shows the underlying current account. The data used for the calculations were sourced from AMECO for the variables included in the definition of the current account, while the net position abroad is calculated using data from the Bank of Italy.

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In essence, the methodologies used, which consider both the current account balance and the current net foreign position, show that the status of the country’s foreign accounts is reassuring from the standpoint of sustainability.

FOCUS

Italy’s net foreign position: sustainability over the short term

There is another aspect to the analysis of foreign debt7 and this regards the capacity of the country to deal with situations, in the event of market tensions, when foreign creditors might not reinvest in debt coming due, or when, if reducing their portfolio of Italian securities, they would put Italian securities under pressure in the financial markets.

A first element to be considered in assessing the sustainability of Italy’s foreign debt can be taken from the analysis of the foreign debt mix by maturity of the financial instruments. From this standpoint, it is noted that a short maturity schedule for foreign debt exposes the country to significant refinancing commitments, thereby making the foreign debt less sustainable8. On this matter, there are no particular critical elements emerging for Italy. On the basis of the most recent foreign debt statistics published by the Bank of Italy, the percentage of short-term foreign debt (with maturity of less than one year) increased in 2011, and then stabilised at around 33 per cent starting from the second half of that year. As reported by the European Commission (see note 11), non-resident investors typically have a more pronounced reaction than domestic investors to the economic framework of the country where they invest. They also demand higher risk premiums and react more abruptly to changes in both the economic outlook and the legislative-institutional framework. From this perspective, the situation of the Italian public administration appears relatively favourable: the percentage of the debt of the public administration held by non-residents (with respect to the total debt) has fallen from a level of more than 45 per cent to a level close to 35 per cent as of the end of 2011. Another element of the evaluation can be taken from the analysis of the characteristics of the foreign debt holders. A recent IMF study9 considers the issue of the vulnerability of the world’s most industrialised countries to an unexpected flight of international investors, starting from the characteristics of the holders of the debt.

[7]

The data on the foreign debt represent, as an initial approximation, the non-equity liabilities of residents to the rest of the world, and they are published quarterly by the IMF and the Bank of Italy.

[8]	‘Some issues on external sustainability’, European Commission.
[9]	S. Arslanalp, T. Tsuda (2012), ‘Tracking Global Demand for Advanced Economy Sovereign Debt’, IMF Working Paper 12/284.

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With regard to Italy, the analysis shows that, despite a relatively high public debt, the rate of resilience of the base of investors at the end of 2011 was down to a level in line with the median calculated across 24 of the world’s most developed economies. In other words, the refinancing risk linked to possible shifts in investor preferences would be relatively limited, in line with that experienced in the rest of the world. Another element that prompts a positive evaluation of Italy’s position in terms of its vulnerability to changes in demand is the reduced percentage of Italian public debt within international investors’ portfolios, a percentage that is well below that for the portfolio calculated as a reference for the Euro Area.

The trend of the current accounts in relation to savings flows

The sustainability of the current account balance represents only a first level of analysis that does not consider the overall macroeconomic balances and the consumption and savings decisions of domestic economic agents. In national accounting terms, the flows of the current accounts, inasmuch as they are the sum of the trade balance, net capital income and income from employment, are equivalent to the mismatch between the gross national savings and gross investment. In essence, if the national savings are not sufficient to finance investment, the Italian economy will borrow abroad, giving rise to a current account deficit. National savings, just like the total of investments, can be broken down into different components of the institutional sectors: households, businesses and the public sector.

The current account deficit produced in recent years can be interpreted as a greater volume of investments with respect to savings produced by the economy, with the shortfall financed by foreign capital inflows (Figure IV.9). The imbalance of the current accounts is due to excessive absorption of domestic demand in relation to GDP (Absorption Approach). From this perspective, the trend of consumption also becomes important, in addition to the trend of investments.

Current account deficits stemming from high levels of investment (or of consumption) are not necessarily to be considered as symptoms of macroeconomic imbalances. Indeed, the pattern of domestic demand is for the most part (with the exception of the public component) the by-product of the decisions of private economic agents who, for different reasons, may consider it efficient and rational to take on debt. However, one generally agreed conclusion is that the decisions of the private sector can be distorted by capital

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movements of a speculative nature that lead to excessively low levels of interest rates and/or to speculative bubbles in the financial and property markets. In such cases, the domestic demand of the countries affected will grow at excessively slow rates, distant from economic fundamentals, thus leading to unwarranted foreign deficits whose sustainability would be difficult. Imbalances in the current accounts may also be caused by excessive public finance deficits. In economic literature, the simultaneous presence of public deficit and current account deficit is identified by the term ‘twin deficits’.

During the years preceding the financial crisis, there were no speculative bubbles of significance in Italy’s property market or its credit/financial market; in addition, the public finance deficit was modest. In effect, consumption and private investment were sustained by favourable levels of interest rates, and domestic demand grew on average at a rate slightly above GDP. Still, it is possible to affirm that there were no significant imbalances. With the onset of the crisis, the current account deficit widened temporarily. The worsening of the budget deficit, linked to cyclical factors, entailed a reduction of public savings that, when using the interpretative methods proposed herein, was countered by an increase of the foreign deficit. The ongoing reduction in the current account deficit, in a mirror-like manner, is also linked to the drastic correction of the public accounts that took shape starting at the end of 2011. At present, the correction is mostly reflected in the compression of the private component of domestic demand, investments and private consumption, and partly in the increase of private savings. Over the medium term, there will be a rebalancing when, with the improvement of the cycle, public savings will increase to a greater extent than at present (thanks to higher tax revenues). This will allow for a recovery of private demand, while also preserving the renewed equilibrium of the current accounts.

Price competitiveness and the real effective exchange rate

The European Commission evaluates the price competitiveness of the EU countries on the basis of the real effective exchange rate based on the harmonised index of consumer prices (HICP). Such indicator, in addition to not signalling any critical elements for Italy, has shown improvement in recent years. The real effective exchange rate can also be calculated on the basis of the unit labour cost, producer prices for manufactured goods, or the GDP deflator. Figure IV.10 shows the appreciation of the real exchange rate from 1996 onward. During the pre-crisis period, the real effective exchange rate calculated on the unit labour cost rose to a greater extent

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than that calculated on the GDP deflator or producer prices for manufactured goods. All of the indicators considered showed a protracted phase of improvement following the crisis. It is important to note that the growth rate of the GDP deflator is also influenced by changes in the mark-up which, starting in 2005, shows a downward trend at an aggregate level. This trend is verified regardless of cyclical factors, and represents an indication of greater competition within the domestic market.

Productivity, wage growth, unemployment and labour market

The unit labour cost is one of the scoreboard indicators taken into consideration for assessment of external imbalances because it significantly affects price competitiveness. Considering the threshold value identified by the Commission, Italy’s unit labour cost is not currently a critical factor. In any event, Italy’s loss of competitiveness, which affects market share, is strictly dependent on the unit labour cost. Indeed, since the year of 2000, Italy’s unit labour cost has been on an upward trend, with the differential with respect to Italy’s main trade partners thus widening (Figure IV.11). The increase in the unit labour cost is mainly linked to the stagnating productivity. The almost nil growth of the productivity of labour in Italy began in the nineties, and has affected all sectors of the economy. During the period following the crisis, the unit labour cost for the entire economy continued to rise, also in real terms. Indeed, the trend of per capita income, though decelerating in the most recent quarters, was greater than the trend of productivity. One cause of the still unsatisfactory trend of the indicator is attributable to cyclical factors, and to different behaviour of the labour market vis-à-vis the market for goods. The employment contraction has been much less pronounced than the decrease in GDP.

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Looking ahead, a rebalancing of these two components is expected; with the recovery of the economy, the increases in employment will probably be less than proportional with respect to the changes in GDP. Looking forward, achieving greater increases in productivity that are not to the detriment of employment increases remains crucial. Last year’s National Reform Programme pointed out the main causes of the reduction of Italy’s productivity, including lesser skilled human capital and a growth model based on small- and medium-sized firms that are less capable of absorbing new technologies and penetrating international markets. The nominal wages growth, the other component that determines unit labour cost, has been substantially in line with the European average. In terms of the overall picture, one can easily argue that the nominal wage variable did not (unlike low productivity) play a significant role in the loss of competitiveness. In view of the need to pursue greater alignment between the trend of salaries and changes in productivity, second-level wage bargaining has been reinforced through the recent accord on productivity.

Public sector nominal wages have been frozen and will remain unchanged until 2015. Significant wage moderation has also been seen in the private sector, excluding some factors that have slowed the decelerating wage trend. At the same time, it is important to consider that Italy’s need to regain price competitiveness is countered by the need not to depress domestic demand any further, a particularly important issue during a very delicate economic cycle such as that at present.

It is important also to note that the wage development represents a link between the country’s external and internal balances. It is no coincidence that the change in wages is also examined in relation to the trend of the unemployment rate, one of the indicators used for evaluating internal imbalances.

FOCUS

Trend of wages in relation to internal balance

Wage growth can contribute to either the correction or amplification of a country’s macroeconomic imbalances. For the purpose of evaluating the macroeconomic imbalances of the individual countries, the European Commission recently conducted a study10 in which it compares the ‘actual’ growth of wages in European countries with a benchmark wage estimated through macroeconomic fundamentals (labour productivity, unemployment and inflation), which represents the internal balance of the labour market.

The results of this study show that the ‘actual’ wage growth in Italy was below the benchmark considered until 2008. Instead, after 2008, the growth was above that for the benchmark. Indeed, following the crisis, the growth of the benchmark wage decreased for the effect of the decrease in productivity and the increase in the unemployment rate.

[10]	A. Turrini, ‘Wage benchmarks’ (Note for the EPC LIME working group, Brussels/2012).

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Since the start of the crisis, Italy’s unemployment rate has gradually increased, although without ever reaching the average levels within the Euro Area. The conspicuous increase starting at the end of 2011 is mainly attributable to an increase in the labour force. Unlike what occurred during the crisis of 2008-2009, job searching intensified in 2012. The deferral of retirement of a significant number of workers (as a result of recent reforms) was also a factor contributing to the increase in the rate of participation in the labour market (thus also aiding potential growth over the medium/long term). Based on ISTAT’s data from the labour force survey, the rate of participation (15-64 age bracket) rose by approximately 1.5 percentage points in 2012, reaching 63.7 per cent.

The unemployment rate indicator does not currently constitute a source of concern for internal imbalances. In any event, the labour market, not only in Italy, is particularly fragile due to the weakness of business activity. Indeed, from an historical perspective, the rate of unemployment has risen to high levels. The labour market indicators point to highly vulnerable conditions for the 15-24 age bracket.

Financial variables and the credit market

As part of the analysis of internal imbalances, the scoreboard is based on four financial indicators: the change in liabilities in the financial sector (year-on-year growth rates), the flow of credit to the private sector, private sector debt, and public debt (all of which are measured as a percentage of GDP).

Excessive levels of private sector indebtedness (households and non-financial businesses) could give rise to macroeconomic instability if the private sector were to be forced to reduce its debt rapidly. Italy does not have any critical values in this regard; the credit flows are fully within the norm, and the level of private sector indebtedness is very limited in size when compared with the European average. Finally, no excessive changes in the liabilities in the financial sector were detected.

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The financial solidity of Italy’s private sector is also confirmed by considering variables that are not part of the scoreboard.

The portfolio of Italian households has a balanced structure which is marked by a high level of assets (compared with disposable income), with high-risk assets representing only a limited portion thereof11. On the liabilities side, the financial deregulation processes starting in the nineties, and the low level of bank lending rates offered to customers through 2008, are factors that led to a gradual reduction in the savings rate and to an increase in exposure toward the credit sector. As in other European countries, the financing has basically consisted of mortgages for the purpose of financing home purchases. In any event, in Italy’s case, the additional loans did

[11]

The financial assets of the households include deposits, insurance and retirement reserves (50 per cent) and bonds, mostly public and bank bonds (20 per cent). The remaining percentage consists almost entirely of amounts invested in equities, shareholdings and mutual funds. In addition, the financial debt of households in relation to disposable income remained stable at 65 per cent in the third quarter of 2012 (against a Euro Area average of near 100 per cent). Source: Report on Financial Stability, November 2012, Bank of Italy.

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not result in a real estate bubble; during the financial crisis, the reduction of housing prices and the consequent losses of principal have been limited. The overall situation of the real and financial wealth of households is to be considered among the most solid in Europe.

As in all highly industrialised economies, the sector of non-financial businesses is structurally in a borrowing position. The level of indebtedness is substantially in line with the European average, although bank loans represent a percentage higher than the European benchmark. This fact is partly the result of the sizeable presence of small- and medium-sized firms in Italy which find it difficult to access the capital market directly. The pronounced exposure to banks creates earnings problems in some cases, and during the current cyclical phase, it has made the firms more vulnerable to credit restrictions. Notwithstanding this, the changes in indebtedness in recent years have been limited, and during 2012, against a negative economic trend, the firms reported positive savings.

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As a response to the crisis, and also following the recommendations of regulatory authorities, financial firms went through a process of requalifying their balance-sheet assets in favour of less risky credits. At the same time, the main banks recapitalised, following up on the December 2011 recommendation of the European Banking Authority. Altogether, in line with the traditional prudent orientation of the national banking system, certain significant deleveraging transactions were also effected. Based on the financial leverage figures resulting from the most recent data comparing Europe’s main banking systems, Italy’s position is much more reassuring than that of the other countries. This is the case both when examining the figures for Italy’s leading banks individually, and for the data at an aggregate level.

In effect, the Italian banking system has been more resilient during the crisis than the banking systems in other highly industrialised countries. The public aid to banks in Italy has been of a smaller magnitude than that in other countries (0.3 per cent of GDP). Based on the European Commission’s latest survey, as of June 2012, the comparable figures for other EU countries were 1.8 per cent for Germany, 2.0 per cent for Spain, 4.3 per cent for Belgium, 5.2 per cent for the Netherlands and more than 40 per cent in Ireland. In July 2012, a recapitalisation of Spanish banks with European funds was authorised for up to €100 billion, with €41 billion (3.9 per cent of GDP) already disbursed.12

FOCUS

The case of Monte dei Paschi di Siena

The case of Monte dei Paschi di Siena (MPS) does not change the assessment about the condition of the Italian banking system. Investigations are currently in process about the means through which the senior management of Banca MPS managed various financial transactions. The difficulties of the MPS Group originated from ambitious acquisitions right before the crisis struck, as well as from very poor management of financial risks, the repercussions of which were exacerbated by the sovereign debt crisis. The Bank of Italy’s audits in these past few years have been regular, with increasing intensity, and have focused on key operational issues: capital adequacy; prudent management of the liquidity, financial risks and, in particular, interest-rate risk; credit quality; verification of the internal models for measurement of credit and operational risk; and adequacy of the management and the system of internal controls. The support supplied to MPS does not figure as a bailout of a bank in difficulty, but rather as a loan, admissible according to banking regulations, granted by the government at an interest rate that is particularly high and increasing over time. The intervention was decided last summer so as to allow MPS to comply with the recommendations of the European Banking Authority and to constitute an exceptional, temporary capital buffer that is well above the minimum capital requirement.

It is furthermore opportune to note that the total public support to Italian banks is very limited in an international comparison, even when incorporating the funding already decided for MPS13.

[12]	Source: Bank of Italy, ASSIOM Forex, Presentation of the Governor of the Bank of Italy Ignazio Visco, 9 February 2013.
[13]

The government intervention in favour of MPS was authorised in July 2012 (Decree-Law no. 95/2012) in order to allow MPS to reach the minimum level of capital set by the European Banking Authority (EBA). The maximum net outlay permitted, consistent with that provided in the declaration of the heads of state of the European Union on 26 October 2011, is equal to €2 billion (approximately 0.1 per cent of GDP). In December 2012, the European Commission authorised the aid measures. The Bank of Italy’s legal opinion supplied to the Ministry of the Economy and Finance in relation to MPS’ current and expected capitalisation is positive.

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During 2012, the banks also managed (partly due to an increase in domestic deposits) to reduce the funding gap14, which had reached a high of approximately 20 per cent of loans in the third quarter of 2011. The decrease to 16 per cent in the third quarter of 2012, albeit in a market where lending was weak, signals an improvement in the operating conditions of the banking sector.

The new Basel III directives will go into effect on 1 January 2015, but with coverage of 60 per cent that will gradually rise to 100 per cent in 2019. In addition, some initially stringent criteria are to be relaxed. Banks will be given the possibility of tapping a stock of liquid assets at times of greater market tensions, including, at pre-set conditions, equity securities and mortgage-backed securities in the additional liquidity cushion. This approach tends to assure that the liquid coverage ratio (LCR) will be gradually introduced without the banks having to limit their capacity of financing to the economy.

In essence, the Italian banking sector is solid because it presents limited exposure to risky assets and reduced financial leverage vis-à-vis the European average. Confusing a cyclical problem (that was grafted on a crisis situation) with a system problem is not necessary. The structural solidity of the financial system, as proven by the analyses done by regulators and confirmed by the IMF at the end of the mission carried out in March 201315, implies that the banking sector could once again starting expanding credit to the economy just as soon as the conditions warrant.

This does not mean that there are no structural problems linked, for example, to cost excesses that limit bank profitability or to loans that do not meet their optimal profit potential, the latter of which could suggest the need for improving the decision mechanisms at the basis of the credit allocation process. Italian legislation provides a series of recommendations so as to facilitate efficient credit allocation; these indications are contained in the articles of the Civil Code, the Consolidated Banking Act, the Consolidated Financial Act, and finally, the directives of the bank regulatory authorities. Evaluating the efficiency of credit allocation and possible distortions due to discretionary concessions is an arduous undertaking, although several recent studies show that the probability of a firm obtaining credit during the crisis was essentially linked to the fundamentals of the firm’s financial statements16.

Italy’s public debt is the only variable that is above the threshold values used for pointing out critical situations. The MIP takes into account the debt-to-GDP ratio, also contemplated within other supervision processes, because high ratio values can become a factor of instability at a macroeconomic level. In actual fact, the sovereign debt crisis that afflicted the highly indebted Euro Area countries forced such countries, including Italy, to accelerate deficit reduction, putting the debt-to-GDP ratio on a more steeply declining trajectory. The consequences in the near term have been pressure on the credit sector for deleveraging, an accentuation of the unfavourable cyclical phase and indirectly, through a decline in GDP and tax revenues, a temporary worsening in the public finance nominal balances.

[14]	The funding gap is defined as the difference between bank loans and retail funding, generally expressed as a percentage of total loans.
[15]	IMF, ‘Statement at the End of the IMF Financial Sector Assessment Program (FSAP) Mission to Italy’, Press Release No. 13/94, 26 March 2013 (http://www.imf.org/external/np/sec/pr/2013/pr1394.htm).
[16]	See, for example, Albareto G. and P. Finaldi Russo (2012), ‘Financial Fragility and growth prospects; credit rationing during the crisis’ (in Italian), Bank of Italy, Occasional Papers, n. 127.

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FOCUS

The financial crisis

As widely known, the crisis started in the second half of 2011, taking the form of a rapid run-up in the spread between the yields on Italy’s government securities (as well as those of the other ‘peripheral’ countries) and the yields on German government securities. The first level of transmission of the crisis involved the financial channels, as seen from the data related to the financial account of the balance of payments. The positive aggregate balance (occurring as from 2006), and equal to 4.6 per cent of GDP in 2011 and 0.9 per cent of GDP in 2012, is interpreted as foreign financing of the current account deficit. In any event, a better understanding of what happened can only be obtained by an analysis of the individual sub-accounts of the financial account. The confidence crisis had as its consequence an outflow of foreign capital from Italy because international investors reduced their exposure to Italy’s public debt securities and the deposits placed with Italian banks, while also further cutting the flow of direct investments. With reference to portfolio investments, foreign investors withdrew some €24.8 billion from Italy in 2012 (compared with €70 billion in 2011). Between mid-2011 and mid-2012, the net divestitures of Italian government securities by non-residents and the contraction of foreign funding placed on deposit with Italian banks were reflected in the Bank of Italy’s net position in TARGET2 17. At the same time, in an effort to revise portfolio structure but also to meet liquidity needs, Italian investors also sold off investments.

[17]	Source: Bank of Italy, ‘Report on Financial Stability’, no. 4, November 2012.

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After becoming negative in 2011, net portfolio investments were once again positive in 2012. The balance of the ‘ other investments’ variable remained positive until 2011, and was slightly negative in 2012, though a radical change occurred in its internal mix. Indeed, this residual account includes financing received by Italian banks both through flows of capital received on the euro market from private-sector parties abroad (other banks) and funds received from the euro system.

Starting from the crisis of 2011 and until mid-2012, Italian banks could not manage to finance themselves on the European market, and a significant spread developed between funding rates and lending rates. The decision of the European Central Bank’s Governing Council to implement an exceptional government securities purchase programme (OMT) with the objective of reinstating the proper functioning of monetary-policy transmission contributed to placating the tensions in the financial markets and made it possible for the Italian banks to close the funding gap.

Although a part of the funds obtained from the open market transactions was used for acquiring government securities, because they were deemed to be a more secure investment during the unfavourable cyclical phase, a massive credit crunch was avoided. The outflow of capital from Italy was concentrated in the first four months of 2012; starting in the second half of the year, it was possible to witness a stabilisation in terms of outflows, and thereafter, a gradual reversal of the phenomenon. The difficulties in tapping funds initially and the bank recapitalisations led to tightening of the conditions for lending to customers. In essence, the perception of increased risk on Italy’s public debt was transmitted to the banking sector, increasing the cost of bank funding. Loans to the private sector, which slightly grew in the first half of 2011, started to contract year on year, and were still contracting in the final half of 2012.

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The difficult situation for lending created an unfavourable interaction with the cyclical trend of the economy. The credit constraints on the supply side coming from the need to recapitalise affected the spending decisions of households and firms, thereby compressing domestic demand. The difficulties faced by some firms were transferred to their suppliers, thus creating liquidity problems, and in the some cases of non-performing bank loans, with a negative chain effect. The quality of bank assets worsened, causing, in turn, more selectivity in lending. The Bank of Italy’s survey on bank credit has summarised this phenomenon, showing that the criteria for bank lending to businesses became more rigid after the summer months18.

In 2012, the Bank of Italy inaugurated a broad programme for the audit of medium- and large-sized banking groups. The programme is aimed at evaluating: i) how the banks have reacted to the increase in non-performing loans, ii) how banks have applied provisioning and review policies, and iii) the adequacy of reserves for loan losses. The results of the audits, which are expected in the second quarter of 2013, will indicate any corrective actions needed, that might include, amongst other things, an increase in the reserves through bank income statements, the request for specific operational and/or organisational measures, and the capital injections.

In any case, by the end of 2012, the market saw signs of a turnaround, favoured by the gradual revival of confidence in the financial markets, and in particular, greater credit demand from businesses.

[18]

In addition, the Italian Banking Association’s forecast report (2012-2014 Forecast Report, December 2012) underscores how the capital reinforcement requested by EBA in December 2011 of the banks (which recapitalised due to excessive exposure to public debt securities) had a negative impact on credit availability to the economy, so much so that the banks involved, as identified by the study as those with capital deficits, had loan growth in the six months thereafter that was some 4-5 percentage points below the growth of the other banks.

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The building sector

In Europe, low interest rates have for years favoured the building sectors, particularly in some ‘peripheral’ countries; the financial crisis later led to a significant contraction of activity in this sector.

Italy has seen a similar development, but the fluctuations have been much less pronounced than in other countries. The ratio of housing investments to GDP went from 5.0 per cent in 2000 to 5.6 per cent in 2007 (compared with 6.6 per cent for the Euro Area, 6.3 per cent for France, 11.7 per cent for Ireland and 12.0 per cent for Spain) before declining to 5.1 per cent in 2011 (compared with 5.4 per cent for the Euro Area, 5.7 per cent for France, 3.9 per cent for Ireland, and 7.2 per cent for Spain). Developments similar to the changes in investments can be seen in the indicators related to building permits.

Even the evolution of housing prices in Italy has been absent of any significant imbalances in the past 10 years. Until 2007, housing price appreciation in nominal and real terms was by far more modest in Italy than in the main European economies which experienced a strong expansion in building (France, Spain, UK and Ireland), where bubbles burst and led to a marked decrease in prices. In Italy, the adjustment occurred more gradually and was less pronounced (Figure IV.20).

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FIGURE IV.19: RATIO BETWEEN NOMINAL PRICES AND NOMINAL DISPOSABLE INCOME PER CAPITA (index 2000=100)

190
170
150
130
110
90
70
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Germany
France
Italy
UK
Spain
Ireland
Euro Area

Note: The data for 2012 refer to the average for the most recent three quarters.
Source: OECD.

FIGURE IV.20: REAL HOUSING PRICES IN LEADING EUROPEAN COUNTRIES (index 2000=100).

210
190
170
150
130
110
90
70
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Germany
France
Italy
UK
Spain
Ireland
Euro Area

Note: The data for 2012 refer to the average for the most recent three quarters
Source: OECD.

FIGURE IV.21: NON-PERFORMING RETAIL LOANS (% of loans to households, % changes)

9.0
8.0
7.0
6.0
5.0
4.0
3.0
2.0
Nov-99
Nov-00
Nov-01
Nov-02
Nov-03
Nov-04
Nov-05
Nov-06
Nov-07
Nov-08
Nov-09
Nov-10
Nov-11
Nov-12

Source: Bank of Italy.

FIGURE IV.22: RATIO BETWEEN NOMINAL PRICES AND RENTALS (index 2000=100).

210
190
170
150
130
110
90
70
50
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
Germany
France
Italy
UK
Spain
Ireland
Euro Area

Note: The data for 2012 refer to the average for the most recent three quarters.
Source: OECD.

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In order to evaluate the evolution of the real estate sector, it is also possible to refer to affordability indicators that summarise the capacity of households to meet mortgage instalment payments. The ratio between nominal prices and nominal disposable income per capita can supply signs of over- and under-valuation, depending on whether or not there are rapid and continuing increases in such ratio or deviations from the average over the long term. In Italy, this ratio rose through 2009 by a more limited extent than the rises seen in Spain, Ireland, France and the UK, and then it gradually started to fall. Except for Germany, in 2011, the other countries show a value above the average of the past 10 years. This ratio should nonetheless be interpreted with caution, including in light of the weakness of domestic demand that contributed to reducing disposable income.

It is possible to consider another indicator that takes into account decisions alternative to the purchase of a home. In equilibrium, economic agents should be indifferent as to whether they purchase a home or rent one. The movements with respect to the ratio between nominal prices and rent can thus be interpreted as signs of downward or upward pressure. The increase observed in Italy is more modest than that in France, Spain and the UK.

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The

2013 ECONOMIC AND FINANCIAL DOCUMENT

is available on-line

at the internet address listed below:

www.mef.gov.it • www.dt.tesoro.it • www.rgs.it

ISSN: 2239-5539